Exhibit 10.1.2

CONFIDENTIAL TREATMENT — REDACTED COPY

** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST UNDER 17 C.F.R. SECTIONS 24b-2, 200.80(B)(4) AND 230.406

CUSIP #: 78469MAA9

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of February 20, 2015

among

SP PLUS CORPORATION,

as the Company,

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

BANK OF AMERICA, N.A.,

as Administrative Agent, an Issuing Lender and Swing Line Lender,

WELLS FARGO BANK, N.A.,

as an Issuing Lender and Syndication Agent

U.S. BANK NATIONAL ASSOCIATION

FIRST HAWAIIAN BANK

and

BMO HARRIS BANK N.A.,

as Co-Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Book Runners

8.2.	Basis for Determining Interest Rate Inadequate or Unfair	64
8.3.	Changes in Law Rendering LIBOR Loans Unlawful	65
8.4.	Funding Losses	65
8.5.	Right of Lenders to Fund through Other Offices	66
8.6.	Discretion of Lenders as to Manner of Funding	66
8.7.	Mitigation of Circumstances; Replacement of Lenders	66
8.8.	Conclusiveness of Statements; Survival of Provisions	67

SECTION 9. REPRESENTATIONS AND WARRANTIES		67

9.1.	Organization	67
9.2.	Authorization; No Conflict	67
9.3.	Validity and Binding Nature	68
9.4.	Financial Condition	68
9.5.	No Material Adverse Change	68
9.6.	Litigation and Contingent Liabilities	68
9.7.	Ownership of Properties; Liens	68
9.8.	Equity Ownership; Subsidiaries	69
9.9.	Pension Plans	69
9.10.	Investment Company Act	70
9.11.	Regulation U	70
9.12.	Taxes	70
9.13.	Solvency	70
9.14.	Environmental Matters	70
9.15.	Insurance	71
9.16.	Real Property	71
9.17.	Information	71
9.18.	Intellectual Property	71
9.19.	[Reserved]	71
9.20.	Labor Matters	71
9.21.	No Default	71
9.22.	Subordinated Debt	72
9.23.	Perfection of Security Interests	72
9.24.	Sanctions Concerns and Anti-Corruption Laws	72
9.25.	Compliance with Laws	72

SECTION 10. AFFIRMATIVE COVENANTS		72

10.1.	Reports, Certificates and Other Information	73
10.2.	Books, Records and Inspections	76
10.3.	Maintenance of Property; Insurance	77
10.4.	Compliance with Laws; Anti-Corruption Laws; Payment of Taxes and Liabilities	78
10.5.	Maintenance of Existence, etc.	78
10.6.	Use of Proceeds	78
10.7.	Employee Benefit Plans	78
10.8.	Environmental Matters	79
10.9.	Pledged Assets; Further Assurances	79
10.10.	Post-Closing Obligations	80

SECTION 11. NEGATIVE COVENANTS		81

11.1.	Debt	81
11.2.	Liens	82

11.3.	Restricted Payments	84
11.4.	Mergers, Consolidations, Sales	84
11.5.	Modification of Organization Documents	87
11.6.	Transactions with Affiliates	87
11.7.	Use of Proceeds	88
11.8.	Inconsistent Agreements	88
11.9.	Business Activities; Issuance of Equity	88
11.10.	Investments, Loans and Advances	89
11.11.	Restriction of Amendments to Certain Documents	90
11.12.	Fiscal Year	90
11.13.	Financial Covenants	90
11.14.	Repayment or Redemption of Debt; Cancellation of Debt	90
11.15.	Affiliate Amounts	91
11.16.	Legal Name, State of Formation and Form of Entity	91
11.17.	Sanctions	91
11.18.	Anti-Corruption Laws	91

SECTION 12. EFFECTIVENESS; CONDITIONS OF LENDING, ETC.		91

12.1.	Conditions of Initial Credit Extension	92
12.2.	Conditions	95

SECTION 13. EVENTS OF DEFAULT AND THEIR EFFECT		95

13.1.	Events of Default	95
13.2.	Effect of Event of Default	98
13.3.	Application of Funds	98

SECTION 14. THE AGENT		100

14.1.	Appointment and Authorization	100
14.2.	Issuing Lenders	101
14.3.	Delegation of Duties	101
14.4.	Exculpation of Agents	101
14.5.	Reliance by Agents	102
14.6.	Notice of Default	102
14.7.	Credit Decision	103
14.8.	Indemnification	103
14.9.	Agent in Individual Capacity	104
14.10.	Successor Agent	104
14.11.	Collateral and Guaranty Matters	105
14.12.	Administrative Agent May File Proofs of Claim	106
14.13.	Other Agents; Arrangers and Managers	106
14.14.	Secured Bank Product Agreements and Secured Hedging Agreements	107

SECTION 15. GENERAL		107

15.1.	Waiver; Amendments	107
15.2.	Confirmations	109
15.3.	Notices	109
15.4.	Computations	110
15.5.	Costs and Expenses	110
15.6.	Assignments; Participations	111
15.7.	[Reserved]	116
15.8.	GOVERNING LAW	116

15.9.	Confidentiality	116
15.10.	Severability	117
15.11.	Nature of Remedies	117
15.12.	Entire Agreement	118
15.13.	Counterparts	118
15.14.	Successors and Assigns	118
15.15.	Captions	118
15.16.	Indemnification	119
15.17.	Nonliability of Lenders	120
15.18.	Forum Selection and Consent to Jurisdiction	120
15.19.	Waiver of Jury Trial	121
15.20.	No Advisory or Fiduciary Responsibility	121
15.21.	USA PATRIOT Act Notice	122
15.22.	Interest Rate Limitation	122
15.23.	Survival of Representations and Warranties	122
15.24.	Payments Set Aside	122
15.25.	Amendment and Restatement	123
15.26.	New Lenders	123

ANNEXES

ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices

SCHEDULES

SCHEDULE 1.1(a)	Competitors
SCHEDULE 1.1(b)	Existing Letters of Credit
SCHEDULE 9.8	Equity Ownership; Subsidiaries
SCHEDULE 9.20	Labor Matters
SCHEDULE 11.1	Debt Existing on the Restatement Date
SCHEDULE 11.2	Liens Existing on the Restatement Date
SCHEDULE 11.10	Investments Existing on the Restatement Date
SCHEDULE 11.15	Management Fees

EXHIBITS

EXHIBIT A-1	Form of Amended and Restated Revolving Note
EXHIBIT A-2	Form of Amended and Restated Swing Line Note
EXHIBIT A-3	Form of Amended and Restated Term Note
EXHIBIT B	Form of Compliance Certificate
EXHIBIT C	Form of Assignment and Assumption
EXHIBIT D	Form of Loan Notice
EXHIBIT E	Form of Administrative Questionnaire
EXHIBIT F	Form of Notice of Loan Prepayment
EXHIBIT G	Form of Secured Party Designation Notice
EXHIBIT H	Form of Letter of Credit Report

v

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of February 20, 2015 (this “Agreement”) is entered into among SP PLUS CORPORATION (the “Company”), the Lenders (as defined herein), which, unless the context indicates otherwise, shall include BANK OF AMERICA, N.A. (in its individual capacity, together with its successors, “Bank of America”), as a Lender, as Swing Line Lender, as an Issuing Lender and as Administrative Agent, and WELLS FARGO BANK, N.A. (in its individual capacity, together with its successors, “Wells”), as a Lender, as an Issuing Lender and Syndication Agent for the Lenders.

WHEREAS, a credit facility has been established in favor of the Company pursuant to the terms of that certain Credit Agreement dated as of October 2, 2012 among the Company, each lender from time to time party thereto, and Bank of America as an issuing lender, as a lender, as swing line lender and as administrative agent (as amended or otherwise modified, the “Existing Credit Agreement”);

WHEREAS, the Company has requested certain modifications to, and extensions of, the credit facilities provided pursuant to the Existing Credit Agreement, including a reduction in the term loan commitment from $250,000,000 to $200,000,000 and an extension of the maturity date;

WHEREAS, the Lenders have agreed to the requested modifications on the terms and conditions provided herein; and

WHEREAS, this Credit Agreement is given in amendment to, restatement of and substitution for the Existing Credit Agreement.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS

1.1.                            Definitions.

When used herein the following terms shall have the following meanings:

“Account Debtor” is defined in the UCC.

“Account or Accounts” is defined in the UCC.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or (c) the acquisition of another Person pursuant to a merger or consolidation or any other combination with such Person (other than a Person that is already a Subsidiary).

SP PLUS CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders hereunder and any successors thereto in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Annex B or such other address or account as the Administrative Agent may from time to time notify the Company and the Lenders in writing.

“Administrative Questionnaire” means an administrative questionnaire substantially in the form of Exhibit E (or such other form as may from time to time be supplied by the Administrative Agent).

“Affected Loan” - see Section 8.3.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and/or (b) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans.  A Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Unless expressly stated otherwise herein, neither the Administrative Agent nor any Lender shall be deemed an Affiliate of any Loan Party.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.  The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Restatement Date is TWO HUNDRED MILLION DOLLARS ($200,000,000).

“Agreement” - see the Preamble.

“Applicable Margin” means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin”, (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (iii) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate” and (iv) the L/C Fee shall be the percentage set forth under the column “L/C Fee Rate”:

Level	Total Debt to EBITDA Ratio	LIBOR Margin	Base Rate Margin	Non-Use Fee Rate	L/C Fee Rate
I	Greater than or equal to 3.50 to 1.0	2.75%	1.75%	0.35%	2.75%
II	Greater than or equal to 3.00 to 1.0 but less than 3.50 to 1.0	2.50%	1.50%	0.35%	2.50%
III	Greater than or equal to 2.50 to 1.0 but less than 3.00 to 1.0	2.25%	1.25%	0.30%	2.25%
IV	Less than 2.50 to 1.0	1.75%	0.75%	0.25%	1.75%

The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be adjusted, to the extent applicable, on the first Business Day immediately following the date that the Company is required to deliver the annual and quarterly financial statements and other information pursuant to Section

10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.3.  Notwithstanding anything contained in this paragraph to the contrary, (a) during the period from the Restatement Date through the first Business Day immediately following the date that the Company is required to deliver quarterly financial statements and other information pursuant to Section 10.1.2 and the related Compliance Certificate pursuant to Section 10.1.3 for the Computation Period ending March 31, 2015, the LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be based upon Level II, (b) if the Company fails to deliver such financial statements and Compliance Certificate in accordance with the provisions of Section 10.1.1, 10.1.2 and 10.1.3, the LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be based upon Level I above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the first Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level, and (c) no reduction to any Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 4.4.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” - see Section 11.4(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 15.6.2), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent and, provided, that, the Company’s consent is required by Section 15.6.2 for the underlying assignment to be affected, the Company.

“Attorney Costs” means, with respect to any Person, all reasonable and documented fees and out of pocket charges of any external counsel to such Person, all reasonable and documented disbursements of such counsel and all court costs and similar legal expenses.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the Fiscal Year ended December 31, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Company and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Restatement Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 6.1.2, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the Issuing Lenders to make L/C Credit Extensions pursuant to Section 13.2.

“Bank of America” - see the Preamble.

“Bank Product Agreements” means those certain cash management service agreements entered into from time to time between the Company or any Guarantor and a Bank Product Provider in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Company or any Guarantor to any Bank Product Provider pursuant to or evidenced by the Secured Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that the Company or any Guarantor is obligated to reimburse to the Administrative Agent or any Lender as a result of the Administrative Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Company or any Guarantor pursuant to the Secured Bank Product Agreements.

“Bank Product Provider” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Bank Product Agreement with the Company or any Guarantor and (b) any Lender on the Restatement Date or Affiliate of such Lender that is a party to a Bank Product Agreement with the Company or any Guarantor in existence on the Restatement Date.

“Bank Products” means any service or facility extended to the Company or any Guarantor by any Bank Product Provider including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the LIBOR Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan which bears interest at or by reference to the Base Rate.

“Base Rate Margin” - see the definition of Applicable Margin.

“Borrowing” means each of the following: (a) a borrowing of Swing Line Loans pursuant to Section 2.4 and (b) a borrowing consisting of simultaneous Loans of the same Type and, in the case of LIBOR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.1.

“BSA” - see Section 10.4.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, including expenditures in respect of Capital Leases, but excluding (a) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) Permitted Acquisitions, (c) any such expenditure funded with the cash proceeds of issuances after the Restatement Date of Capital Securities of the Company that are not Disqualified Stock, only to the extent not required to be made as a prepayment pursuant to Section 6.2.2, which proceeds are not used for any other purposes permitted hereunder, so long as (i) such expenditure is made within thirty (30) days of such issuance and (ii) the Company shall have delivered to the Administrative Agent a certificate of a Senior Officer of the Company setting forth in reasonable detail the amount of cash proceeds so received and such related expenditure no later than five (5) Business Days prior to the date such expenditure is made and (d) any such expenditure to the extent reimbursed in cash during the applicable period of measurement by any Person that is not a Loan Party or a Subsidiary and for which no Loan Party nor any Subsidiary has any obligation or liability to such Person with respect to such expenditure.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in accordance with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Restatement Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lenders shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lenders.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l (or the equivalent thereof) by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. or P-l (or the equivalent thereof) by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, (f) securities issued or directly and fully guaranteed or insured by any state, commonwealth or territory of the United States (provided that the full faith and credit of such state, commonwealth or territory is pledged in support thereof) or by any political subdivision or taxing authority of any such state, commonwealth or territory (provided that the full faith and credit of such political subdivision or territory is pledged in support thereof) and, in each case, having maturities of not more than one year from the date of issue and rated at least A-l (or the equivalent thereof) by Standard &

Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. or P-l (or the equivalent thereof) by Moody’s Investors Service, Inc. and (g) other short term liquid investments approved in writing by the Administrative Agent.

“Central Parking Acquisition” means the acquisition of the Target Companies (as defined in the Central Parking Acquisition Agreement) by the Company pursuant to the Central Parking Acquisition Documents.

“Central Parking Acquisition Agreement” means that certain agreement and plan of merger dated as of February 28, 2012 by and among KCPC Holdings, Inc., the Company, Hermitage Merger Sub, Inc. and the “Stockholders’ Representative” (as defined therein) and including without limitation all schedules and exhibits thereto.

“Central Parking Acquisition Documents” means the Central Parking Acquisition Agreement and all other material agreements, instruments and documents executed and delivered in connection with the Central Parking Acquisition Agreement.

“Central Parking Finance Trust” means Central Parking Finance Trust, a Delaware trust.

“Certain Tennessee Subsidiaries” means, collectively, (a) Central Parking Purchasing, LLC, a Tennessee limited liability company, (b) Central Parking System Midwest, LLC, a Tennessee limited liability company, (c) Central Parking System of Missouri, LLC, a Tennessee limited liability company, (d) Central Parking System Realty of New York, Inc., a Tennessee corporation, (e) Kinney — 9th Street, LLC, a Tennessee limited liability company, (f) Kinney Parking System, LLC, a Tennessee limited liability company, (g) Parking System, LLC, a Tennessee limited liability company and (h) Stop-Park Garage, LLC, a Tennessee limited liability company.

“Change in Law” means the occurrence, after the Original Closing Date, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as such term is used in subsection 13(d)(3) of the Exchange Act), (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition; provided, however, that a bona fide pledgee shall not be deemed to be the beneficial owner of such pledged securities until the pledgee has taken all formal steps necessary which are required to declare a default and determines that the power to vote or to direct the vote or to dispose or to direct the disposition of such pledged securities will be exercised), directly or indirectly, of 50% or more of the Voting Stock of the Company (measured by voting power rather than number of shares), (iii) the occurrence of any change of control or similar provision in any Subordinated Debt Documents or (iv) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (a) who were members of that board or equivalent governing body on the first day of such period, (b) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (c) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (b) and clause (c), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in the Guaranty and Collateral Agreement.

“Collateral Documents” means, collectively, the Guaranty and Collateral Agreement, each Mortgage and any other agreement or instrument pursuant to which the Company, any Subsidiary or any other Person grants or purports to grant collateral to the Administrative Agent for the benefit of the holders of the Obligations or otherwise relates to such collateral.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender and/or the Term Loan Commitment of such Lender.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” - see the Preamble.

“Competitor” means each institution listed on Schedule 1.1(a) on the Restatement Date.

“Compliance Certificate” means a Compliance Certificate in substantially the form of Exhibit B.

“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

“Consolidated Net Income” means, with respect to the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication), (a) any extraordinary gains or losses (as determined in accordance with GAAP), (b) gains and losses attributable to discontinued operations (as determined in accordance with GAAP), and (c) the income of any Person (including without limitation any Subsidiary or Joint Venture, but excluding any Wholly-Owned Subsidiary) in which any Person other than the Company or any of its Subsidiaries has a joint interest or partnership interest or other ownership interest, to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary or Joint Venture is not at the time permitted by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or Joint Venture, except to the extent of the amount of dividends or other distributions that are actually paid in cash to the Company during such period.  For the avoidance of doubt, for so long as ParkMobile is not a Subsidiary, the gains and losses of ParkMobile shall be excluded from the determination of Consolidated Net Income.

“Contingent Liability” means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person:  (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise):  (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from another Person with the purpose or intent of assuring any owner of indebtedness or obligations of such other Person of the ability of such other Person to make payment of such indebtedness or obligations; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss; provided, however, for purposes of calculating compliance with Section 11.13, Contingent Liabilities shall exclude endorsements of instruments for deposit or collection in the ordinary course of business and all Off-Balance Sheet Liabilities of such Person, except for any liabilities of such Person under Facility Leases, Ordinary Course Equipment Leases and Facility Management Agreements.  The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the stated or determinable outstanding principal amount of the indebtedness, obligation or other liability guaranteed or supported thereby or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Controlled Group” means all members of a controlled group of corporations, all members of a group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person, for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding (i) trade accounts payable in the ordinary course of business and (ii) obligations to pay the Base Cash Amount (as defined in, and as determined in accordance with, the Central Parking Acquisition Agreement)), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided, that, if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances, surety bonds and similar obligations issued for the account of such Person (including the Letters of Credit), (f) all Hedging Obligations of such Person, (g) all Contingent Liabilities of such Person, (h) any liability of such Person for Earnouts (excluding any obligation of such Person for Earnouts until such time as such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (i) Off-Balance Sheet Liabilities of such Person, (j) all Debt of any partnership of which such Person is a general partner, (k) all Subordinated Debt of such Person and (i) all Disqualified Stock of such Person (provided, that, other Capital Securities that do not constitute Disqualified Stock shall not constitute Debt, regardless of any changes in GAAP).  Notwithstanding the foregoing, Debt shall not include advances to the Company from customers in connection with Facility Leases and Facility Management Agreements of the Company in the ordinary course of business.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a LIBOR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.8(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lenders, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Company, the Administrative Agent, the Issuing Lenders or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Securities in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.8(b)) upon the delivery by the Administrative Agent of a written notice of such determination to the Company, the Issuing Lenders, the Swing Line Lender and each other Lender.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disqualified Stock” means any class of Capital Security that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, or otherwise has any distributions or other payments which are mandatory or otherwise required at any time on or prior to the date that is one hundred and eighty-one (181) days after the Maturity Date or (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Security referred to in clause (i) above, in each case at any time prior to the date that is one hundred and eighty-one (181) days after the Maturity Date; provided, that, any payment or conversion that is required solely due to a customary change of control provision not more restrictive than the Change of Control default in this Agreement shall not cause such class of Capital Security to be deemed Disqualified Stock; provided, further, that, any Capital Security that is issued pursuant to a plan for the benefit of employees of the Company (or any direct or indirect parent thereof) or any other Loan Party or by any such plan to such employees, such Capital Security shall not constitute Disqualified Stock solely because it may be required to be repurchased by a Loan Party in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and the sign “$” mean lawful money of the United States of America.

“Domestic Subsidiary” means each present and future Subsidiary of the Company which is not a Foreign Subsidiary.

“Earnouts” means any payment which may be owing by any Person in connection with any Permitted Acquisition, which payment is contingent upon the earnings or other financial performance of the assets or stock being acquired pursuant to such Acquisition.

“EBITDA” means, for any Computation Period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such Computation Period plus:

(a)                                 the following (without duplication), in each case, to the extent, and only to the extent, deducted in calculating such Consolidated Net Income, all as determined in accordance with GAAP:

(i)                                     Interest Expense for such Computation Period;

(ii)                                  income tax expenses of the Company and its Subsidiaries for such Computation Period;

(iii)                               depreciation and amortization expense for such Computation Period;

(iv)                              any losses from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Company and its Subsidiaries during such Computation Period, and related tax effects in accordance with GAAP;

(v)                                 all non-cash expenses or charges reducing Consolidated Net Income for such Computation Period (excluding any such expenses or charges related to accounts receivable) which do not represent a cash item in such period or any future period;

(vi)                              non-recurring fees, costs, and expenses of the Company and its Subsidiaries incurred in connection with the Transactions (to the extent not capitalized) and integration costs and expenses directly related to the Central Parking Acquisition and incurred within twenty-four (24) months after the Original Closing Date in an aggregate amount not to exceed: (A) $1,013,000 for the Fiscal Quarter ended June 30, 2014, (B) $3,231,000 for the Fiscal Quarter ended September 30, 2014 and (C) $0 for any subsequent Fiscal Quarter;

(vii)                           integration costs and expenses directly related to any Permitted Acquisition or other Acquisition permitted hereunder and, in each case, incurred during such Computation Period and within twelve (12) months after the date of consummation of such Permitted Acquisition or other Acquisition permitted hereunder; provided, that, such costs and expenses are certified in a certificate of a Senior Officer of the Company delivered to the Administrative Agent and in form and substance satisfactory to the Administrative Agent;

(viii)                        any non-cash compensation expenses (including expenses related to the Company’s restricted stock grants under its long-term incentive plan) in an aggregate amount not to exceed $10,000,000 during any Computation Period;

(ix)                              to the extent actually reimbursed, expenses incurred during such Computation Period to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition;

(x)                                 fees, costs and expenses of the Company and its Subsidiaries during such Computation Period in each case in connection with Investments permitted under Section 11.10, Asset Dispositions permitted under Section 11.4, Permitted Acquisitions, issuances of Debt permitted under Section 11.1 or issuances of Capital Securities (in each case, whether or not consummated) in an aggregate amount not to exceed $10,000,000 during any Computation Period;

(xi)                              any non-cash losses under any Hedging Obligation during such Computation Period;

(xii)                           costs and expenses (to the extent not capitalized) of the Company and its Subsidiaries for structural repairs to parking facilities during the Fiscal Quarter ended December 31, 2014 and the Fiscal Year ending December 31, 2015; provided, that, the aggregate amount that may be added back pursuant to this clause (a)(xii) shall not exceed exceed $3,000,000 during the term of this Agreement;

(xiii)                        restructuring costs and expenses (including employee severance costs and termination benefits) of the Company and its Subsidiaries during (A) the Fiscal Quarter ended December 31, 2014, in an aggregate amount not to exceed $3,000,000 for such Fiscal Quarter, (B) the Fiscal Year ending December 31, 2015, in an aggregate amount not to exceed $3,000,000 for such Fiscal Year and (C) the Fiscal Year ending December 31, 2016, in an aggregate amount not to exceed $1,000,000 for such Fiscal Year;

(xiv)                       costs and expenses of the Company and its Subsidiaries (including, but not limited to, legal costs and settlement expenses and payments) during such Computation Period with respect to the Tucker Facility; provided, that, the aggregate amount that may be added back pursuant to this clause (a)(xiv) shall not exceed $3,000,000 during the term of this Agreement; and

(xv)                          non-recurring fees, costs and expenses of the Company and its Subsidiaries in connection with the negotiation, execution and delivery of this Agreement and the other Loan Documents (to the extent not capitalized) so long as such non-recurring fees, costs and expenses are incurred within ninety (90) days after the Restatement Date;

minus

(b)                                 the following (without duplication), in each case, to the extent, and only to the extent included in calculating such Consolidated Net Income, all as determined in accordance with GAAP:

(i)                                     any gains from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Company and its Subsidiaries during such Computation Period, and related tax effects in accordance with GAAP;

(ii)                                  the proceeds of any insurance policy received by the Company or any Subsidiary during such Computation Period;

(iii)                               interest income of the Company and its Subsidiaries for such Computation Period;

(iv)                              all non-cash items increasing Consolidated Net Income for such Computation Period;

(v)                                 any non-cash gains under any Hedging Obligation during such Computation Period;

plus

(c)                                  income for such Computation Period attributable to minority interests in an aggregate amount not to exceed $6,000,000 for any Computation Period, as determined in accordance with GAAP;

minus

(d)                                 any loss relating to Hedging Obligations that is realized in the current Computation Period and has been added back to Consolidated Net Income for the same or any prior Computation Period pursuant to the preceding subclause (a)(xi); provided, that, such loss shall be treated as realized when the cash impact resulting therefrom has been realized, in the amount of such impact;

plus

(e)                                  any gain relating to Hedging Obligations that is realized in the current Computation Period and has been deducted from Consolidated Net Income for the same or any prior Computation

Period pursuant to the preceding subclause (b)(v); provided, that, such gain shall be treated as realized when the cash impact resulting therefrom has been realized, in the amount of such cash impact.

“Eligible Assets” means property that is used or useful in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the Restatement Date (or any reasonable extension or expansions thereof and any business reasonably related, complementary or ancillary thereto).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 15.6.2(C) and (E) (subject to such consents, if any, as may be required under Section 15.6.2(C)).

“Environmental Claims” means all claims asserted in writing by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release of a Hazardous Substance or injury to the environment.

“Environmental Laws” means all applicable federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, licenses, authorizations and permits of, and written agreements with, any governmental authority, in each case relating to any matter relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“Environmental Requirements” has the meaning set forth in Section 10.8.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” means any of the events described in Section 13.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Property” means, with respect to the Company or any Guarantor, including any Person that becomes a Guarantor after the Restatement Date as contemplated by Section 10.9, (a) any owned or leased real or personal property which is located outside of the United States, (b) any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) the Capital Securities of any Foreign Subsidiary of the Company or a Guarantor to the extent not required to be pledged to secure the Obligations pursuant to Section 10.9, (d) any property which, subject to the terms of Section 11.8, is subject to a Lien of the type described in Section 11.2(i) pursuant to documents which prohibit the Company or such Guarantor from granting any other Liens in such property, (e) any owned real property with a book value less than $20,000,000, (f) any leasehold interest of the Company or a Guarantor in real property and (g) (i) any property to the extent that the grant of a security interest in such property to the Administrative Agent, for the benefit of the holders of the Obligations, is prohibited by Law or requires a consent not obtained from any Governmental Authority pursuant to such Law and (ii) any rights under any lease, contract, license or other agreement or any General Intangible (as defined in the Guaranty and Collateral Agreement) or Intellectual Property (as defined in the Guaranty and Collateral Agreement), in each case, to the extent the grant of a security interest pursuant to the Collateral Documents: (x) would invalidate the underlying right of the Company or any Guarantor in such lease, contract, agreement, General Intangible or Intellectual Property, (y) is prohibited by such lease, contract, license, agreement, Intellectual Property or General Intangible without the consent of the parties thereto required to consent to such grant of a security interest or (z) would give any other party to such contract, license, agreement,

Intellectual Property or General Intangible the right to terminate its obligations thereunder, in each case, solely to the extent that any such restriction shall be enforceable under the UCC and other applicable Law, and unless and until all necessary consents to such grant of a security interest have been obtained from the other parties thereto.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 2.7 of the Guaranty and Collateral Agreement and any other “keepwell, support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by the Company and the other Guarantors) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one Hedging Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Hedging Agreements for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to, or required to be deducted or withheld from a payment to, a Lender or the Administrative Agent (or a branch of such Lender or the Administrative Agent): (A) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of such Person being organized under the laws of, or having its principal office or, in the case of any Lender, its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (B) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 8.7(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 7.6(b) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (C) Taxes attributable to such Person’s failure to comply with Section 7.6(d) and (D) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” — see Preamble.

“Existing Letter of Credit” means the letters of credit issued by any Issuing Lender prior to the Restatement Date which have not expired or been drawn in full and reimbursed as of the Restatement Date, described by date of issuance, Issuing Lender, letter of credit number, undrawn amount, name of beneficiary and date of expiry on Schedule 1.1(b).

“Facility Leases” means agreements for the lease by the Company or any of its Subsidiaries or Joint Ventures of real estate utilized as a vehicle parking facility and/or for ancillary parking and transportation services.

“Facility Management Agreement” means any agreement (other than the Facility Leases), for the provision by the Company or any of its Subsidiaries or Joint Ventures of services for the management or operation of a vehicle parking facility and/or ancillary parking and transportation services, including without limitation any such agreement designated as a management agreement, parking enforcement agreement, operating agreement or license agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable intergovernmental agreement with respect to the foregoing, and any applicable agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the fee letter dated as of January 21, 2015 between the Company, MLPFS and the Administrative Agent.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.  References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2015”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the total of (i) EBITDA for the Computation Period most recently ended minus (ii) income taxes paid in cash by the Company and its Subsidiaries during such Computation Period minus (iii) all Unfinanced Capital Expenditures for such Computation Period (excluding Unfinanced Capital Expenditures with respect to the Tucker Facility made during such Computation Period) minus (iv) cash Restricted Payments made in reliance upon clause (b)(i) of the definition of “Special Payment” during such Computation Period to (b) the sum of (i) cash Interest Expense net of any cash interest income, in each case, for such Computation Period plus (ii) regularly scheduled payments of principal of Debt (excluding the Revolving Loans) for such Computation Period, all as determined in accordance with GAAP.  With respect to the calculation of the Fixed Charge Coverage Ratio, it is understood and agreed that (A) required payments of principal of Debt for the Computation Period ending as of March 31, 2015 shall be based on required payments of principal of Debt for the one Fiscal Quarter period then ended multiplied by four (4), (B) required payments of principal of Debt for the Computation Period ending as of June 30, 2015 shall be based on required payments of principal of Debt for the two Fiscal Quarter period then ended multiplied by two (2) and (C) required payments of principal of Debt for the Computation Period ending as of September 30, 2015 shall be based on required payments of principal of Debt for the three Fiscal Quarter period then ended multiplied by four-thirds (4/3).

“Foreign Holdco” means any Subsidiary of the Company organized in the United States substantially all the assets of which are Capital Securities of Foreign Subsidiaries.

“Foreign Subsidiary” means any present or future Subsidiary of the Company incorporated or formed in any jurisdiction (including Puerto Rico) other than any State or other political subdivision of the United States of America.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lenders, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means (a) each present and future Wholly-Owned Domestic Subsidiary (other than (i) any Foreign Holdco and (ii) Central Parking Finance Trust) of the Company, (b) any other Person executing a Guaranty and Collateral Agreement (other than the Administrative Agent) or any similar guaranty agreement at any time, and (c) the successors and permitted assigns of the foregoing.  It is understood and agreed that the Company and its Subsidiaries shall not be required to cause (x) Kinney System Eastside Parking, Inc., a New York corporation (“Kinney Eastside”) to become a Guarantor so long as it (A) has an inactive status with the New York Department of State, (B) has no assets and (C) conducts no business activity (it being understood that the Company and its Subsidiaries shall cause Kinney Eastside to become a Guarantor within thirty (30) days (or such later date as may be agreed by the Administrative Agent in its sole discretion) after the first date that any of the foregoing clauses (A) — (C) are not satisfied), (y) APCOA Bradley Parking Company, LLC (“APCOA Bradley”) to become a Guarantor so long as APCOA Bradley’s Organization Documents prohibit APCOA Bradley from acting as a Guarantor and (z) the Certain Tennessee Subsidiaries to become Guarantors until satisfaction of the conditions set forth in Section 10.10(a).

“Guaranty” means, collectively, the guarantee made pursuant to the Guaranty and Collateral Agreement, together with each other guaranty delivered pursuant to Section 10.9.

“Guaranty and Collateral Agreement” means that certain Amended and Restated Guaranty and Collateral Agreement dated as of the Restatement Date executed and delivered by the Company and each existing, new or future Guarantor, together with any joinders thereto.

“Hazardous Substances” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, in types or quantities which the exposure to, or release of is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Agreement Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Hedging Agreement with any Loan Party and (b) any Lender on the Restatement Date or Affiliate of such Lender that is party to a Hedging Agreement with any Loan Party in existence on the Restatement Date.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreement.  The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

“Hedging Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreement, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Honor Date” — see Section 2.3.3(a).

“Immaterial Foreign Subsidiary” means, at any time, any Foreign Subsidiary that is owned directly by the Company or a Guarantor and that, together with its Subsidiaries, (a) as of the last day of the Fiscal Quarter of the Company most recently ended for which financial statements are available, did not have consolidated total assets in excess of (i) five percent (5%) of the aggregate consolidated total assets for the Company and its Subsidiaries as at the end of such Fiscal Quarter for any one Immaterial Foreign Subsidiary and its Subsidiaries and (ii) together with other Foreign Subsidiaries directly owned by the Company or a Guarantor, ten percent (10%) of the aggregate consolidated total assets of the Company and its Subsidiaries at the end of such Fiscal Quarter for all Immaterial Foreign Subsidiaries and their respective Subsidiaries in the aggregate and (b) for the period of the four consecutive Fiscal Quarters of the Company most recently ended for which financial statements are available, did not have (i) EBITDA attributable to it for such period constituting five percent (5%) or more of the EBITDA of the Company and its Subsidiaries for such period, as determined in accordance with GAAP, for any one Immaterial Foreign Subsidiary and its Subsidiaries and (ii) together with other Foreign Subsidiaries directly owned by the Company or a Guarantor, EBITDA attributable to such Foreign Subsidiaries for such period constituting ten percent (10%) or more of the EBITDA of the Company and its Subsidiaries for such period, as determined in accordance with GAAP, for all Immaterial Foreign Subsidiaries and their respective Subsidiaries in the aggregate.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Expense” means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases), as determined in accordance with GAAP.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter as selected by the Company in its Loan Notice, subject to availability; provided, that:

(a)                                 if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)                                 any Interest Period pertaining to a LIBOR Loan that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  the Company may not select any Interest Period for any Loan which would extend beyond the scheduled Maturity Date.

“Inventory” is defined in the Guaranty and Collateral Agreement.

“Investment” means, with respect to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Securities of another Person, (b) a loan, advance or capital contribution to, assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person or becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Debt of such other Person, or (c) an Acquisition.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by the applicable Issuing Lender and the Company (or any Subsidiary) or in favor of such Issuing Lender and relating to any such Letter of Credit.

“Issuing Lender” means (a) Bank of America, in its capacity as an issuer of Letters of Credit hereunder, or any Affiliate of Bank of America that may from time to time issue Letters of Credit, (b) Wells, in its capacity as an issuer of Letters of Credit hereunder and (c) any other Lender in its capacity as issuer of Letters of Credit who has been selected by the Company and who has agreed to act as an Issuing Lender hereunder in accordance with its terms and their successors and assigns in such capacity. Notwithstanding the foregoing, Bank of America and Wells, as applicable, shall be the Issuing Lenders with respect to the Existing Letters of Credit issued by them.

“Joint Lead Arrangers” means MLPFS and WFS.

“Joint Venture” means any corporation, limited or general partnership, limited liability company, association, trust or other business entity of which the Company or one or more of its Subsidiaries owns beneficially at least 25% but less than 50.1% of the Capital Securities of such Person.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Application” means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the applicable Issuing Lender at the time of such request for the type of letter of credit requested.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Fee Rate” - see the definition of Applicable Margin.

“L/C Obligations” means, as at any date of determination, without duplication, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.3.10.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto and each Person that joins as a Lender pursuant to Section 6.1.1, and, in each case, their respective successors and permitted assigns.  References to the “Lenders” shall, as the context requires, include the Issuing Lenders and the Swing Line Lender.  For purposes of clarification only, to the extent that any Issuing Lender may have any rights or obligations in addition to those of the other Lenders due to its status as an Issuing Lender, its status as such will be specifically referenced.  In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender party to a Secured Bank Product Agreement or Secured Hedging Agreement.

“Lender Party” - see Section 15.16.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letter(s) of Credit.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” — see Section 5.2.

“Letter of Credit Report” means a certificate substantially in the form of Exhibit H or any other form approved by the Administrative Agent.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $100,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“LIBOR” — see the definition of LIBOR Base Rate.

“LIBOR Base Rate” means:

(a) for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to the London Interbank Offered Rate, or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, “LIBOR”) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day.

provided, that:  (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and (ii) if the LIBOR Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“LIBOR Loan” means any Loan which bears interest at a rate based on clause (a) of the definition of “LIBOR Rate”.

“LIBOR Margin” - see the definition of Applicable Margin.

“LIBOR Office” means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder.  A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

“LIBOR Rate” means (a) for any Interest Period with respect to any LIBOR Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the LIBOR Base Rate for such LIBOR Loan for such Interest Period by (ii) one minus the LIBOR Reserve Percentage for such LIBOR Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on the LIBOR Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the LIBOR Base Rate for such Base Rate Loan for such day by (ii) one minus the LIBOR Reserve Percentage for such Base Rate Loan for such day.

“LIBOR Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The LIBOR Rate for each outstanding LIBOR Loan and for each outstanding Base Rate Loan the interest on which is determined by reference to the LIBOR Rate, in each case, shall be adjusted automatically as of the effective date of any change in the LIBOR Reserve Percentage.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loan” or “Loans” means, as the context may require, Revolving Loans, the Term Loan and/or Swing Line Loans.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Issuer Documents, the Fee Letter, the Collateral Documents, any subordination agreements which purport to subordinate the Subordinated Debt to the Obligations and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.7.

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of LIBOR Loans, in each case pursuant to Section 2.2(a), which shall be substantially in the form of Exhibit D or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Senior Officer of the Company.

“Loan Party” means the Company and each Subsidiary.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Mandatory Repayment Event” - see Section 6.2.2(a).

“Margin Stock” means any “margin stock” as defined in Regulation U.

“Master Agreement” — see the definition of “Hedging Agreements”.

“Material Adverse Effect” means (i) a material adverse effect on the property, business, operations, financial condition, liabilities or capitalization of the Company and its Subsidiaries, taken as a whole, (ii) a material adverse effect on the ability of the Loan Parties to perform their collective obligations under the Loan Documents taken as a whole, or (iii) a material adverse effect on the rights and remedies of the Administrative Agent, the Issuing Lenders or the Lenders under the Loan Documents.

“Maturity Date” means February 20, 2020.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the Issuing Lenders with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.7(a)(i), (a)(ii) or (a)(iii), an amount equal to 103% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the Issuing Lenders in their sole discretion.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as a joint lead arranger and a joint book runner.

“Mortgage” means a mortgage, deed of trust, leasehold mortgage or similar instrument granting the Administrative Agent a Lien on real property of any Loan Party.

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any other member of the Controlled Group has any liability.

“Net Cash Proceeds” means:

(a)                                 with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans), (iv) the pro rata portion of the aggregate cash proceeds therefrom (calculated without regard to this clause (a)(iv)) attributable to minority equity interests and not available for distribution to or for the account of any Loan Party as a result thereof and (v) any reserve for adjustment in respect of (A) the sale price of such asset or assets established in accordance with GAAP and (B) any liabilities associated with such asset or assets and retained by any Loan Party after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalent Investment received (1) upon the sale or other disposition of any non-cash consideration received by any Loan Party in any Asset Disposition and (2) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (v) described above or, if such liabilities have not been satisfied in cash and such reserve not reversed within 365 days after such Asset Disposition, the amount of such reserve;

(b)                                 with respect to any issuance of Capital Securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions and legal, accounting and investment banking fees); and

(c)                                  with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees, closing and commitment fees, and legal, accounting and investment banking fees).

“Non-Consenting Lender” — see Section 8.7(b).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Participant” - see Section 7.6(d).

“Non-Use Fee” - see Section 5.1.

“Non-Use Fee Rate” - see the definition of Applicable Margin.

“Note” or “Notes” means the Revolving Notes, the Swing Line Note and the Term Notes, individually or collectively, as appropriate.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit F or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be reasonably approved by the Administrative Agent), appropriately completed and signed by a Senior Officer.

“Obligations” means all obligations (monetary (including any interest, fees and charges that accrue after the commencement by or against the Company, any Loan Party or any Guarantor of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and charges are allowed claims in such proceeding) or otherwise) of the Company and each Guarantor under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of the Company and each Guarantor in respect of Letters of Credit and surety bonds, all Hedging Obligations under any Secured Hedging Agreement, and all Bank Product Obligations under any Secured Bank Product Agreement, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due; provided, that, the “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liabilities” of a Person means, without duplication, (a) Receivables Facility Attributed Indebtedness and any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Accounts or notes receivable sold by such Person or any of its Subsidiaries (calculated to include the unrecovered investment of purchasers or transferees of Accounts or any other obligation of such Person or such transferor to purchasers/transferees of interests in Accounts or notes receivable or the agent for such purchasers/transferees), (b) any liability of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability of such Person or any of its Subsidiaries under any financing lease or so-called “synthetic” lease transaction, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

“Operating Lease” means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.

“Ordinary Course Capital Lease” means a Capital Lease of computer systems, equipment or motor vehicles entered into by the Company or its Subsidiaries or Joint Ventures in the ordinary course of business in connection with performing its obligations under Facility Management Agreements or Facility Leases.

“Ordinary Course Equipment Lease” means an Operating Lease of computer systems, equipment or motor vehicles entered into by the Company or its Subsidiaries or Joint Ventures in the ordinary course of business in connection with performing its obligations under Facility Management Agreements or Facility Leases.

“Ordinary Course Lease Termination” means (i) the termination of an Ordinary Course Equipment Lease or an Ordinary Course Capital Lease pursuant to either (a) the termination of the related Facility Management Agreement or Facility Lease, or (b) a material modification of the related Facility Management Agreement or Facility Lease such that the items of equipment or motor vehicles which are leased under such Ordinary Course Equipment Lease or Ordinary Course Capital Lease are no longer needed or useful for the purposes of performance under such Facility Management Agreement or Facility Lease by the Company or the applicable Subsidiary, and (ii) termination of a Facility Lease or Facility Management Agreement that is no longer needed or useful in the business judgment of the Company.

“Ordinary Course Lease Termination Payments” means payments of liquidated damages or accelerated rentals or similar amounts which are paid under the terms of an Ordinary Course Equipment Lease, Ordinary Course Capital Lease, Facility Management Agreement or Facility Lease pursuant to an Ordinary Course Lease Termination thereof at or prior to expiration of the then-applicable respective terms thereunder.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Closing Date”  means October 2, 2012.

“Other Connection Taxes” means, with respect to a Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising solely from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.7(b)).

“Outstanding Amount” means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Participant Register” has the meaning specified in Section 15.6.4.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“ParkMobile” means Parkmobile, LLC, a Delaware limited liability company.

“Participant” - see Section 15.6.4.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of Section 303 of ERISA (other than a Multiemployer Pension Plan), and as to which the Company or any member of the Controlled Group has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Acquisition” means an Acquisition by the Company or a Guarantor which meets the requirements set forth in Section 11.4(a) of this Agreement.

“Permitted Lien” means a Lien expressly permitted hereunder pursuant to Section 11.2.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Pro Forma Basis” means, for purposes of calculating compliance with the financial covenants set forth in Section 11.13 (including for purposes of determining the Applicable Margin) or with any test or covenant hereunder in respect of an Asset Disposition, Acquisition, incurrence or repayment of Debt or Restricted Payment, that any Asset Disposition, Acquisition, incurrence or repayment of Debt or Restricted Payment shall be deemed to have occurred as of the first day of the most recent Computation Period preceding the date of such transaction for which the Company was required to deliver financial statements pursuant to Section 10.1.1 or 10.1.2.  In connection with the foregoing, (i)(a) with respect to any Asset Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (b) with respect to any Acquisition, income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Company and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1 and (B) such items are supported by financial statements or other information satisfactory to the Administrative Agent and (ii) any Debt incurred or assumed by the Company or any Subsidiary (including the Person or property acquired) in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Debt has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Debt as at the relevant date of determination.

“Pro Rata Share” means with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time, the percentage of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.8; provided, that, if the commitment of each Lender to make Revolving Loans and the obligation of the Issuing Lenders to make L/C Credit Extensions have been terminated pursuant to Section 13.2 or if the Aggregate Revolving Commitments have expired, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender most recently in effect, giving effect to any subsequent assignments, and (b) with respect to such Lender’s portion of the outstanding Term Loan at any time, the percentage of the outstanding principal amount of the Term Loan held by such Lender at such time.  The Pro Rata Share of each Lender as of the Restatement Date is set forth opposite the name of such Lender on Annex A.  The Pro Rata Share of each Person that becomes a Lender after the Restatement Date is set forth in the Assignment and Assumption pursuant to which such Lender becomes a party hereto.

“Qualified ECP Guarantor” means, at any time, each Guarantor with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivables Facility Attributed Indebtedness” means the amount of obligations outstanding under a receivables purchase facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase.

“Regulation U” means Regulation U of the FRB.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Replacement Lender” - see Section 8.7(b).

“Reportable Event” means a reportable event as defined in Section 4043(c) of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a).

“Required Flood Insurance Documents” means, with respect to any parcel of real property that is subject to a Mortgage, a “life of loan” Standard Flood Hazard Determination Form (in the form of FEMA Form 81-93, FEMA Form 086-0-32, or such other form as the Administrative Agent may reasonably request) and if any such real property is determined by the Administrative Agent to be in a flood zone, a flood notification form signed by the Company or the applicable Guarantor and evidence that flood insurance is in place for the building and contents, in an amount as required by applicable Law and in form and substance satisfactory to the Administrative Agent, together with such endorsements as may be acceptable to the Administrative Agent.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments, the outstanding Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein.  The unfunded Commitments of, and the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the applicable Issuing Lender, as the case may be, in making such determination.

“Restatement Date” means February 20, 2015.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Securities of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Securities or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Company pursuant to Section 2.1, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Annex A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Loan” - see Section 2.1.

“Revolving Loan Availability” means, at any time, the Aggregate Revolving Commitments less the sum of Revolving Outstandings.

“Revolving Note” means a promissory note substantially in the form of Exhibit A-1.

“Revolving Outstandings” means, at any time, the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

“Secured Bank Product Agreement” means any Bank Product Agreement between the Company or any Guarantor, on the one hand, and any Bank Product Provider, on the other hand; provided, however, for any of the foregoing to be included as a “Secured Bank Product Agreement” on any date of determination by the Administrative Agent, the applicable Bank Product Provider (other than the Administrative Agent or any Affiliate thereof) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Secured Hedging Agreement” means any Hedging Agreement permitted under Section 11.1(d) between the Company or any Guarantor, on the one hand, and any Hedging Agreement Bank, on the other hand; provided, however, for any of the foregoing to be included as a “Secured Hedging Agreement” on any date of determination by the Administrative Agent, the applicable Hedging Agreement Bank (other than the Administrative Agent or any Affiliate thereof) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit G.

“Senior Officer” means, with respect to any Loan Party, (a) any of the chief executive officer, the chief financial officer and treasurer, the general counsel and secretary or the corporate controller of such Loan Party, (b) solely for purposes of the delivery of incumbency certificates pursuant to Section 12.1.3, the secretary or any assistant secretary of a Loan Party and (c) solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Senior Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Senior Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent reasonably requested by the Administrative Agent, each Senior Officer will provide an incumbency certificate and to the extent reasonably requested by the Administrative Agent, appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (a) “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due and (b) “Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, governmental authority or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

“Special Payment” means any Restricted Payment made by the Company which is in compliance with all of the following requirements:

(a)                                 immediately before and after giving effect to any such Restricted Payment, no Event of Default or Unmatured Event of Default shall exist; and

(b)                                 if, on a Pro Forma Basis after giving effect to any such Restricted Payment, the Total Debt to EBITDA Ratio is:

(i)                                     greater than or equal to 2.75 to 1.0, the Company shall have delivered to the Administrative Agent a certificate of a Senior Officer of the Company, in form and substance satisfactory to the Administrative Agent, demonstrating that, upon giving effect to such Restricted Payment on a Pro Forma Basis, (1) the Total Debt to EBITDA Ratio is at least 0.25 to 1.0 less than the Total Debt to EBITDA Ratio required to be maintained by Section 11.13.2 as of the most recent Fiscal Quarter end for which the Company was required to deliver financial statements pursuant to Section 10.1.1 or 10.1.2 and (2) the Loan Parties would be in compliance with the financial covenants set forth in Sections 11.13.1 and 11.13.2 as of the most recent Fiscal Quarter end for which the Company was required to deliver financial statements pursuant to Section 10.1.1 or 10.1.2;

(ii)                                  greater than or equal to 2.00 to 1.0 but less than 2.75 to 1.0, the Company shall have delivered to the Administrative Agent a certificate of a Senior Officer of the Company certifying that the aggregate amount of Restricted Payments made in any Fiscal Year in reliance on this clause (b)(ii) shall not exceed $25,000,000; or

(iii)                               less than 2.00 to 1.0, no additional requirements shall be applicable, and the Company may make any Restricted Payments.

It is understood and agreed that all Restricted Payments made in reliance on the exceptionset forth in clause (b)(i) of this definition shall be included in the calculation of the Fixed Charge Coverage Ratio (for all purposes of this Agreement) pursuant to clause (a)(iv) of the definition thereof.

“Specified Loan Party” means any Guarantor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 2.7 of the Guaranty and Collateral Agreement).

“Subordinated Debt” means, for any Person, any Debt of such Person which is fully subordinated to all Obligations, by written agreements and documents in form and substance satisfactory to the Required Lenders and which is governed by terms and provisions, including without limitation maturities, covenants, defaults, rates and fees, acceptable to the Administrative Agent and the Required Lenders.

“Subordinated Debt Documents” means any agreement or document evidencing or relating to any Subordinated Debt, in each case, as the same may be amended, restated, modified or supplemented and in effect from time to time as permitted by the terms hereof.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” - see Section 2.4.

“Swing Line Note” means a promissory note substantially in the form of Exhibit A-2.

“Swing Line Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $20,000,000.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Syndication Agent” means Wells in its capacity as syndication agent for the Lenders hereunder and any successor thereto in such capacity.

“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“Termination Event” means, with respect to a Pension Plan, (a) the occurrence of a Reportable Event, (b) the withdrawal of Company or any other member of the Controlled Group from such Pension Plan during a plan year in which Company or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) the occurrence of any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

“Term Loan” has the meaning specified in Section 2.1(b).

“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Company pursuant to Section 2.1(b), in the principal amount set forth opposite such Lender’s name on Annex A. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Restatement Date is TWO HUNDRED MILLION DOLLARS ($200,000,000).

“Term Note” means a promissory note substantially in the form of Exhibit A-3.

“Total Assets” shall mean, at any time, the consolidated assets of the Company and its Subsidiaries, determined in accordance with GAAP.

“Total Debt” means all Debt of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, excluding (a) contingent obligations in respect of Contingent Liabilities (except to the extent constituting Contingent Liabilities in respect of Debt of a Person other than any Loan Party and except for any Contingent Liabilities in respect of Disqualified Stock of the Company or any of its Subsidiaries), (b) Hedging Obligations, (c) obligations to pay Earnouts, (d) Off-Balance Sheet Liabilities and (e) Debt of the Company to Subsidiaries and Debt of Subsidiaries to the Company or to other Subsidiaries.

“Total Debt to EBITDA Ratio” means, as of any date of determination, the ratio of (a) the total of (i) Total Debt outstanding as of such day minus (ii) Debt of the Company and its Subsidiaries under Letters of Credit outstanding as of such day, in an aggregate amount not to exceed $75,000,000 to (b) EBITDA for the Computation Period most recently ended.

“Total Plan Liability” means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using each such Pension Plan’s applicable actuarial assumptions.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Existing Credit Agreement and the other loan documents executed and delivered in connection therewith and the making of the credit extensions thereunder, (b) the repayment of all amounts due or outstanding under or in respect of the Company in existence immediately prior to the Original Closing Date and the termination of the credit agreements of the Company in existence immediately prior to the Original Closing Date and (c) the consummation of the Central Parking Acquisition.

“Tucker Facility” means that certain parking facility of the Company and its Subsidiaries located at 306-310 N. Tucker Blvd, St. Louis, MO 63102.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a LIBOR Loan.

“UCC” is defined in the Guaranty and Collateral Agreement.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unfinanced Capital Expenditures” means Capital Expenditures which are incurred and not financed with Debt (other than Revolving Loans).

“Unfunded Liability” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using each such Pension Plan’s applicable actuarial assumptions.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

“Unreimbursed Amount” - see Section 2.3.3(a).

“Voting Stock” means any class of Capital Securities, the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

“Wells” means as set forth in the Preamble.

“WFS” means Wells Fargo Securities, LLC, in its capacity as a joint lead arranger and a joint book runner.

“Withholding Certificate” - see Section 7.6(d).

“Wholly-Owned Domestic Subsidiary” means each Wholly-Owned Subsidiary that is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.2.                            Other Interpretive Provisions.

(a)                                 The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b)                                 Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(c)                                  The term “including” is not limiting and means “including without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(d)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e)                                  Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.  Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(f)                                   This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(g)                                  This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Lenders and the other parties thereto and are the products of all parties.  Accordingly, they shall not be construed against the Administrative Agent, the Issuing Lenders or the Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

(h)                                 Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

SECTION 2.

COMMITMENTS OF THE LENDERS; BORROWING,
CONVERSION AND LETTER OF CREDIT PROCEDURES

2.1.                            Commitments.

(a)                                 Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Company in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment.  Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.1, prepay under Section 6.2, and reborrow under this Section 2.1.  Revolving Loans may be Base Rate Loans or LIBOR Loans, as further provided herein.  For the avoidance of doubt, it is understood and agreed that any Revolving Loans outstanding on the Restatement Date, to the extent not repaid on the Restatement Date, shall be deemed to be “Revolving Loans” outstanding hereunder.

(b)                                 Term Loan.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Company in Dollars on the Restatement Date in an amount not to exceed such Lender’s Term Loan Commitment.  Amounts repaid on the Term Loan may not be reborrowed.  It is understood and agreed that (i) $189,560,000 of the Term Loan was extended by the Lenders on the Original Closing Date pursuant to Section 2.1(b) of the Existing Credit Agreement and is deemed to be part of the Term Loan under this Agreement pursuant to Section 15.25 hereof and (ii) $10,440,000 of the Term Loan shall be advanced in a single drawing on the Restatement Date.  The Term Loan may consist of Base Rate Loans or LIBOR Loans or a combination thereof, as further provided herein.

2.2.                            Borrowing Procedures.

(a)                                 Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of LIBOR Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided, that, any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice.  Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, LIBOR Loans or of any conversion of LIBOR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each Borrowing of, conversion to or continuation of LIBOR Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Sections 2.3.3 and 2.4.3, each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof.  Each notice (whether by telephone or Loan Notice) shall specify (i) whether the Company is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of LIBOR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Company fails to specify a Type of a Loan in a Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans.  If the Company requests a Borrowing of, conversion to, or continuation of LIBOR Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                                 Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 12.2 (and, if such Borrowing is the initial Credit Extension, Sections 12.1), the Administrative Agent shall make all funds so received available to the Company in like funds as received by the Administrative Agent either by (i) crediting the account of the Company on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Company as provided above.

(c)                                  Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of the Interest Period for such LIBOR Loan.  During the existence of an Unmatured Event of Default or Event of Default, no Loans may be requested as LIBOR Loans without the consent of the Required Lenders.  During the existence of an Unmatured Event of Default or Event of Default, after written notice thereof to the Company by the Administrative Agent at the direction of the Required Lenders, no Loans may be converted to or continued as LIBOR Loans without the consent of the Required Lenders.

(d)                                 The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to all Loans.

(f)                                   Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or any portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent and such Lender.

2.3.                            Letters of Credit.

2.3.1.                            Letter of Credit Commitment.

(a)                                 Subject to the terms and conditions set forth herein, (i) the Issuing Lenders agree, in reliance upon the agreements of the Lenders set forth in this Section 2.3, (A) from time to time on any Business Day during the period from the Restatement Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Company or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (B) to honor drawings under the Letters of Credit; and (ii) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder, as applicable; provided, that, after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  Furthermore, each Lender with a Revolving Commitment acknowledges and confirms that it has a participation interest in the liability of the applicable Issuing Lender under the Existing Letters of Credit in a percentage equal to its Pro Rata Share of the Revolving Loans.  The Company’s reimbursement obligations in respect of the Existing Letters of Credit, and each Lender’s obligations in connection therewith, shall be governed by the terms of this Agreement.

(b)                                 The Issuing Lenders shall not issue any Letter of Credit if:

(i)                                     subject to Section 2.3.2(c), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension (it being understood that one of the Existing Letters of Credit has an expiry date of more than twelve months from the date of issuance), unless the Required Lenders have approved such expiry date; or

(ii)                                  the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date or the Company has Cash Collateralized or otherwise secured its obligations with respect thereto to the satisfaction of the applicable Issuing Lender in its reasonable discretion.

(c)                                  The Issuing Lenders shall not be under any obligation to issue any Letter of Credit if:

(i)                                     any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Issuing Lender from issuing such Letter of Credit, or any Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the applicable Issuing Lender shall prohibit, or request that the applicable Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the applicable Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the applicable Issuing Lender is not otherwise compensated hereunder) not in effect on the Restatement Date, or shall impose upon the applicable Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Restatement Date and which the applicable Issuing Lender in good faith deems material to it;

(ii)                                  the issuance of such Letter of Credit would violate one or more policies of the applicable Issuing Lender applicable to borrowers generally;

(iii)                               except as otherwise agreed by the Administrative Agent and the applicable Issuing Lender, such Letter of Credit is in an initial stated amount less than $100,000;

(iv)                              such Letter of Credit is to be denominated in a currency other than Dollars; or

(v)                                 any Lender is at that time a Defaulting Lender, unless the applicable Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such Issuing Lender with the Company or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.8(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its reasonable discretion.

(d)                                 The applicable Issuing Lender shall be under no obligation to amend any Letter of Credit if (A) such Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(e)                                  The applicable Issuing Lender shall not amend any Letter of Credit if such Issuing Lender would not be permitted at such time to issue the applicable Letter of Credit in its amended form under the terms hereof.

2.3.2.                            Procedures.

(a)                                 Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the applicable Issuing Lender (with a copy to the Administrative Agent) in the form of an L/C Application, appropriately completed and signed by a Senior Officer of the Company.  Such L/C Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Issuing Lender, by personal delivery or by any other means acceptable to such Issuing Lender.  Such L/C Application must be received by the applicable Issuing Lender and the Administrative Agent not later than 12:00 p.m. at least three (3) Business Days (or such later date and time as the Administrative Agent and the applicable Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the applicable Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable Issuing Lender may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable Issuing Lender may require.  Additionally, the Company shall furnish to the applicable Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable Issuing Lender or the Administrative Agent may reasonably require.

(b)                                 Promptly after receipt of any L/C Application, the applicable Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from the Company and, if not, the applicable Issuing Lender will provide the Administrative Agent with a copy thereof.  Unless the applicable Issuing Lender has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 12 shall not be satisfied, then, subject to the terms and conditions hereof, the applicable Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Company or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable Issuing Lender’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.  Each Lender hereby irrevocably and unconditionally agrees to purchase from the Issuing Lenders with respect to the Existing Letters of Credit, as applicable, a risk participation in each Existing Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Existing Letter of Credit.

(c)                                  If the Company so requests in any applicable L/C Application, the applicable Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that, any such Auto-Extension Letter of Credit must permit the applicable Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable Issuing Lender, the Company shall not be required to make a specific request to the applicable Issuing Lender for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable Issuing Lender shall not permit any such extension if (i) such Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) or (c) of Section 2.3.1 or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (A) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (B) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 12.2 is not then satisfied, and in each case directing the applicable Issuing Lender not to permit such extension.

(d)                                 Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

2.3.3.                            Drawings and Reimbursements; Funding of Participations.

(a)                                 Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the applicable Issuing Lender shall notify the Company and the Administrative Agent thereof.  Not later than 12:00 p.m. on the date of any payment by the applicable Issuing Lender under a Letter of Credit (or, if such payment by the applicable Issuing Lender is made after 12:00 p.m., not later than 10:00 a.m. the next succeeding Business Day) (each such date, an “Honor Date”), the Company shall reimburse the applicable Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing.  If the Company fails to so reimburse the applicable Issuing Lender by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof.  In such event, the Company shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2(a) for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 12.2 and provided, that, after giving effect to such Borrowing, the Revolving Outstandings shall not exceed the Aggregate Revolving Commitments.  Any notice given by the applicable Issuing Lender or the Administrative Agent pursuant to this Section 2.3.3(a) may be given by telephone if immediately confirmed in writing; provided, that, the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b)                                 Each Lender shall upon any notice pursuant to Section 2.3.3(a) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the applicable Issuing Lender at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.3.3(c), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount.  The Administrative Agent shall remit the funds so received to the applicable Issuing Lender.

(c)                                  With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 12.2 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the applicable Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the applicable Issuing Lender pursuant to Section 2.3.3(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.3.3.

(d)                                 Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.3.3 to reimburse the applicable Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the applicable Issuing Lender.

(e)                                  Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.3.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Issuing Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Unmatured Event of Default or Event of Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.3.3 is subject to the conditions set forth in Section 12.2.  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the applicable Issuing Lender for the amount of any payment made by the applicable Issuing Lender under any Letter of Credit, together with interest as provided herein.

(f)                                   If any Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3.3 by the time specified in Section 2.3.3(b), then, without limiting the other provisions of this Agreement, the applicable Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable Issuing Lender at a rate per annum equal to the greater of the

Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A certificate of the applicable Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (f) shall be conclusive absent manifest error.

2.3.4.                            Repayment of Participations.

(a)                                 At any time after the applicable Issuing Lender has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.3.3, if the Administrative Agent receives for the account of the applicable Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(b)                                 If any payment received by the Administrative Agent for the account of an Issuing Lender pursuant to Section 2.3.3(a) is required to be returned under any of the circumstances described in Section 15.24 (including pursuant to any settlement entered into by such Issuing Lender), each Lender shall pay to the Administrative Agent for the account of such Issuing Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

2.3.5.                            Obligations Absolute.

The obligation of the Company to reimburse the applicable Issuing Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a)                                 any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(b)                                 the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c)                                  any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d)                                 waiver by an Issuing Lender of any requirement that exists for the Issuing Lenders’ protection and not the protection of the Company or any waiver by an Issuing Lender which does not in fact materially prejudice the Company;

(e)                                  honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(f)                                   any payment made by an Issuing Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the ISP or the UCP, as applicable;

(g)                                  any payment by the applicable Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(h)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the applicable Issuing Lender.  The Company shall be conclusively deemed to have waived any such claim against the applicable Issuing Lender and its correspondents unless such notice is given as aforesaid.

2.3.6.                            Role of Issuing Lenders.

Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the Issuing Lenders shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of any Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document, as applicable.  The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of any Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Lender shall be liable or responsible for any of the matters described in clauses (a) through (h) of Section 2.3.5; provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against an Issuing Lender, and such Issuing Lender may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such Issuing Lender’s willful misconduct or gross negligence (in each case as finally determined by a court of competent jurisdiction) or such Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless such Issuing Lender is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority.  In furtherance and not in limitation of the foregoing, each Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Lender shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  Each Issuing Lender may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

2.3.7.                            Applicability of ISP.

Unless otherwise expressly agreed by the applicable Issuing Lender and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.  Notwithstanding the foregoing, the Issuing Lenders shall not be responsible to the Company for, and the Issuing Lenders’ rights and remedies against the Company shall not be impaired by, any action or inaction of the Issuing Lenders required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where an Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

2.3.8.                            Conflict with Issuer Documents.

In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.3.9.                            Letters of Credit Issued for Subsidiaries.

Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit.  The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

2.3.10.                     Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

2.3.11.                     Issuing Lender Reports to the Administrative Agent.

Unless otherwise agreed by the Administrative Agent, each Issuing Lender shall, in addition to its notification obligations set forth elsewhere in this Section, provide the Administrative Agent a Letter of Credit Report, as set forth below:

(i)                           reasonably prior to the time that such Issuing Lender issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii)                        on each Business Day on which such Issuing Lender makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii)                     on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such Issuing Lender on such day, the date of such failure and the amount of such payment;

(iv)                    on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Lender; and

for so long as any Letter of Credit issued by an Issuing Lender is outstanding, such Issuing Lender shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such Issuing Lender.

2.4.                            Swing Line Facility.

2.4.1.                            Swing Line Facility.

Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its sole discretion and in reliance upon the agreements of the other Lenders set forth in this Section 2.4, make loans (each such loan, a “Swing Line Loan”) to the Company in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Loans and L/C Obligations of the Swing Line Lender in its capacity as a Lender of Revolving Loans, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and provided, further, that (i) the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (ii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.4, prepay under Section 6.2, and reborrow under this Section 2.4.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

2.4.2.                            Borrowing Procedures.

Each Borrowing of Swing Line Loans shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) Loan Notice.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $250,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Loan Notice.  Promptly after receipt by the Swing Line Lender of any Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.4.1, or (B) that one or more of the applicable conditions specified in Section 12 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Loan Notice, make the amount of its Swing Line Loan available to the Company.

2.4.3.                            Refinancing of Swing Line Loans.

(a)                                 The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 12.2 and provided, that, after giving effect to such

Borrowing, the Revolving Outstandings shall not exceed the Aggregate Revolving Commitments.  The Swing Line Lender shall furnish the Company with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.4.3(b), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(b)                                 If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.4.3(a), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.4.3(a) shall be deemed payment in respect of such participation.

(c)                                  If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4.3 by the time specified in Section 2.4.3(a), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.

(d)                                 Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.4.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Unmatured Event of Default or Event of Default or (ii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.4.3 is subject to the conditions set forth in Section 12.2.  No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

2.4.4.                            Repayment of Participations.

(a)                                 At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(b)                                 If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 15.24 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

2.4.5.                            Interest for Account of Swing Line Lender.

The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans.  Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.4 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

2.4.6.                            Payments Directly to Swing Line Lender.

The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.5.                            Commitments Several.

The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.6.                            Certain Conditions.

Except as otherwise provided in Sections 2.3.3(e) and 2.4.3 of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Lenders shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

2.7.                            Cash Collateral.

(a)                                 Certain Credit Support Events.  If (i) an Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Company shall be required to provide Cash Collateral pursuant to Section 13.2, or (iv) there shall exist a Defaulting Lender, the Company shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by the Administrative Agent or the applicable Issuing Lender, provide Cash Collateral in an amount not less than the applicable Minimum Collateral

Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.8(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)                                 Grant of Security Interest.  The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral, and in all proceeds of such Cash Collateral, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.7(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the Issuing Lenders as herein provided (other than Liens permitted by Section 11.2(d), (n) or (o)), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Company shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.7 or Sections 2.3, 2.4, 2.8, 6.2 or 13.2 in respect of Letters of Credit shall be held and applied in satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided herein.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) (or, as appropriate, its assignee following compliance with Section 15.6.2.F) or (ii) the determination by the Administrative Agent and the Issuing Lenders that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the applicable Issuing Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.8.                            Defaulting Lender.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendment.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and in Section 15.1.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 13 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.4, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.7; fourth, as the Company may request (so long as no Unmatured Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.7; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Unmatured Event of Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 12.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.8(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.8(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)             No Defaulting Lender shall be entitled to receive any fee payable under Section 5.1 for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)             Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.7.

(C)             With respect to any fee payable under Section 5.1 or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting

Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lenders and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lenders’ or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Pro Rata Shares to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 12.2 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.7.

(b)                                 Defaulting Lender Cure.  If the Company, the Administrative Agent, the Swing Line Lender and the Issuing Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the Restatement Date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.8(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

SECTION 3.

EVIDENCING OF LOANS

3.1.                            Notes.

The Loans of each Lender, including without limitation the Swing Line Lender, if requested by such Lender through the Administrative Agent, shall be evidenced by Notes, with appropriate insertions, payable to such Lender.

3.2.                            Recordkeeping.

The Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end, as well as evidence of the purchases and sales by Lenders of participations in Letters of Credit and Swing Line Loans.  The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid as well as of the purchases and sales by Lenders of participations in Letters of Credit and Swing Line Loans.  The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Company hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

SECTION 4.

INTEREST

4.1.                            Interest Rates.

The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a)                                 at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and

(b)                                 at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect;

(c)                                  (i)                                     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, all outstanding Obligations hereunder shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               At any time an Event of Default exists, upon the request of the Required Lenders, the Company shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating rate per annum at all times equal to the Default Rate, provided further that such increase may thereafter be rescinded by the Required Lenders, pursuant to Section 15.1.

Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 13.1.4, such increase shall occur automatically.

4.2.                            Interest Payment Dates.

Accrued interest on each Base Rate Loan (including, for the avoidance of doubt, each Swing Line Loan) shall be payable in arrears on the last day of each calendar quarter, upon a prepayment of such Loan and at maturity.  Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of three months, on the three-month anniversary of the first day of such Interest Period), upon a prepayment of such Loan, and at maturity.  After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

4.3.                            Setting and Notice of LIBOR Rates.

The applicable LIBOR Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Lender.  Each determination of the applicable LIBOR Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of manifest error.  The Administrative Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable LIBOR Rate hereunder.

4.4.                            Computation of Interest.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the LIBOR Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided, that, any Loan that is repaid on the same day on which it is made shall bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Total Debt to EBITDA Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Total Debt to EBITDA Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable Issuing Lender, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the bankruptcy code of the United States, automatically and without further action by the Administrative Agent, any Lender or the applicable Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or any Issuing Lender, as the case may be, under Section 2.3.3, 5.2 or 4.1 or under Section 13.  The Company’s obligations under this paragraph shall survive the termination of the Commitments of all of the Lenders and the repayment of all other Obligations hereunder.

SECTION 5.

FEES

5.1.                            Non-Use Fee.

The Company agrees to pay to the Administrative Agent for the account of each Lender a non-use fee (the “Non-Use Fee”), accruing at all times during the Availability Period, at the Non-Use Fee Rate in effect from time to time on such Lender’s Pro Rata Share (as adjusted from time to time, including without limitation in accordance with Section 2.8) of the unused amount of the Aggregate Revolving Commitments.  For purposes of calculating usage under this Section, the Aggregate Revolving Commitments shall be deemed used to the extent of aggregate Outstanding Amount of all Revolving Loans and L/C Obligations.  Such Non-Use Fee shall accrue at all times during the Availability Period and be payable in arrears on the last day of each calendar quarter and on the Maturity Date for any period then ending for which such Non-Use Fee shall not have previously been paid; provided, that (A) no Non-Use Fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (B) any Non-Use Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender.  The Non-Use Fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.  For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the Non-Use Fee.

5.2.                            Letter of Credit Fees.

(a)                                 The Company shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.8, with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the L/C Fee Rate times the daily maximum amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.3.10.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the L/C Fee Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the L/C Fee Rate separately for each period during such quarter that such L/C Fee Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(b)                                 The Company shall pay directly to each Issuing Lender for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.3.10.  In addition, the Company shall pay directly to each Issuing Lender for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Lender relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

5.3.                            Administrative Agent’s Fees.

The Company agrees to pay to the Administrative Agent such fees as are mutually agreed to from time to time by the Company and the Administrative Agent including the fees set forth in the Fee Letter.

SECTION 6.

INCREASE, REDUCTION OR TERMINATION OF THE AGGREGATE REVOLVING COMMITMENTS; PREPAYMENTS

6.1.                            Increase, Reduction or Termination of the Aggregate Revolving Commitments.

6.1.1.                            Increase of the Aggregate Revolving Commitments.

From time to time after the Restatement Date and prior to the Maturity Date, the Company may, at its option, with the approval of the Administrative Agent, and subject to the following conditions, request to increase the Aggregate Revolving Commitments by up to an additional $100,000,000.  In addition to the approval of the Administrative Agent, any such increase shall be conditioned upon each of the following:

(a)                                 No Event of Default or Unmatured Event of Default shall have occurred and be continuing;

(b)                                 The Company shall have obtained a commitment from an existing Lender or a commitment to participate as an additional Lender hereunder from a financial institution which is reasonably acceptable to the Administrative Agent and the Issuing Lenders, which commitment shall be in writing and be in a minimum amount of $5,000,000 or an integral multiple thereof;

(c)                                  No existing Lender shall be under any obligation to increase its Revolving Commitment and any such decision whether to increase its Revolving Commitment shall be in such Lender’s sole and absolute discretion;

(d)                                 Such Lender increasing its Revolving Commitment or such proposed additional Lender shall have executed a commitment agreement in form and substance satisfactory to the Administrative Agent pursuant to which such Lender increases its Revolving Commitment or such additional Lender shall become a Lender hereunder with a Revolving Commitment; and

(e)                                  The Company and each Guarantor shall have executed and/or delivered to the Administrative Agent such additional instruments, documents, certificates and agreements as the Administrative Agent shall reasonably request in connection with the foregoing and to confirm that such increase in the Aggregate Revolving Commitments hereunder has been duly authorized and approved by the Company and each Guarantor.

Upon satisfaction of all such conditions precedent, the Aggregate Revolving Commitments shall have been increased as appropriate and such proposed additional Lender, if any, shall become a Lender hereunder on and subject to the terms and conditions of this Agreement.  Annex A shall be deemed revised to include any increase in the Aggregate Revolving Commitments pursuant to this Section 6.1.1 and to include thereon any Person that becomes a Lender pursuant to this Section 6.1.1.

6.1.2.                            Voluntary Reduction or Termination of the Aggregate Revolving Commitments.

The Company may from time to time after the Restatement Date on at least three (3) Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Aggregate Revolving Commitments to an amount not less than the Revolving Outstandings.  Any such reduction shall be in an amount not less than $5,000,000 or a higher integral multiple of $1,000,000.  The Company shall not terminate or reduce (A) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (B) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.  Concurrently with any reduction of the Aggregate Revolving Commitments to zero, the Company shall pay all interest on the Revolving Loans, all Non-Use Fees, all Letter of Credit Fees and all fees payable pursuant to Section 5.2(b) and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

6.1.3.                            Mandatory Reductions.

If after giving effect to any reduction or termination of the Aggregate Revolving Commitments under Section 6.1.2, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Aggregate Revolving Commitments at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

6.1.4.                            All Reductions of the Revolving Commitment.

All reductions of the Aggregate Revolving Commitments shall reduce the Aggregate Revolving Commitments ratably among the Lenders according to their respective Pro Rata Shares.

6.2.                            Voluntary and Mandatory Repayments.

6.2.1.                            Voluntary Repayments.

The Company may from time to time repay the Loans (without any corresponding reduction in the Aggregate Revolving Commitments) in whole or in part without premium or penalty; provided, that, the Company shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof in the form of a Notice of Loan Prepayment not later than Noon, (i) three (3) Business Days prior to any date of prepayment of LIBOR Loans and (ii) on the date of prepayment of Base Rate Loans (which, in each case, shall be a Business Day), specifying the Loans to be repaid and the date and amount of repayment and whether the Loans to be prepaid are Revolving Loans and/or the Term Loan. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any such partial repayment shall be in an amount equal to $250,000 or a higher integral multiple of $50,000.

6.2.2.                            Mandatory Repayments.

(a)                                 The Company shall make a repayment of the Loans (without any corresponding reduction in the Aggregate Revolving Commitments) and/or Cash Collateralize the L/C Obligations upon the occurrence of any of the following (each a “Mandatory Repayment Event”) at the following times and in the following amounts:

(i)                                     Within three (3) Business Days after the receipt by any Loan Party of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds, to the extent such Net Cash Proceeds are not reinvested in Eligible Assets within three hundred and sixty (360) days after receipt thereof (or, if committed to be reinvested in Eligible Assets within three hundred and sixty (360) days after receipt thereof, within one hundred and eighty (180) days following such commitment).  Any prepayment pursuant to this clause (i) shall be applied as set forth in Section 6.3.2(b).

(ii)                                  Within three (3) Business Days after the receipt by any Loan Party of any Net Cash Proceeds from any issuance of Capital Securities of any Loan Party (excluding (x) any issuance of Capital Securities to finance, promptly after such issuance, any Capital Expenditure permitted hereunder or any Permitted Acquisition, (y) any issuance of Capital Securities pursuant to any employee or director option program, benefit plan or compensation program, and (z) any issuance by a Subsidiary to the Company or another Subsidiary), in an amount equal to 100% of such Net Cash Proceeds.  Any prepayment pursuant to this clause (ii) shall be applied as set forth in Section 6.3.2(b).

(iii)                               Within three (3) Business Days after the receipt by any Loan Party of any Net Cash Proceeds from any issuance of any Debt of any Loan Party (excluding Debt permitted by Section 11.1), in an amount equal to 100% of such Net Cash Proceeds.  Any prepayment pursuant to this clause (iii) shall be applied as set forth in Section 6.3.2(b).

(b)                                 If on any day on which the Revolving Outstandings exceed the Aggregate Revolving Commitments, the Company shall immediately, with respect to the Maturity Date, and within one (1) Business Day, with respect to any other day, repay Revolving Loans and/or the Swing Line Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

6.3.                            Manner of Repayments.

6.3.1.                            Voluntary Repayments.

With regard to voluntary prepayments made pursuant to Section 6.2.1, any such repayment of a LIBOR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 8.4.  Subject to Section 2.8, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.  Each such prepayment of the Term Loan shall be applied to the principal installments of the Term Loan in the manner directed by the Company; provided however, if the Administrative Agent has not received any such written direction from the Company by the date prepayment is made by the Company, such prepayment shall be applied to the principal amortization payments of the Term Loan in the direct order of maturity.

6.3.2.                            Mandatory Repayments.

All amounts required to be paid pursuant to Section 6.2.2 shall be applied as follows:

(a)                                 with respect to all amounts prepaid pursuant to Section 6.2.2(b), to Revolving Loans and Swing Line Loans and (after all Revolving Loans and Swing Line Loans have been repaid) to Cash Collateralize L/C Obligations;

(b)                                 with respect to all amounts prepaid pursuant to Sections 6.2.2(a)(i), (ii) and (iii), first to the Term Loan (to the remaining principal amortization payments thereof in inverse order of maturity), then (after the Term Loan has been paid in full) to the Revolving Loans and then (after all Revolving Loans have been repaid) to Cash Collateralize L/C Obligations (without a corresponding permanent reduction in the Aggregate Revolving Commitments).

Within the parameters of the applications set forth above, repayments shall be applied first to Base Rate Loans and then to LIBOR Loans in direct order of Interest Period maturities.  All prepayments under Section 6.2.2 shall be subject to Section 8.4, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

6.4.                            Repayment.

6.4.1.                            Revolving Loans.

The Company shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date and the Aggregate Revolving Commitments shall terminate on the Maturity Date.

6.4.2.                            Swing Line Loans.

The Company shall repay each Swing Line Loan on the earlier to occur of (a) the date within one (1) Business Day of demand therefor by the Swing Line Lender and (b) the Maturity Date.

6.4.3.                            Term Loan.

The Company shall repay the outstanding principal amount of the Term Loan in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of repayments made pursuant to Section 6.2), unless accelerated sooner pursuant to Section 13.2:

Payment Dates	Principal Amortization Payment
March 31, 2015	$3,750,000
June 30, 2015	$3,750,000
September 30, 2015	$3,750,000
December 31, 2015	$3,750,000
March 31, 2016	$3,750,000
June 30, 2016	$3,750,000
September 30, 2016	$3,750,000
December 31, 2016	$3,750,000
March 31, 2017	$5,000,000
June 30, 2017	$5,000,000
September 30, 2017	$5,000,000
December 31, 2017	$5,000,000
March 31, 2018	$5,000,000
June 30, 2018	$5,000,000
September 30, 2018	$5,000,000
December 31, 2018	$5,000,000
March 31, 2019	$5,000,000
June 30, 2019	$5,000,000
September 30, 2019	$5,000,000
December 31, 2019	$5,000,000
Maturity Date	Outstanding Principal Balance of Term Loan

SECTION 7.

MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES

7.1.                            Making of Payments; Administrative Agent’s Clawback.

7.1.1.                            General.  All payments to be made by the Company shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Company hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s lending office.  All payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  Subject to the definition of “Interest Period”, if any payment to be made by the Company shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

7.1.2.                            Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any

Borrowing of LIBOR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 11:00 a.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the Company a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Company, the interest rate then applicable to such Loans.  If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

7.1.3.                            Payments by Company; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Lender hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Lender, as the case may be, the amount due.  In such event, if the Company has not in fact made such payment, then each of the Lenders or the applicable Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

7.1.4.                            Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided hereunder, and such funds are not made available to the Company by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Section 12 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

7.1.5.                            Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 14.8 are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 14.8 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 14.8.

7.1.6.                            Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

7.2.                            Application of Certain Payments.

So long as no Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3.  After the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the collateral shall be applied as set forth in Section 13.3.  Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3.                            Due Date Extension.

If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4.                            Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender or any such Affiliate to or for the credit or the account of the Company or any Guarantor against any and all of the obligations of the Company or such Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document or are owed to a branch office or Affiliate of such Lender or such Issuing Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.8 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have.  Each Lender and each Issuing Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

7.5.                            Proration of Payments.

If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, on account of (a) principal of or interest on any Loan or (b) its participation in any L/C Obligations or Swing Line Loans held by it (excluding any amounts applied by the Swing Line Lender to outstanding Swing Line Loans) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall notify the Administrative Agent of such fact and purchase from the other Lenders such participations in the Loans (or sub-participations in L/C Obligations and Swing Line Loans) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, that:

(i)                                     if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Company pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.7 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

7.6.                            Taxes.

(a)                                 All payments made by the Company hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense.  To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit of, any person shall be made by the Company free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (d) below.

(b)                                 If any Loan Party or the Administrative Agent shall be required by the Code and the United States Treasury Regulations promulgated thereunder to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the

Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (d) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 7.6) the applicable recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)                                  If any Lender or the Administrative Agent is required by law to make any payments of any Indemnified Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Indemnified Tax is assessed against a Lender or the Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, the Company will indemnify such person against (i) such Indemnified Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any Indemnified Taxes imposed as a result of the receipt of the payment under this Section 7.6(c).  A certificate prepared in good faith as to the amount of such payment by such Lender or the Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties, and must be delivered to the Company as a condition for reimbursement under this Section 7.6(c).  In addition, without limiting the foregoing provisions of this Section 7.6, the Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.  The Company shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 7.6(e) below.

(d)                                 (i)                                     To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code section 7701(a)(30) (a “Non-U.S.  Participant”) shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent, two accurate and complete original signed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, W-8ECI, or W-8IMY (or any successor form prescribed by the Internal Revenue Service) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on payments to be made hereunder or under any other Loan Document.  If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Sections 871(h) or 881(c) of the Code, the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN or W-8BEN-E, as applicable) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”).  In addition, each Lender that is a Non-U.S.  Participant agrees that from time to time after the Restatement Date, (or in the case of a Lender that is an assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs or any other reason) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to the Company and the Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN or W-8BEN-E, as applicable, W-8ECI, or W-8IMY (or any successor forms prescribed by the Internal Revenue Service), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or the Administrative Agent to an exemption from, or reduction in, United States withholding tax on payments to be made hereunder or under any other Loan Document.

(ii)                                  Each Lender that is not a Non-U.S. Participant and the Administrative Agent shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor form) to the Company and the Administrative Agent certifying that such Lender is exempt from United States backup withholding tax, on or prior to the date on which such Lender becomes a Lender under this Agreement and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent.  To the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respect as result of change in circumstances, lapse of time or any other reason, such Lender or the Administrative Agent, as applicable and to the extent permitted by applicable law, shall deliver to the Company and the Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax.

(iii)                               If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement

(e)                                  Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by the Company pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted.  This indemnification shall be made within thirty (30) days from the date the Administrative Agent makes written demand therefore.

(f)                                   Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 7.6, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 7.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Person, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that, the Company, upon the request of such Person, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Person in the event such Person is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Person be required to pay any amount to the Company pursuant to this Section 7.6(f) to the extent the payment of such amount would place such Person in a less favorable net after-Tax position than such Person would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any Person to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.

(g)                                  Each party’s obligations under this Section 7.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an Issuing Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(h)                                 For purposes of determining withholding Taxes imposed under FATCA, from and after the Restatement Date, the Company and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 8.

INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS

8.1.                            Increased Costs.

(a)                                 If any Change in Law shall (i) impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by or participated in by any Lender or any Issuing Lender; (ii) subject any Lender or any Issuing Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or such Issuing Lender in respect thereof (except for Indemnified Taxes covered by Section 7.6 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Issuing Lender); or (iii) impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein; and the result of anything described in clauses (i) through (iii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any Loan the interest on which is determined by reference to the LIBOR Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) or such Issuing Lender under this Agreement or under its Note with respect thereto (whether of principal, interest or any other amount), then upon demand by such Lender or such Issuing Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay, within ten (10) Business Days of receipt of such demand, directly to such Lender or such Issuing Lender, as applicable, such additional amount as will compensate such Lender or such Issuing Lender, as applicable, for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred and eighty (180) days prior to the date on which such Lender or such Issuing Lender, as applicable, first made demand therefor.

(b)                                 If any Lender or any Issuing Lender shall reasonably determine that any Change in Law affecting such Lender or such Issuing Lender or any LIBOR Office of such Lender or Issuing Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Lender, such Issuing Lender or such Lender’s or such Issuing Lender’s holding company to be material, then from time to time, upon demand by such Lender or Issuing Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay, within ten (10) Business Days of receipt of such demand, to such Lender or Issuing Lender, as the case may be, such additional amount as will compensate such Lender, such Issuing Lender or such Lender’s or Issuing Lender’s holding company for such reduction so long as such amounts have accrued on or after the day which is one hundred and eighty (180) days prior to the date on which such Lender or such Issuing Lender first made demand therefor.

8.2.                            Basis for Determining Interest Rate Inadequate or Unfair.

(a)                                 If in connection with any request for a LIBOR Loan or a conversion to or continuation thereof, (i)  the Administrative Agent determines that (A)  Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Loan, or (B) adequate and reasonable means do not exist for determining the LIBOR Base Rate for any requested Interest Period with respect to a proposed LIBOR Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the LIBOR Base Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)                                 Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section, the Administrative Agent in consultation with the Company and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to the Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable LIBOR Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.

8.3.                            Changes in Law Rendering LIBOR Loans Unlawful.

If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (in the good faith judgment of any Lender) unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its LIBOR Office to make, maintain or fund Loans whose interest is determined by reference to the LIBOR Rate, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then such Lender shall promptly notify the Company and the Administrative Agent and, so long as such circumstances shall continue, (a) (i) such Lender shall have no obligation to make, continue or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the Base Rate and (b) (i) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the Base Rate) and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR Rate.  Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

8.4.                            Funding Losses.

The Company hereby agrees that upon written demand by any Lender (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Company will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, continuation, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3), (b) any failure of the Company to prepay, borrow, convert or continue any Loan on the date or in the amount notified by the Company or (c) any assignment of a LIBOR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 8.7(b), including any actual loss or expense incurred from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; provided, that, written notice of such loss is given to the Company within one hundred and eighty (180) days of its incurrence.  For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.  The Company shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

8.5.                            Right of Lenders to Fund through Other Offices.

Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided, that, in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Company to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

8.6.                            Discretion of Lenders as to Manner of Funding.

Notwithstanding any provision of this Agreement to the contrary, except with regard to the obligation to mitigate increased costs, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

8.7.                            Mitigation of Circumstances; Replacement of Lenders.

(a)                                 Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s reasonable good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent).  Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s reasonable good faith judgment, be otherwise disadvantageous to such Lender.

(b)                                 If (i) the Company becomes obligated to pay additional amounts to any Lender pursuant to Section 7.6 or 8.1, (ii) any Lender gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 15.1 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (iv) any Lender becomes a Defaulting Lender, the Company may designate another bank which is acceptable to the Administrative Agent and the Issuing Lenders in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment and Assumption), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder; provided, that (i) the Company shall pay to the Administrative Agent the assignment fee specified in Section 15.6.2 and (ii) such assignment does not conflict with applicable Laws.  In the case of any assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, it is required that (a) the applicable Replacement Lender consents to the proposed change, waiver, discharge or termination and (b) to the extent such Non-Consenting Lender is an Issuing Lender that has issued Letters of Credit hereunder that remain outstanding at such time, such Letters of Credit have been returned to such Non-Consenting Lender; provided, that, the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in Letters of Credit pursuant to this Section 8.7 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

8.8.                            Conclusiveness of Statements; Survival of Provisions.

Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error.  Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

SECTION 9.

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit hereunder, the Company represents and warrants to the Administrative Agent and the Lenders, on the Original Closing Date, the Restatement Date and on each date thereafter when the applicable representations and warranties are made, required to be made or deemed to be made, that:

9.1.                            Organization.

The Company and each Guarantor is validly existing and in good standing, in each case, under the laws of its jurisdiction of organization; and the Company and each Guarantor is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

9.2.                            Authorization; No Conflict.

The Company and each Guarantor is duly authorized to execute and deliver each Loan Document to which it is a party, the Company is duly authorized to borrow monies hereunder and the Company and each Guarantor is duly authorized to perform its obligations under each Loan Document to which it is a party.  The execution, delivery and performance by the Company and each Guarantor of each Loan

Document to which it is a party, and the borrowings by the Company hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of the Company or any Guarantor or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Company or any Guarantor or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of the Company or any Guarantor (other than Liens in favor of the Administrative Agent created pursuant to the Collateral Documents).

9.3.                            Validity and Binding Nature.

Each of this Agreement and each other Loan Document to which the Company or any Guarantor is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4.                            Financial Condition.

(a)                                 The Audited Financial Statements and the quarterly financial statements for the Fiscal Quarter ended September 30, 2014 with respect to the Company and its Subsidiaries present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended.  The Audited Financial Statements were prepared in accordance with GAAP.

(b)                                 The financial statements delivered pursuant to Sections 10.1.1 and 10.1.2 have been prepared in accordance with GAAP (except as may otherwise be permitted under Sections 10.1.1 and 10.1.2) and present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods covered thereby.

9.5.                            No Material Adverse Change.

Since December 31, 2013, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

9.6.                            Litigation and Contingent Liabilities.

No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened, against any Loan Party or Guarantor which could reasonably be expected to have a Material Adverse Effect.  Other than any liability incident to such litigation or proceedings, no Loan Party or Guarantor has any material contingent liabilities not permitted by Section 11.1 that could reasonably be expected to result in a Material Adverse Effect.

9.7.                            Ownership of Properties; Liens.

Each Loan Party and each Guarantor owns good and, in the case of real property, marketable title to all of its properties and assets necessary in the ordinary course of its business, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights) except to the extent that the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, free and clear of all Liens, charges and claims of which it has received written notice (including written infringement claims with respect to patents, trademarks, service marks, copyrights and the like), except Permitted Liens.

9.8.                            Equity Ownership; Subsidiaries.

All issued and outstanding Capital Securities of each Subsidiary and Joint Venture are duly authorized and validly issued, fully paid, and to the extent applicable, non-assessable, and (in the case of Subsidiaries and Joint Ventures) free and clear of all Liens other than those in favor of the Administrative Agent (and Liens permitted by Section 11.2(b), (d), (k) or (l)), and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities except to the extent that the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  Schedule 9.8 sets forth the authorized Capital Securities and jurisdiction of organization of each Subsidiary and Joint Venture as of the Restatement Date.  All of the issued and outstanding Capital Securities of each Wholly-Owned Subsidiary are, directly or indirectly, owned by the Company.  As of the Restatement Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Subsidiary.

9.9.                            Pension Plans.

(a)                                 The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent of the Total Plan Liability for all such Pension Plans.  Each Pension Plan complies in all material respects with all applicable requirements of law and regulations.  No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect.  There are no pending or, to the knowledge of Company, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, the Company or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect.  Within the past five years, neither the Company nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect.  No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.

(b)                                 Except as could not reasonably be expected to result in a Material Adverse Effect, (i) all contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; (ii) neither the Company nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and (iii) neither the Company nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

9.10.                     Investment Company Act.

No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940.

9.11.                     Regulation U.

The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.12.                     Taxes.

Each Loan Party has filed all federal and state income and other material tax returns and reports required by law to have been filed by it and has paid all federal and state income and other material taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.  The Loan Parties have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

9.13.                     Solvency.

The Company and its Subsidiaries are Solvent on a consolidated basis.

9.14.                     Environmental Matters.

The on-going operations of the Company, its Subsidiaries and the Joint Ventures comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  Each of the Company, its Subsidiaries and the Joint Ventures has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each of the Company, its Subsidiaries and the Joint Ventures is in compliance with all terms and conditions thereof, except where the failure to do so would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  None of the Company, its Subsidiaries or the Joint Ventures or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, and is not subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance.  There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Restatement Date, or relating to any waste disposal, of any of the Company, its Subsidiaries and the Joint Ventures that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  None of the Company, its Subsidiaries and the Joint Ventures owns or operates any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws and, except as could not reasonably be expected to result in a Material Adverse Effect, no releases, leaks, spills or discharges of Hazardous Substances triggering reporting or remediation requirements under such Environmental Laws has occurred (i) at any time while any of the Company, its Subsidiaries or the Joint Ventures has owned or operated them, and (ii) at any time while any Person other than any of the Company, its Subsidiaries and the Joint Ventures owned or operated them, to the Company’s best knowledge without independent investigation or inquiry.

9.15.                     Insurance.

Each Loan Party and its properties are insured with financially sound and reputable insurance companies which may be Affiliates of the Loan Parties provided, that, such insurance is obtained from such Affiliate on terms that are no less favorable to the relevant Loan Party than the relevant Loan Party would have obtained from an unrelated Person, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.

9.16.                     Real Property.

Neither the Company, nor any Subsidiary, owns any real property that is not Excluded Property.

9.17.                     Information.

All information (other than information of a general economic or industry nature) heretofore or contemporaneously herewith furnished in writing by any Loan Party or Guarantor to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party or Guarantor to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not materially misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

9.18.                     Intellectual Property.

Each Loan Party and each Guarantor owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the respective businesses of the Loan Parties as currently conducted, as applicable, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

9.19.                     [Reserved].

9.20.                     Labor Matters.

Except as set forth on Schedule 9.20, no Loan Party is subject to any labor or collective bargaining agreement.  There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of the Loan Parties are not in violation in any material respect of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

9.21.                     No Default.

No Event of Default or Unmatured Event of Default exists or would result from the incurrence by any Loan Party or Guarantor of any Debt hereunder or under any other Loan Document.

9.22.                     Subordinated Debt.

The subordination provisions of the Subordinated Debt are enforceable in all material respects against the holders of the Subordinated Debt by the Administrative Agent and the Lenders.  All Obligations constitute senior Debt entitled to the benefits of the subordination provisions contained in the Subordinated Debt Documents.  The Company acknowledges that the Administrative Agent and each Lender are entering into this Agreement and are extending the Commitments and making the Loans in reliance upon the subordination provisions of the Subordinated Debt and this Section 9.22.

9.23.                     Perfection of Security Interests.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, and, on and after the Original Closing Date and after having taken all actions required pursuant to the Guaranty and Collateral Agreement, which security interests and Liens are currently perfected security interests and Liens to the extent required under the Guaranty and Collateral Agreement, prior to all other Liens other than Permitted Liens.

9.24.                     Sanctions Concerns and Anti-Corruption Laws.

(a)                                           Sanctions Concerns. No Loan Party nor, to the knowledge of the Loan Parties, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b)                                           Anti-Corruption Laws.  The Loan Parties have conducted their business in material compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

9.25.                     Compliance with Laws.

The Company, each Guarantor and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 10.

AFFIRMATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations (other than contingent indemnification obligations for which no claim has been asserted) hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1.                     Reports, Certificates and Other Information.

Furnish to the Administrative Agent and each Lender:

10.1.1.                     Annual Report.

Promptly when available and in any event within ninety (90) days after the close of each Fiscal Year: a copy of the annual audited financial statements of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, accompanied by a report and opinion of Ernst & Young, any of the four largest independent certified public accounting firms in the United States or any regionally recognized independent certified public accounting firm in the Unites States approved by the Administrative Agent, which report and opinion shall not be subject to any “going concern” or like qualification or exception.

10.1.2.                     Interim Reports.

Upon filing with the SEC, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters, consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison of such financial statements with the corresponding period of the previous Fiscal Year, certified by a Senior Officer of the Company as having been prepared in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments).

Documents required to be delivered pursuant to Section 10.1.1 or Section 10.1.2 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Annex B or at www.sec.gov; (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which such documents are filed with the SEC on EDGAR; provided, that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its written request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

10.1.3.                     Compliance Certificates.

Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Company, containing a computation of each of the financial ratios and restrictions set forth in Section 11.13 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

10.1.4.                     Reports to the SEC and to Shareholders.

Promptly upon the filing thereof (unless, in each case, such documents, reports or communications are publicly available on the SEC’s internet website), copies of all regular, periodic or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements, financial statements or other communications made to security holders generally, or filed with any securities exchange.

10.1.5.                     Notice of Default, Litigation and ERISA Matters.

Within five (5) Business Days, after becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

(a)                                 the occurrence of an Event of Default or an Unmatured Event of Default;

(b)                                 any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Lenders which has been instituted or, to the knowledge of the Company, is threatened against any Loan Party or to which any of the properties of any thereof is subject which would reasonably be expected to have a Material Adverse Effect;

(c)                                  the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan in other than a standard termination, as defined under Title IV of ERISA, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement welfare benefit plan or other employee benefit plan of the Company, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated in other than a standard termination, as defined under Title IV of ERISA, or that any such plan is or may become insolvent, or the occurrence of a Reportable Event but only if any of the foregoing occurrences listed in this Section 10.1.5(c) could reasonably be expected to have a Material Adverse Effect;

(d)                                 any cancellation or material and adverse change in any insurance maintained by any Loan Party; or

(e)                                  any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.

10.1.6.                     Management Reports.

Promptly and in any event within ten (10) Business Days of receipt thereof, copies of all detailed financial and management reports submitted to the Company by independent auditors (other than any routine communications between the independent auditors and the audit committee) in connection with each annual or interim audit made by such auditors of the books of the Company or any of its Subsidiaries.

10.1.7.                     Projections.

Not later than February 28 of each Fiscal Year (it being understood that, as of the Restatement Date, the Administrative Agent and each Lender have received the financial projections required by this Section 10.1.7 for the Fiscal Year ending December 31, 2015), financial projections for the Company and its Subsidiaries for such Fiscal Year (including quarterly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by the Company to the Lenders prior to the Original Closing Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of a Senior Officer of the Company on behalf of the Company to the effect that (a) such projections were prepared by the Company in good faith, (b) the Company has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.  All parties hereto acknowledge that the Company cannot and does not make any warranty or assurance that any such projections will be attained.

10.1.8.                     Subordinated Debt Notices.

Promptly following receipt, copies of (a) any notice of default or acceleration received from any holder or trustee of, under or with respect to any Subordinated Debt and (b) any material amendment, waiver, consent of other modification of any documentation governing any Subordinated Debt.

10.1.9.                     Other Information.

Promptly from time to time, such other information concerning the Loan Parties and the Guarantors as any Lender or the Administrative Agent may reasonably request.

The Company hereby acknowledges that (a) the Administrative Agent and/or MLPFS will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks, DebtDomain, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”).  The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Company Materials that may be distributed to the Public Lenders and that (w) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, MLPFS, the Issuing Lenders and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute information subject to Section 15.9, they shall be treated as set forth in Section 15.9); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and MLPFS shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Company shall be under no obligation to mark any Company Materials “PUBLIC”.

10.2.                     Books, Records and Inspections.

(a)                                 Keep, and cause each other Loan Party and Guarantor to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP;

(b)                                 Permit, and cause each other Loan Party and Guarantor to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or the Administrative Agent or any representative thereof to (i) inspect the properties and operations of the Loan Parties and the Guarantors, (ii) visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors, and to examine (and, at the expense of the Loan Parties and Guarantors, photocopy extracts from) any of its books or other records and (iii) inspect the Inventory and other tangible assets of the Loan Parties and Guarantors, to perform appraisals of the equipment of the Loan Parties and Guarantors, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other collateral; provided, however, excluding any such inspections or audits during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 10.2(b) and the Administrative Agent shall not perform more than one such inspection or audit per calendar year absent the existence of an Event of Default.  All such inspections or audits by the Administrative Agent shall be at the Administrative Agent’s expense and all such inspections or audits by a Lender shall be at such Lender’s expense, provided, that so long as an Event of Default exists, all such inspections or audits by the Administrative Agent shall be at the Company’s expense, all such inspections or audits by a Lender shall be at such Lender’s expense and the Administrative Agent and the Lenders shall be able to perform as many inspections or audits as they desire during any such

Event of Default.  The Administrative Agent and the Lenders will give the Company the opportunity to participate in any discussions with such independent auditors.

10.3.                     Maintenance of Property; Insurance.

(a)                                 Keep, and cause each other Loan Party and Guarantor to keep, all property necessary in the business of the Loan Parties and the Guarantors in good working order and condition, ordinary wear and tear and casualty excepted, and from time to time make, or cause to be made, all repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses.

(b)                                 Maintain, and cause each other Loan Party and Guarantor to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it (including, without limitation, liability insurance for the directors and officers of such Loan Party or Guarantor) and such other insurance, to such extent and against such hazards and liabilities as is customarily maintained by companies similarly situated; and, upon request of the Administrative Agent or any Lender, furnish to the Administrative Agent or such Lender a certificate (but, unless an Event of Default exists, in no event shall the Company be required to deliver such certificate more frequently than once per calendar year) setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties and the Guarantors.  The Company shall cause each issuer of an insurance policy to provide the Administrative Agent with an endorsement (i) showing the Administrative Agent as lender loss payee or mortgagee, as applicable, with respect to each policy of property or casualty insurance and naming the Administrative Agent, for the benefit of the Lenders, as an additional insured with respect to each policy of liability insurance, (ii) providing that at least ten (10) days’ notice will be given to the Administrative Agent pursuant to the applicable policy prior to any cancellation of, material reduction or material adverse change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Administrative Agent.

(c)                                  AT ANY TIME DURING THE EXISTENCE OF AN EVENT OF DEFAULT, UNLESS THE COMPANY PROVIDES THE ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT WITHIN FIFTEEN (15) BUSINESS DAYS AFTER REQUEST THEREFOR, THE ADMINISTRATIVE AGENT MAY, FOLLOWING PRIOR NOTICE TO THE COMPANY, PURCHASE INSURANCE AT THE COMPANY’S EXPENSE TO PROTECT THE ADMINISTRATIVE AGENT’S AND THE LENDERS’ INTERESTS IN THE COLLATERAL.  THE COVERAGE THAT THE ADMINISTRATIVE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST ANY LOAN PARTY OR GUARANTOR IN CONNECTION WITH THE COLLATERAL.  THE COMPANY MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE ADMINISTRATIVE AGENT, BUT ONLY AFTER PROVIDING THE ADMINISTRATIVE AGENT WITH EVIDENCE THAT THE COMPANY HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT.  IF THE ADMINISTRATIVE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE COMPANY WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE RESTATEMENT DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE.  THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER.  THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE LOAN PARTIES AND GUARANTORS MAY BE ABLE TO OBTAIN ON THEIR OWN.

10.4.                     Compliance with Laws; Anti-Corruption Laws; Payment of Taxes and Liabilities.

(a)                                 Comply, and cause each other Loan Party and Guarantor to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, conduct its business, and cause each Loan Party and each Guarantor to conduct its business, in material compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws and regulations and (c) pay, and cause each other Loan Party and Guarantor to pay, prior to delinquency, all federal and state income and other material taxes and other governmental charges against it or any collateral, as well as claims of any kind which, if unpaid, could become a Lien (other than Permitted Liens) on any of its property; provided, that, the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien (other than a Permitted Lien) on any collateral, such contest proceedings shall stay the foreclosure of such Lien (other than a Permitted Lien) or the sale of any portion of the collateral to satisfy such claim.

10.5.                     Maintenance of Existence, etc.

(a)                                 Maintain and preserve, and cause each other Loan Party and Guarantor to maintain and preserve, (i) its existence in the jurisdiction of its organization (except in a transaction permitted by Section 11.6(b), Section 11.6(c) or Section 11.4(a)(iii)), (ii) its good standing under the Laws of the jurisdiction of its incorporation or organization (other than, solely until satisfaction of the conditions set forth in Section 10.10(a), each of the Certain Tennessee Subsidiaries), except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, (iii) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect) and (iv) the rights, licenses, permits (including those required under applicable Environmental Laws), franchises, patents, copyrights, trademarks and trade names, in each case, material to the conduct of its businesses; provided, however, that the Loan Parties and the Guarantors shall not be required to preserve any such right, license or franchise, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries and Guarantors, taken as a whole, and that the loss thereof is not adverse in any material respect to the Administrative Agent or the Lenders; and (b) defend all of the foregoing against all claims, actions, demands, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority.

10.6.                     Use of Proceeds.

Use the proceeds of the Loans, and the Letters of Credit, solely to refinance existing indebtedness, for working capital purposes, for Permitted Acquisitions, for Capital Expenditures, for Special Payments, and for other general business purposes.

10.7.                     Employee Benefit Plans.

(a)                                 Maintain, and use good faith efforts to cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

(b)                                 Make, and use good faith efforts to cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c)                                  Not, and use good faith efforts to not permit any other member of the Controlled Group to (i) fail to meet the minimum funding standards of Code Section 412, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan, (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, or (iv) permit to occur a Reportable Event, unless the actions or events described in clauses (i), (ii), (iii) and (iv) individually or in the aggregate would not have a Material Adverse Effect.

10.8.                     Environmental Matters.

If any release or threatened release or other disposal of Hazardous Substances requiring any reporting, investigation, monitoring, remedial, removal or cleanup action pursuant to applicable Environmental Law shall occur or shall have occurred on any real property or any other assets of any Loan Party or Guarantor, the Company shall, or shall cause the applicable Loan Party or Guarantor to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets.  Without limiting the generality of the foregoing, the Company shall, and shall cause each other Loan Party and Guarantor to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party or Guarantor of activities in response to the release or threatened release of a Hazardous Substance.  The Company shall, and shall cause its Subsidiaries to, dispose of any Hazardous Substances or other wastes generated by their operations at facilities licensed to accept the type of waste at issue, and which are operating in material compliance with Environmental Laws.  Notwithstanding the foregoing, the Company, each other Loan Party and each Guarantor may each diligently contest in good faith by appropriate action any requirement imposed by any Governmental Authority under Environmental Laws (an “Environmental Requirement”); provided, that, (1) if any Obligations then remain outstanding, no Event of Default has occurred and is continuing, (2) the Company has given the Administrative Agent written notice of such contest, (3) such contest shall not subject the Administrative Agent or any Lender to any liability and shall not jeopardize any Lien or security interest of the Administrative Agent and/or the Lenders in the Collateral, (4) such contest shall stay imposition and enforcement of such Environmental Requirement and (5) no Lien (other than a Permitted Lien) upon the assets of the Company and its Subsidiaries shall result from such contest.

10.9.                     Pledged Assets; Further Assurances.

(a)                                 Within forty-five (45) days (or such later date as the Administrative Agent may reasonably agree) from the request therefor by the Administrative Agent, take, and cause each other Loan Party and Guarantor to take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request from time to time to give effect to the intent of, and to aid in the exercise and enforcement of the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.  At all times the Company shall ensure that the Obligations are secured by all of the personal property and real property of the Company and each Guarantor other than Excluded Property (as well as all Capital Securities of each Wholly-Owned Domestic Subsidiary (other than a Foreign Holdco) and 66% of all Capital Securities of each Foreign Subsidiary (other than Immaterial Foreign Subsidiaries) and each Foreign Holdco) and guaranteed by each Wholly-Owned Domestic Subsidiary (including, within thirty (30) days after the acquisition or creation thereof, any Wholly-Owned Domestic Subsidiary acquired or created after the Restatement Date but excluding (v) any Foreign Holdco, (w) Central Parking Finance Trust, (x) APCOA Bradley Parking Company, LLC until such entity becomes a Guarantor, (y) Kinney

Eastside until such entity becomes a Guarantor and (z) the Certain Tennessee Subsidiaries until such time as the conditions set forth in Section 10.10(a) are satisfied).  The Company shall take, and cause each other Loan Party and Guarantor to take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request in furtherance of the foregoing, including without limitation (i) the execution and delivery of guaranties, security agreements, pledge agreements, Mortgages (and any Required Flood Insurance Documents), financing statements and other documents, and the filing or recording of any of the foregoing, (ii) the delivery of certificated securities (if the Capital Securities being pledged are certificated), and other collateral with respect to which perfection is obtained by possession and (iii) the delivery of such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder), all in form and substance reasonably satisfactory to the Administrative Agent.

(b)                                 The Company shall notify the Lenders and the Administrative Agent, within ten (10) days after the occurrence thereof, of the acquisition of any material property that is not Excluded Property by the Company or any Guarantor that is not subject to the existing Collateral Documents or any Person becoming a Subsidiary or the creation of any Joint Venture or any Foreign Subsidiary ceasing to be an Immaterial Foreign Subsidiary and any other event or condition, other than the passage of time, that may require additional action of any nature in order to create or preserve the effectiveness and perfected status of the liens and security interests of the Lenders and the Administrative Agent with respect to such property pursuant to the Collateral Documents, including without limitation, to the extent required by the Collateral Documents, delivering the originals of all promissory notes and other instruments payable to the Company or any Guarantor to the Administrative Agent, delivering the originals of all stock certificates or other certificates evidencing the Capital Securities owned by the Company or any Guarantor at any time, which are required by the foregoing Section 10.9(a) to be pledged to the Administrative Agent for the benefit of the holders of the Obligations and causing any new Subsidiary to become a Guarantor pursuant to the Guaranty and Collateral Agreement to the extent such Subsidiary is a Wholly-Owned Domestic Subsidiary (other than a Foreign Holdco).

10.10.              Post-Closing Obligations.

(a)                                 Within forty-five (45) days of the Restatement Date (or such longer period as may be agreed to by the Administrative Agent in its sole discretion), cause each of the Certain Tennessee Subsidiaries to become Guarantors and deliver to the Administrative Agent in connection therewith, (i) such guaranties, security agreements, pledge agreements, Mortgages (and any Required Flood Insurance Documents), financing statements and other documents, and the filing or recording of any of the foregoing as the Administrative Agent shall require, (ii) certificated securities (if the Capital Securities being pledged are certificated), and other collateral with respect to which perfection is obtained by possession and (iii) such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder), all in form and substance reasonably satisfactory to the Administrative Agent.

(b)                                 Within ten (10) days of the Restatement Date (or such longer period as may be agreed to by the Administrative Agent in its sole discretion), deliver to the Administrative Agent the certified articles of incorporation of Central Parking System of Puerto Rico, Inc., a Tennessee corporation, in form and substance satisfactory to the Administrative Agent.

SECTION 11.

NEGATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations (other than contingent indemnification obligations for which no claim has been asserted) hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

11.1.                     Debt.

Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:

(a)                                 Obligations under this Agreement and the other Loan Documents;

(b)                                 Debt of any Guarantor owing to the Company or to any other Guarantor; provided, that, to the extent such Debt shall be evidenced by any note or instrument, upon the written request of the Administrative Agent, such instrument shall be a demand note in form and substance reasonably satisfactory to the Administrative Agent and delivered to the Administrative Agent pursuant to the Collateral Documents, and the obligations under such demand note shall be subordinated to the Obligations of the Company hereunder in a manner reasonably satisfactory to the Administrative Agent;

(c)                                  Subordinated Debt, provided, that (A) immediately before and after (on a Pro Forma Basis acceptable to the Administrative Agent and supported by such certificates required by the Administrative Agent) the incurrence of any such Subordinated Debt, no Unmatured Event of Default or Event of Default shall exist and the Company shall be in compliance on a Pro Forma Basis with all financial and other covenants contained herein as of the date of incurrence of such Subordinated Debt and (B) all agreements, documents and instruments relating to such Subordinated Debt shall have been delivered to and approved by the Administrative Agent and the Required Lenders prior to the incurrence of such Subordinated Debt;

(d)                                 Hedging Obligations;

(e)                                  Debt described on Schedule 11.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased (and as such amount is reduced from time to time) and no modifications of the terms thereof which are less favorable to the Company or more restrictive on the Company in any material manner shall be permitted;

(f)                                   Contingent Liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with Permitted Acquisitions and purchasers in connection with dispositions permitted under Section 11.4;

(g)                                  Earnouts with respect to Permitted Acquisitions made by the Company;

(h)                                 trade accounts payable and accrued expenses arising in the ordinary course which are current or past due only in an amount which is not material in the aggregate for the Company and its Subsidiaries on a consolidated basis, or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the books of the Company;

(i)                                     Debt which is non-recourse to the Company or its Subsidiaries, provided, that, the aggregate amount of such non-recourse Debt does not exceed $20,000,000 and such non-recourse terms and the other terms of such financing are reasonably acceptable to the Administrative Agent;

(j)                                    Debt incurred to finance insurance premiums in the ordinary course of business consistent with past practices of the Company;

(k)                                 Debt of Subsidiaries and Joint Ventures which are not Guarantors owing to the Company or a Guarantor not exceeding at any time outstanding an aggregate amount equal to the book value of five percent (5%) of Total Assets; provided, that, any such Debt shall reduce, dollar for dollar, the available transactions permitted by Section 11.10(p);

(l)                                     Debt represented by Facility Leases, Ordinary Course Equipment Leases and Facility Management Agreements;

(m)                             Debt other than as described in clauses (a) through (l) above and (n) through (s) below not exceeding an aggregate amount equal to the book value of five percent (5%) of Total Assets; provided, that, not more than 50% of the Debt incurred or otherwise outstanding pursuant to this clause (m) may be secured by Permitted Liens;

(n)                                 intercompany Debt arising pursuant to Investments permitted under Section 11.10;

(o)                                 Debt arising from Ordinary Course Capital Leases;

(p)                                 Debt for bank overdrafts or returned items incurred in the ordinary course of business that are promptly repaid;

(q)                                 unsecured Debt owing to banks or other financial institutions under credit cards issued to officers and employees for, and constituting, business-related expenses in the ordinary course of business; provided, that, such Debt is extinguished within ninety (90) days after the incurrence thereof;

(r)                                    Debt representing deferred compensation to employees of any Loan Party incurred in the ordinary course of business; and

(s)                                   obligations arising under indemnity agreements to title insurers to cause such title insurers to issue the Administrative Agent title insurance policies required hereunder.

11.2.                     Liens.

Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)                                 Liens arising under the Loan Documents;

(b)                                 Liens imposed by law (other than liens imposed by ERISA or Section 412 of the Code), carriers’, warehousemen’s or mechanic’s Liens, operators’ or drillers’ Liens and Liens to secure claims for labor, material or supplies arising in the ordinary course of business, but only to the extent that payment thereof shall not at the time be due or shall be contested in good faith by appropriate proceedings diligently conducted, with respect to which appropriate reserves have been set aside and as to which there has been no seizure of or foreclosure upon assets subject to such Liens;

(c)                                  deposits or pledges to secure payment of worker’s compensation, unemployment insurance, old age pensions or other social security, or to secure the performance of bids, tenders, contracts (other than those relating to borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business, or in connection with contests, to the extent that payment thereof shall not at the time be due or shall be contested in good faith by appropriate proceedings diligently conducted and there have been set aside on its books appropriate reserves with respect thereto;

(d)                                 Liens securing taxes, assessments, levies or other governmental charges which are not overdue for more than thirty (30) days or which, in an amount not exceeding $15,000,000 in the aggregate, are being contested in good faith by appropriate proceedings diligently conducted, with respect to which reasonable reserves have been set aside and as to which there has been no seizure of or foreclosure upon assets subject to the Liens;

(e)                                  Liens consisting of encumbrances, easements or reservations of, or rights of others for, rights-of-way, sewers, electric lines, telecommunications lines and other similar purposes, zoning restrictions, restrictions on the use of real property and minor defects and irregularities in the title thereto, and other similar encumbrances, none of which in the reasonable opinion of the Administrative Agent interferes with the use of the property subject thereto by the Company or such Subsidiary in the ordinary conduct of its business;

(f)                                   Liens described on Schedule 11.2 as of the Restatement Date, and any extensions or renewals of the foregoing, provided, that, neither the Debt secured by any such existing Liens nor the property subject thereto shall increase;

(g)                                  Liens on the daily revenues in favor of Persons other than the Company or its Affiliates who are parties to the Facility Leases and Facility Management Agreements for the amounts due to them pursuant thereto;

(h)                                 purported Liens in the ordinary course of business on fixtures to the extent applicable law permits a mortgagee to claim an interest therein, provided, that, such purported Liens do not secure any Debt of the Company or any of its Affiliates;

(i)                                     any Lien created to secure payment of a portion of the purchase price of, or existing at the time of acquisition of, any tangible fixed asset (including Liens granted in connection with Ordinary Course Capital Leases) acquired by the Company or any of its Subsidiaries, may be created or suffer to exist upon such tangible fixed asset if the outstanding principal amount of the Debt secured by such Lien does not exceed the purchase price paid by the Company or such Subsidiary for such tangible fixed asset provided, that (i) such Lien does not encumber any other asset at any time owned by the Company or such Subsidiary, (ii) not more than one such Lien shall encumber such tangible fixed asset at any one time, and (iii) the aggregate amount of Debt secured by all such Liens shall not exceed the amounts permitted by Sections 11.1(e) and (m);

(j)                                    Liens on unearned insurance premiums to secure Debt referred to in Section 11.1(j);

(k)                                 Liens arising by applicable law in respect of employees’ wages, salaries or commissions not overdue;

(l)                                     Liens arising out of judgments or awards not exceeding $15,000,000 in the aggregate against the Company or its Subsidiaries with respect to which the Company or such Subsidiary shall be in good faith prosecuting an appeal or a proceeding or review and the enforcement of such Lien is stayed pending such appeal or review;

(m)                             prepayments and security deposits in the ordinary course of business securing leases, subleases, licenses, sublicenses, use and occupancy agreements, utility services and similar transactions, in each case, permitted hereunder and not required as a result of any breach of any agreement or default in the payment of any obligation;

(n)                                 Liens of a collection bank arising under Section 4-210 of the UCC or similar provisions of applicable Law on items in the course of collection;

(o)                                 normal and customary Liens encumbering deposits (including rights of setoff) in favor of banks or other depository institutions arising as a matter of Law and/or created pursuant to any agreement (including account control agreements) agreed to by the Administrative Agent;

(p)                                 any interest of title of a lessor under any license, sublicense, lease or sublease entered into by the Company or any Subsidiary in the ordinary course of business and covering only the licensed, sublicensed, leased or subleased assets; provided, that, such license, sublicense, lease or sublease is not prohibited by the terms of this Agreement;

(q)                                 Liens arising solely from precautionary UCC financing statement filings with respect to operating leases entered into by the Company or any Subsidiary in the ordinary course of business with respect to any lease not prohibited by this Agreement;

(r)                                    Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any Investments permitted under Section 11.10;

(s)                                   Liens, if any, in favor of the Administrative Agent on Cash Collateral delivered pursuant to Section 2.7; and

(t)                                    other Liens not described above securing obligations other than Debt for borrowed money, in an aggregate amount at any time outstanding not to exceed $15,000,000.

11.3.                     Restricted Payments.

Not, and not permit any other Loan Party to, make, pay, declare, or authorize any Restricted Payment, other than such Restricted Payments made (i) to the extent payable solely in shares of Capital Securities (other than Disqualified Stock) of the Company, (ii) to the Company or any Guarantor, (iii) to the extent that the same constitute Special Payments made in compliance with the definition of such term, or (iv) to pay the Base Cash Amount (as defined in, and as determined in accordance with, the Central Parking Acquisition Agreement), to the extent such payment constitutes a Restricted Payment.  The Company will not issue Disqualified Stock.

11.4.                     Mergers, Consolidations, Sales.

(a)                                 Not, and not permit any other Loan Party to, make any Acquisition, nor merge or consolidate or amalgamate with any other Person, nor dissolve or liquidate, nor take any other action having a similar effect to any of the foregoing, nor enter into any joint venture or similar arrangement with any other Person, except (i) any Acquisition by the Company or any Guarantor where (collectively, “Permitted Acquisitions”):

(A)                               the business or division acquired are for use, or the Person acquired is engaged, in businesses similar, or reasonably related, complementary or ancillary, to those engaged in by the Loan Parties on the Original Closing Date;

(B)                               immediately before and after giving effect to such Acquisition, no Event of Default shall exist;

(C)                               the Company shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Total Debt to EBITDA Ratio is at least 0.25 to 1.0 less than the Total Debt to EBITDA Ratio required to be maintained by Section 11.13.2 as of the most recent Fiscal Quarter end for which the Company was required to deliver financial statements pursuant to Section 10.1.1 or 10.1.2;

(D)                               in the case of the Acquisition of any Person, the Board of Directors of such Person has approved such Acquisition;

(E)                                after giving effect to any Acquisition, the Revolving Loan Availability shall equal or exceed $15,000,000;

(F)                                 with respect to any Acquisition in which the aggregate consideration paid by the Loan Parties exceeds $20,000,000, within twenty (20) Business Days after the consummation of such Acquisition, the Administrative Agent shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Administrative Agent may require to evidence the termination of Liens on the assets or business to be acquired, provided, that, the Lien termination may occur simultaneously with the closing of such Acquisition; and

(G)                               with respect to any Acquisition in which the aggregate consideration paid by the Loan Parties exceeds $20,000,000, not less than ten (10) Business Days prior to such Acquisition, the Administrative Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the material terms and conditions, including economic terms, of the proposed Acquisition, and the Company’s calculation of EBITDA on a Pro Forma Basis relating thereto;

(ii) as may be otherwise permitted pursuant to Sections 11.6(b), 11.6(c) and/or 11.10(p) and (iii) any Subsidiary may be dissolved so long as (x) all of the assets of such Subsidiary (excluding, at the option of the Company, assets of such Subsidiary having an aggregate fair market value of not more than $10,000) have been transferred or otherwise conveyed to the Company or any Guarantor prior to or concurrently with such dissolution or (y) at the time of such dissolution, (1) such Subsidiary had total assets with a fair market value not in excess of $10,000 and (2) such Subsidiary, together with all Subsidiaries so dissolved during the Fiscal Year in which such dissolution occurs, had total assets with a fair market value not in excess of $100,000.

(b)                                 Not, and not permit any other Loan Party to, sell, lease, license, transfer, assign or otherwise dispose of all or any portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions (other than inventory and assets sold in the ordinary course of business upon customary credit terms and sales of material or equipment no longer useful in the business of the Loan Parties and sales of worn-out and surplus equipment and abandonment or other disposition of intellectual property no longer material to the business of the applicable Loan Party) and not permit or suffer any Subsidiary to do any of the foregoing (each, an “Asset Disposition”); provided, however, that this Section 11.4(b) shall not prohibit:

(i) Asset Dispositions of equipment as to which proceeds are used within one hundred and eighty (180) days to purchase equipment of at least equivalent value to those disposed of and if, immediately before and after such transaction, no Unmatured Event of Default or Event of Default shall exist;

(ii) Asset Dispositions as to which, and to the extent that, the proceeds thereof are used to make optional repayments on the Loans, provided, that, such prepayments on the Revolving Loans shall also permanently reduce the Aggregate Revolving Commitments by the amount of such prepayments;

(iii) Asset Dispositions of property pursuant to sale and lease-back transactions and similar arrangements in an aggregate amount not to exceed $20,000,000 during the term of this Agreement;

(iv) to the extent constituting an Asset Disposition, Investments otherwise permitted under Section 11.10;

(v) (A) any Asset Disposition otherwise permitted pursuant to Section 11.6(a) and (B) any Asset Disposition by a Foreign Subsidiary to another Foreign Subsidiary;

(vi) licenses of intellectual property on a non-exclusive basis or on an exclusive basis so long as such exclusive licensing is limited to geographic areas, particular fields of use, customized products for customers or limited time periods, and so long as after giving effect to such license, the Loan Parties retain sufficient rights to use the subject intellectual property as to enable them to continue to conduct their business in the ordinary course;

(vii) Asset Dispositions of Cash Equivalent Investments in the ordinary course of business and conversions of Cash Equivalent Investments into cash or other Cash Equivalent Investments;

(viii) sales or discounting, on a non-recourse basis and in the ordinary course of business of past due Accounts in connection with the collection or compromise thereof;

(ix) Asset Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party or any Subsidiary;

(x) Asset Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property or the proceeds of such disposition are promptly applied to the purchase price of such replacement property; and

(xi) any other Asset Disposition not described in the preceding subclauses of this Section 11.4(b) if the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all of the business, assets, rights, revenues and property disposed of after the Restatement Date in reliance on this subclause (b)(xi) shall be less than 7.5% of the book value of Total Assets at such time (after giving effect to such transaction) and if, immediately before and after such Asset Disposition, no Unmatured Event of Default or Event of Default shall exist;

provided, further, however, in the case of any of the foregoing Asset Dispositions described in subclauses (i), (ii), (iii) and/or (xi), the Company shall not, and shall not permit any of its Subsidiaries to, consummate any such Asset Disposition unless (A) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Disposition at least equal to the fair market value of the assets and (B) with respect to any such Asset Disposition, or series of related Asset Dispositions, of assets having a fair market value of less than $5,000,000, at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of cash; provided, that, the amount of (x) any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet), of the Company or any Subsidiary that are assumed by the transferee of any such assets such that the Company or such Subsidiary have no further liability and (y) any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are converted within one hundred and eighty (180) days following the closing of such disposition by the Company or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision and the definition of Net Cash Proceeds.

11.5.                     Modification of Organization Documents.

Not permit the Organization Documents of any Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders.

11.6.                     Transactions with Affiliates.

Not, and not permit any other Loan Party to, take any actions, nor enter into any transactions, of the types described in Sections 11.1, 11.2, 11.3, 11.4, 11.10, 11.14 or 11.15, directly or indirectly, with, or for the benefit of, any officer, director or Affiliate of any Loan Party (each of the foregoing, an “Affiliate Transaction”) except for intercompany transactions specifically permitted by those sections, and except as follows:

(a)                                 transactions between or among the Company and/or the Guarantors shall be permitted;

(b)                                 any Subsidiary may merge with or into another Subsidiary or into the Company, provided, that: (i) there is no Unmatured Event of Default or Event of Default which would arise from, such merger, (ii) subject to clause (iii) below, if any such merger involves a Guarantor, the Guarantor shall be the surviving Person, (iii) if any such merger involves the Company, the Company shall be the surviving Person and (iv) if any such merger involves the Company or any Guarantor, the net worth of the Company or such Guarantor involved in such merger immediately after the merger would be equal to or greater than its net worth immediately preceding such merger;

(c)                                  upon notice to and consent of the Administrative Agent, any Subsidiary may merge with or into a newly-created Subsidiary which is incorporated, formed or otherwise organized pursuant to the laws of the State of Delaware, solely for the purpose of re-organizing the previously existing Subsidiary under the laws of the State of Delaware, provided, that (i) there is no Unmatured Event of Default or

Event of Default which would arise from, such merger, and (ii) if any such merger involves a Guarantor, the surviving Subsidiary shall become a Guarantor, and the net worth of such surviving Subsidiary immediately after the merger shall be equal to or greater than the Guarantor’s net worth immediately preceding such merger; and

(d)                                 Affiliate Transactions, Facility Management Agreements and Facility Leases entered into in the ordinary course of business shall be permitted that are on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person.

11.7.                     Use of Proceeds.

Not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

11.8.                     Inconsistent Agreements.

Not, and not permit any other Loan Party to, enter into any agreement, including without limitation any amendments to existing agreements, containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by any Loan Party of any of its obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to the Administrative Agent and the Lenders, a Lien on any of its assets, now or hereafter acquired, or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party; (x) except (in respect of any of the matters referred to in clauses (b) and (c) above only) for (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided, that, such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, (C) customary provisions in leases, Joint Venture agreements (created in the ordinary course consistent with past practices) and other contracts restricting the assignment thereof, (D) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business and (E) any agreement in effect at the time that any Subsidiary is acquired by the Company, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary and (y) except (in respect of the matter described in clause (c)(i) above only) for customary restrictions on the ability of any Subsidiary to pay dividends or make other distributions to the Company or any other Subsidiary or pay any debt owed to the Company or any other Subsidiary, in each case contained in the Subordinated Debt Documents.  The Company shall use its best efforts to avoid entering into Joint Venture agreements which would violate the foregoing terms of this Section 11.8.

11.9.                     Business Activities; Issuance of Equity.

Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in on the Original Closing Date and businesses reasonably related, complementary or ancillary thereto.  Not, and not permit any other Loan Party to, issue any Capital Securities other than (a) any issuance of shares of the Company’s Capital Securities (provided any such issued shares shall not be

Disqualified Stock), or (b) any issuance by a Subsidiary to the Company or another Subsidiary in accordance with Section 11.3.

11.10.              Investments, Loans and Advances.

Not, and not permit any other Loan Party or Subsidiary to, make any Investments; other than:

(a)                                 Investments in the Company or any Guarantor;

(b)                                 to the extent constituting Investments, pledges and deposits of the type described in Section 11.2(c) in the ordinary course of business, in each case, to the extent permitted by Section 11.2(c);

(c)                                  Investments constituting Debt permitted by Section 11.1 (other than Section 11.1(n));

(d)                                 Contingent Liabilities constituting Debt permitted by Section 11.1 (other than Section 11.1(n)) and Liens permitted by Section 11.2;

(e)                                  Investments in Cash Equivalent Investments;

(f)                                   bank deposits in the ordinary course of business;

(g)                                  Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors or settlement of delinquent accounts;

(h)                                 Permitted Acquisitions;

(i)                                     those Investments described in Schedule 11.10 as of the Restatement Date (including any reinvestments thereof);

(j)                                    extensions of trade credit made in the ordinary course of business on customary credit terms and commissions, relocation, travel and similar advances made to officers and employees and to consultants for consulting services and reimbursable expenses, all in the ordinary course of business, provided, that, advances to officers, employees and to consultants for purposes other than commission, relocation and travel shall not exceed $2,500,000 in aggregate at any time outstanding;

(k)                                 Investments received in settlement of debts owing to the Company or its Subsidiaries or as consideration for Asset Dispositions otherwise permitted under Section 11.4;

(l)                                     advances made by the Company or its Subsidiaries or Joint Ventures to clients in connection with Facility Leases and Facility Management Agreements of the Company in the ordinary course of business consistent with past practices;

(m)                             to the extent any Capital Expenditure would constitute an Investment, such Capital Expenditure;

(n)                                 Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 11.4(b) (other than Section 11.4(b)(iv));

(o)                                 [reserved];

(p)                                 the Company or any Guarantor may purchase or otherwise acquire any Capital Securities of or other ownership interest in, or debt securities of or other evidences of Debt of, any Subsidiary or Joint Venture that is not a Guarantor; or make any loan or advance of any of its funds or property or make any other extension of credit to, or make any other Investment or contribution or acquire any interest whatsoever in, any Subsidiary or Joint Venture that is not a Guarantor, in the aggregate for all such transactions not to exceed at any time outstanding an aggregate amount equal to the book value of five percent (5%) of Total Assets; provided, that any of the foregoing transactions shall reduce, dollar for dollar, the available Debt permitted by Section 11.1(k);

(q)                                 Investments in Hedging Agreements entered into in the ordinary course of business for bona fide hedging purposes and not for speculation;

(r)                                    other Investments in an aggregate amount not to exceed at any time outstanding the book value of five percent (5%) of Total Assets;

provided, that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (y) no new Investment which would otherwise be permitted by clause (c), (d), or (h) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

11.11.              Restriction of Amendments to Certain Documents.

Not amend or otherwise modify, or waive any rights under, or permit any other Loan Party to amend or otherwise modify or waive any rights under, the Subordinated Debt Documents if, in any case, such amendment, modification or waiver could reasonably be expected to be material and adverse to the interests of the Lenders.

11.12.              Fiscal Year.

Not, nor permit any Loan Party to, change its Fiscal Year.

11.13.              Financial Covenants.

11.13.1.              Fixed Charge Coverage Ratio.

Not permit the Fixed Charge Coverage Ratio to be less than 1.25 to 1.0 as of the end of any Fiscal Quarter.

11.13.2.              Total Debt to EBITDA Ratio.

Not permit the Total Debt to EBITDA Ratio to exceed (i) 4.0 to 1.0 as of the end of any Fiscal Quarter ending during the period from the Restatement Date through and including September 30, 2015, (ii) 3.75 to 1.0 as of the end of any Fiscal Quarter ending during the period from October 1, 2015 through and including September 30, 2016 and (iii) 3.5 to 1.0 as of the end of any Fiscal Quarter ending thereafter.

11.14.              Repayment or Redemption of Debt; Cancellation of Debt.

Not make, or permit any Subsidiary to make, any optional payment, defeasance (whether a covenant defeasance, legal defeasance or other defeasance), prepayment or redemption of any of its or any of its Subsidiaries’ Debt (except for (x) Debt arising under the Loan Documents, (y) payments made in Capital Securities which could not create an Event of Default and (z) Ordinary Course Lease Termination Payments); or amend or modify, or consent or agree to any amendment or modification of, any instrument or agreement under which any of its Subordinated Debt is issued or created or otherwise related thereto (other than any amendment or modification permitted under Section 11.11(a)); or enter into any agreement or arrangement providing for any defeasance of any kind of any of its Subordinated Debt; except as may otherwise be permitted pursuant to Sections 11.3 and 11.6.  Not, and not permit any other Loan Party to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

11.15.              Affiliate Amounts.

Except as set forth on Schedule 11.15, the Company will not pay, or permit any Subsidiary to pay, directly or indirectly, any management, consulting, investment banking, advisory or other fees or payments, fees or payments under any leases, any expense reimbursement or similar payments, or any other payments of any kind (including, without limitation, any amounts paid or payable by the Company or any of its Subsidiaries to any Affiliate of the Company, in respect of overhead expense allocations among members of the Affiliate corporate group) to any Affiliate of the Company, other than the Company or any Guarantor.  The foregoing sentence shall not restrict the Company from (i) paying salaries, bonuses or other compensation to, or reimbursing travel or other business expenses of, officers, directors or employees in the ordinary course of business, or (ii) reimbursing travel or other business expenses of any officer or director of the Company, to the extent such reimbursements or such expenses are customarily paid or reimbursed for all officers and/or directors (as applicable) of the Company in the ordinary course of the Company’s business, consistent with past practices, or (iii) making Special Payments in compliance with the definition of such term.

11.16.              Legal Name, State of Formation and Form of Entity.

Without providing at least ten (10) days prior written notice to the Administrative Agent, not, and not permit any Guarantor to, change its name, state of formation or form of organization.

11.17.              Sanctions.

Not, directly or indirectly, use, or permit any Loan Party to use, any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available or permit any Loan Party to lend, contribute or otherwise make available, such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, Issuing Bank, Swing Line Lender, or otherwise) of Sanctions.

11.18.              Anti-Corruption Laws.

Directly or indirectly, use, or permit any Loan Party to use, any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

SECTION 12.

EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

12.1.                     Conditions of Initial Credit Extension.

The obligation of the Administrative Agent, each Issuing Lender and each Lender to enter into this Agreement and to make its initial Credit Extension hereunder on the Restatement Date is subject to satisfaction of the following conditions precedent:

12.1.1.                     Loan Documents.

Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Senior Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

12.1.2.                     No Material Adverse Effect.

Since December 31, 2013, no event or condition shall have occurred that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

12.1.3.                     Authorization Documents.

Receipt by the Administrative Agent of the Company’s and each Guarantor’s (a) charter (or similar formation document), certified by the appropriate governmental authority (other than, with respect to certification, Central Parking System of Puerto Rico, Inc., a Tennessee corporation); (b) good standing certificates in its state of incorporation (or formation); (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by one of its Senior Officers as being in full force and effect without modification.

12.1.4.                     Consents, etc.

All material governmental and shareholder consents and approvals necessary in connection with the execution, delivery and performance by the Company and each Guarantor of the documents referred to in this Section 12 and the transactions contemplated thereby shall have been received and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any authority that could prevent or impose any materially adverse condition on the transactions contemplated hereby.

12.1.5.                     Opinions of Counsel.

Receipt by the Administrative Agent of favorable opinions of legal counsel to the Company and the Guarantors, addressed to the Administrative Agent and each Lender, dated as of the Restatement Date, and in form and substance reasonably satisfactory to the Administrative Agent.

12.1.6.       Insurance.

Receipt by the Administrative Agent of evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that the Administrative Agent has been named as a lender’s loss payee (in the case of property insurance) and an additional insured (in the case of liability insurance) on all related insurance policies.

12.1.7.       Copies of Documents.

Receipt by the Administrative Agent of copies of the documentation governing any Subordinated Debt certified by a Senior Officer of the Company as being true and complete in all material respects.

12.1.8.       Payment of Fees.

Receipt by the Administrative Agent, the Joint Lead Arrangers and the Lenders of all accrued and unpaid fees, costs and expenses to the extent then due and payable on or before the Restatement Date (including, without limitation, those certain fees payable pursuant to the Fee Letter), together with all Attorney Costs of one primary counsel for the Administrative Agent and the Joint Lead Arrangers to the extent invoiced prior to the Restatement Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs of such counsel incurred or to be incurred by the Administrative Agent through the funding proceedings (provided, that, such estimate shall not thereafter preclude final settling of accounts between the Company and the Administrative Agent).

12.1.9.       Search Results; Lien Terminations.

Receipt by the Administrative Agent of copies of Uniform Commercial Code search reports from the jurisdiction of formation of the Company and each Guarantor (or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral) dated a date reasonably near to the Restatement Date, listing all effective financing statements which name the Company and each Guarantor (under their present names and any previous names) as debtors, together with copies of such financing statements and, where feasible prior to the Restatement Date, together with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Liens permitted by Section 11.2) and such other Uniform Commercial Code termination statements as the Administrative Agent may reasonably request.

12.1.10.     Filings, Registrations and Recordings.

Receipt by the Administrative Agent of each document required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the holders of the Obligations, a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 11.2), in proper form for filing, registration or recording.

12.1.11.     Closing Certificates.

Receipt by the Administrative Agent of a certificate executed by a Senior Officer of the Company on behalf of the Company, in such capacity but not individually, certifying that (i) the conditions set forth in Sections 12.1.2, 12.1.4, 12.1.12 and 12.2, have been satisfied as of the Restatement Date and (ii) the Company and its Subsidiaries are Solvent on a consolidated basis.

12.1.12.     No Litigation.

No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding shall be pending or, to the Company’s knowledge, threatened, against any Loan Party or Guarantor which could reasonably be expected to have a Material Adverse Effect.

12.1.13.     Repayment of Debt under the Existing Credit Agreement.

The Company shall have (or concurrently with the initial Credit Extension on the Restatement Date will have): (a) paid in full all Debt under the Existing Credit Agreement owed to lenders under the Existing Credit Agreement who are not Lenders hereunder, (b) paid all accrued and unpaid interest on the outstanding Revolving Loans through the Restatement Date and all accrued and unpaid interest through the Restatement Date on the term loan under the Existing Credit Agreement outstanding as of the Restatement Date, (c) prepaid any Revolving Loans (and paid any additional amounts pursuant to Section 8.4 of the Existing Credit Agreement) to the extent necessary to keep the outstanding Revolving Loans ratable with the Revolving Commitments as of the Restatement Date, (d) paid all accrued Non-Use Fees owing to the Lenders under the Existing Credit Agreement on the Restatement Date and (e) repaid any portion of the term loan outstanding under the Existing Credit Agreement (together with all accrued and unpaid interest thereon) to the extent necessary to ensure that the Term Loan hereunder is held ratably by the Lenders on the Restatement Date.

12.1.14.     “Know Your Customer” Information.

Receipt by the Administrative Agent and the Lenders of all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

12.1.15.     Other.

Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as requested by the Administrative Agent or any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management of the Company and its Subsidiaries; such information may include, if requested by the Administrative Agent, asset appraisal reports and written audits of accounts receivable, inventory, payables, controls and systems.

Without limiting the generality of the provisions of the last paragraph of Section 14.5, for purposes of determining compliance with the conditions specified in this Section 12.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Date specifying its objection thereto.

12.2.       Conditions.

The obligation (a) of each Lender to make each Loan and participate in each Letter of Credit and (b) of any Issuing Lender to issue any Letter of Credit, is subject in each case to the following further condition precedent that both before and after giving effect to any Borrowing or the issuance of any Letter of Credit, the following statements shall be true and correct:

(a)         the representations and warranties of each Loan Party and each Guarantor set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (except to the extent such representation and warranty is qualified by Material Adverse Effect or other materiality, in which case it shall be true and correct in all respects) with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects (except to the extent such representation and warranty is qualified by Material Adverse Effect or other materiality, in which case it shall be true and correct in all respects) as of such earlier date).

(b)           no Event of Default or Unmatured Event of Default shall have then occurred and be continuing or would result from such borrowing or Letter of Credit issuance.

(c)           The Administrative Agent and, if applicable, the Issuing Lenders and/or the Swing Line Lender shall have received a Loan Notice or L/C Application, as applicable, in accordance with the requirements hereof.

Each request for a Credit Extension submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in this Section 12.2 have been satisfied on and as of the date of the applicable Credit Extension.

SECTION 13.

EVENTS OF DEFAULT AND THEIR EFFECT

13.1.       Events of Default.

Each of the following shall constitute an Event of Default under this Agreement:

13.1.1.       Non-Payment of the Loans, etc.

Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five (5) Business Days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Company or any Guarantor hereunder or under any other Loan Document.

13.1.2.       Non-Payment of Other Debt.

(a) Any default shall occur under the terms applicable to any Debt of any Loan Party or Guarantor (other than (x) non-recourse Debt of the Company or any of its Subsidiaries or any Guarantor as the Administrative Agent shall consent, such consent not to be unreasonably withheld and (y) Debt under Hedging Agreements) in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $15,000,000 and such default shall (i) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (ii) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party or Guarantor to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity; provided, that this clause (a)(ii) shall not apply to Debt secured by a Permitted Lien that becomes due as a result of the sale or transfer of the assets or property securing such Debt in a sale or transfer permitted by Section 11.4(b); or (b) there occurs under any Hedging Agreement an Early Termination Date (as defined in such Hedging Agreement) resulting from any event of default under such Hedging Agreement as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Hedging Agreement) and the Hedging Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $15,000,000.

13.1.3.       Inability to Pay Debts.

(a) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (b) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy.

13.1.4.       Bankruptcy, Insolvency, etc.

Any Loan Party or Guarantor becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party or Guarantor applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or Guarantor or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or Guarantor or for a substantial part of the property of any thereof and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any Debtor Relief Law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party or Guarantor, and if such case or proceeding is not commenced by such Loan Party or Guarantor, it is consented to or acquiesced in by such Loan Party or Guarantor, or remains for sixty (60) days undismissed; or any Loan Party or Guarantor takes any action to authorize, or in furtherance of, any of the foregoing.

13.1.5.       Non-Compliance with Loan Documents.

(a) Failure by any Loan Party or Guarantor to comply with or to perform any covenant set forth in Section 10.1.5, 10.3(b), 10.5 or 10.9 or Section 11 or (b) failure by any Loan Party or Guarantor to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (b) for thirty (30) days after the earlier of (i) the date on which a Senior Officer of the Company obtains actual knowledge of such failure and (ii) the date on which written notice thereof shall have been given to the Company by the Administrative Agent or the Required Lenders.

13.1.6.       Representations; Warranties.

Any representation or warranty made by any Loan Party or Guarantor herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party or Guarantor to the Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

13.1.7.       Pension Plans.

(a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination the Company is required to make a contribution to such Pension Plan, or incurs a liability or obligation to such Pension Plan, which contribution or liability could reasonably be expected to have a Material Adverse Effect; (b) a contribution failure occurs with respect to any Pension Plan and as a result of such contribution failure the Company is required to make a contribution to such Pension Plan or incurs a liability or obligation to such Pension Plan or such contribution failure is sufficient to give rise to a Lien under Section 303(k) of ERISA which contribution or liability or Lien could reasonably be expected to result in liability to the Company in excess of $15,000,000; or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company or any member of the Controlled Group have incurred on the date of such withdrawal) could reasonably be expected to have a Material Adverse Effect.

13.1.8.       Judgments.

Final judgments which exceed an aggregate of $15,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) shall be rendered against any Loan Party or Guarantor and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within thirty (30) days after entry or filing of such judgments.

13.1.9.       Invalidity of Collateral Documents, etc.

Any Collateral Document shall cease to be in full force and effect (other than (x) pursuant to the terms thereof or (y) solely as a result of action taken or omitted, as applicable, by the Administrative Agent and/or the Required Lenders), or any of the Company or the Guarantors (or any Person by, through or on behalf of any of the Company or the Guarantors) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

13.1.10.     Invalidity of Subordination Provisions, etc.

Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect (other than pursuant to the terms thereof or solely as a result of action taken by the Administrative Agent or the Required Lenders), or any Loan Party or Guarantor or any other Person shall contest in any manner the validity, binding nature or enforceability of any such provision.

13.1.11.     Change of Control.

A Change of Control shall occur.

13.2.       Effect of Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the Issuing Lenders to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;

(c)           require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the Issuing Lenders to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

13.3.       Application of Funds.

After the exercise of remedies provided for in Section 13.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 13.2), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 7.6 and Section 8) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Lenders (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lenders) arising under the Loan Documents and amounts payable under Section 7.6 and Section 8, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Secured Hedging Agreements to any Hedging Agreement Bank, ratably among the Lenders, the Hedging Agreement Banks and the Issuing Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Secured Hedging Agreements to any Hedging Agreement Banks, (c) payments of amounts due under any Secured Bank Product Agreement to any Bank Product Provider and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Sections 2.3 and 2.7, in each case, ratably among the Lenders, the Hedging Agreement Banks and the Bank Product Providers and the Issuing Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Company or as otherwise required by Law.

Subject to Sections 2.3.3 and 2.7, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.  Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Guarantors to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Obligations arising under Secured Bank Product Agreements and Secured Hedging Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice from the applicable Bank Product Provider or Hedging Agreement Bank, as the case may be.  Each Bank Product Provider and Hedging Agreement Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Section 14 for itself and its Affiliates as if a “Lender” party hereto.

SECTION 14.

THE AGENT

14.1.       Appointment and Authorization.

Each Lender and each Issuing Lender hereby irrevocably (subject to Section 14.10) appoints and designates Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to each of them by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent, regardless of whether an Unmatured Event of Default or Event of Default has occurred and is continuing.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

The Administrative Agent (a) shall not shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and (b) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Guarantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lenders for purposes of acquiring, holding and enforcing any and all Liens on collateral granted by any of the Company and the Guarantors to secure any of the Obligations, together with such powers and discretion as are incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 14.3 for purposes of holding or enforcing any Lien on the collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 14 (including Section 14.8, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) and Section 15 as if set forth in full herein with respect thereto.

The provisions of this Section 14 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Company nor any other Loan Party nor any Guarantor shall have rights as a third party beneficiary of any of such provisions.

14.2.       Issuing Lenders.

Each Issuing Lender shall act on behalf of the Lenders (according to their Pro Rata Shares) with respect to any Letters of Credit issued by it and the documents associated therewith.  The Issuing Lenders shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by any such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 14, included such Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to such Issuing Lender.

14.3.       Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent and any such agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that either one selects in the absence of gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment).  The exculpatory provisions of this Section 14 shall apply to any such agent and to the Related Parties of the Administrative Agent and any such agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

14.4.       Exculpation of Agents.

None of the Administrative Agent nor any of its Related Parties shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence, bad faith or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party, any Guarantor or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates or the Guarantors.

14.5.       Reliance by Agents.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Unmatured Event of Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 12 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

14.6.       Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”.  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 13; provided, that, unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

14.7.       Credit Decision.

Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession.  Each Lender and each Issuing Lender represents to the Administrative Agent, the other Lenders and their respective Related Parties that it has, independently and without reliance upon the Administrative Agent, the other Lenders or their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties or the Guarantors, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the other Lenders or their respective Related Parties and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company which may come into the possession of the Administrative Agent.

14.8.       Indemnification.

Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent (or any sub-agent thereof), the Issuing Lenders, the Swing Line Lender and their respective Related Parties (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined) and any amounts required to be paid by the Company, any Guarantor or other Loan Party pursuant to Section 15.5; provided, that, no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence, bad faith or willful misconduct.  No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company.  The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent.

14.9.       Agent in Individual Capacity.

Bank of America and its Affiliates, and any other Person serving as the Administrative Agent hereunder, may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties or the Guarantors and their respective Affiliates as though Bank of America or such Person were not the Administrative Agent hereunder and without notice to or consent of any Lender and without any duty to account therefor to the Lenders.  Each Lender acknowledges that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.  With respect to their Loans (if any), Bank of America and its Affiliates, and any other Person serving as the Administrative Agent hereunder, shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Bank of America or such Person were not the Administrative Agent, and the terms “Lender” and “Lenders” include Bank of America and its Affiliates and any such Person serving as the Administrative Agent hereunder, to the extent applicable, in their individual capacities.

14.10.     Successor Agent.

14.10.1.     The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank or financial institution with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States.  If no such successor shall have been appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

14.10.2.     If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law by notice in writing to the Company and such Person remove such Person as the Administrative Agent and, in consultation with the Company, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

14.10.3.     With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lenders directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 7.6(e) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 14 and Section 15.16 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by or removal of Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation or removal as Issuing Lender and Swing Line Lender.  If Bank of America resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3.3.  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.4.3.  Upon the appointment by the Company of a successor Issuing Lender or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swing Line Lender, as applicable (b) the retiring Issuing Lender and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

14.11.     Collateral and Guaranty Matters.

The Lenders and the Issuing Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Administrative Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans, all other obligations of the Company hereunder and all other Obligations (other than (x) contingent indemnification obligations for which no claim has been asserted and (y) obligations and liabilities under Secured Bank Product Agreements and Secured Hedging Agreements as to which arrangements reasonably satisfactory to the applicable provider thereof shall have been made) and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; (b) to subordinate its interest in any collateral to any holder of a Lien on such collateral which is permitted by Section 11.2(i) (it being understood that the Administrative Agent may conclusively rely on a certificate from the Company in determining whether the Debt secured by any such Lien is permitted by Section 11.1(e) or (m)) and (c) to release any Guarantor from its obligations under the Guaranty and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of collateral, or to release any Guarantor from its obligations under the Guaranty and Collateral Agreement, pursuant to this Section 14.11.  In connection with any such termination or release or subordination, as applicable, the Administrative Agent shall promptly execute and deliver to the applicable Loan Party or Subsidiary such documents as such Loan Party or such Subsidiary may reasonably request to evidence the release of such item of collateral from the assignment and security interest granted under the Loan Documents, to evidence such subordination of its interest in or to release such Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 14.11.  Each Lender hereby authorizes the Administrative Agent to give blockage notices in connection with any Subordinated Debt at the direction of Required Lenders and agrees that it will not act unilaterally to deliver such notices.

14.12.     Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party or Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 5, 15.5 and 15.16) allowed in such judicial proceedings; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5, 15.5 and 15.16.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.13.     Other Agents; Arrangers and Managers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “co-documentation agent,” “co-agent,” “book runner,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

14.14.     Secured Bank Product Agreements and Secured Hedging Agreements.

No Bank Product Provider or Hedging Agreement Bank that obtains the benefits of the Guaranty and Collateral Agreement or any collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the collateral (including the release or impairment of any collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Section 14 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Bank Product Agreements and Secured Hedging Agreements unless the Administrative Agent has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Hedging Agreement Bank, as the case may be.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Bank Product Agreements and Secured Hedging Agreements.

SECTION 15.

GENERAL

15.1.       Waiver; Amendments.

No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  No amendment, modification or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any Guarantor therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Guarantor, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan or L/C Borrowing, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest or Letter of Credit Fees at the Default Rate (it being understood that a waiver of any condition precedent or the waiver of any Unmatured Event of Default, Event of Default or mandatory prepayment shall not constitute an extension or increase of any Lender’s commitment hereunder), (d) change Section 7.5 or Section 13.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby or (e) release all or substantially all of the Guarantors or all or substantially of the collateral granted under the Collateral Documents, change the definition of “Required Lenders” or any provision of this Section 15.1, without, in each case, the written consent of all Lenders.  No provision of Section 14 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent.  No provision of this Agreement relating to the rights or duties of any Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of such Issuing Lender.  No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

Notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow a Loan Party or a Guarantor to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Company (i) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding hereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) to change, modify or alter Section 7.5 or Section 13.3 or any other provision hereof relating to pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in clause (i) of this paragraph.

Notwithstanding anything to the contrary herein, (x) as to any amendment, amendment and restatement or other modifications otherwise approved in accordance with this Section, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective and (y) in order to implement any additional Revolving Commitments in accordance with Section 6.1.1, this Agreement may be amended for such purpose (but solely to the extent necessary to implement such additional Revolving Commitments in accordance with

Section 6.1.1) by the Company, the Administrative Agent and the relevant Lenders providing such additional Commitments.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Company and the Guarantors or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 14.1 for the benefit of all the Lenders and the Issuing Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lenders or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in their respective capacities as Issuing Lender or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 7.4 (subject to the terms of Section 7.5), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Company or any Guarantor under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 14.1 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 7.5, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

15.2.       Confirmations.

The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

15.3.       Notices.

All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Company or any Guarantor, the Administrative Agent, the Issuing Lenders or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Annex B; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices sent by facsimile or electronic mail transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three (3) Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received.  The Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.

The Administrative Agent, the Issuing Lenders and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, Notices of Loan Prepayment and L/C Applications) purportedly given by or on behalf of the Company or any Guarantor even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Company and the Guarantors shall indemnify the Administrative Agent, the Issuing Lenders, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company or a Guarantor except to the extent arising from such Person’s own gross negligence, bad faith or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording. The indemnity provisions of this Section shall survive the resignation of the Administrative Agent, the Issuing Lenders and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

15.4.       Computations.

(a)           Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements.

(b)           The Company will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly Compliance Certificate.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           The parties hereto acknowledge and agree that all calculations of the financial covenants in Section 11.13 (including for purposes of determining the Applicable Margin) shall be made on a Pro Forma Basis.

(d)           Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

15.5.       Costs and Expenses.

The Company agrees to pay within ten (10) Business Days after demand therefor, (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Issuing Lenders and their Affiliates (including Attorney Costs) in connection with the preparation, negotiation, execution, syndication, delivery and administration (including perfection and protection of any collateral and the costs of IntraLinks, Syndtrak (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Administrative Agent, the Issuing Lenders and each Lender in connection with the collection of the Obligations or the enforcement of this Agreement, the other Loan Documents or any such other documents or the protection of their respective rights thereunder or during any workout, restructuring or negotiations in respect thereof.  In addition, the Company agrees to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any fees of the Company’s auditors in connection with any reasonable exercise by the Administrative Agent and the Lenders of their rights pursuant to Section 10.2.  All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

15.6.       Assignments; Participations.

15.6.1.       Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 15.6.2, (ii) by way of participation in accordance with the provisions of Section 15.6.4 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 15.6.5 (and any other attempted assignment or transfer by any party hereto shall be null and void; provided, that, any assignment made to a Competitor in violation of clause (E) below shall not be void, but the provisions of clause (G) below may apply).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 15.6.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

15.6.2.       Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this Section 15.6.2, participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(A)          Minimum Amounts.

15.6.2.A.1.            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

15.6.2.A.2.            in any case not described in Section 15.6.2.A.1, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of an assignment of Revolving Loans and $1,000,000 in the case of an assignment of Term Loans unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed);

(B)          Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (B) shall not (x) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) and its portion of the outstanding Term Loan on a non-pro rata basis;

(C)          Required Consents.  No consent shall be required for any assignment except to the extent required by Section 15.6.2.A.2 and, in addition:

15.6.2.C.1.            the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

15.6.2.C.2.            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Loan Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Competitors.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or

Participant or prospective Lender or Participant is a Competitor or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Competitor.

15.6.2.C.3.                                     the consent of the Issuing Lenders and the Swing Line Lender shall be required for any assignment in respect of the Revolving Commitment.

(D)                               Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(E)                                No Assignment to Certain Persons.  No such assignment shall be made (1) to the Company or any of the Company’s Affiliates or Subsidiaries, (2) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2), (3) to a Competitor or (4) to a natural Person.  If the Company approves an assignment to a Competitor, then such assignee will not be considered a “Competitor” solely for purposes of that assignment.

(F)                                 Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Lender or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(G)                               Competitors.  If any assignment or participation is made to any Competitor without the Company’s prior written consent in violation of clause (E) above, the Company may, at its sole expense and effort, upon notice to the applicable Competitor, (1) terminate any Revolving Commitment of such Competitor and repay all Obligations of the Company owing to such Competitor in connection with such Revolving Commitment and (2) in the case of an outstanding portion of the Term Loan held by such Competitor, prepay such portion of the Term Loan, in each case, plus accrued interest, fees and other amounts payable to such Competitor hereunder; provided, that, the Company may not use the proceeds of any Revolving Loans or Swing Line Loans to repay outstanding Obligations owing to a Competitor pursuant to clauses (1) and (2).  Notwithstanding anything to the contrary herein, Competitors (x) will not have the right to receive information, reports or other materials provided to the Lenders by the Company, the Administrative Agent or any other Lender, attend or participate in meetings attended by the Lenders and the Administrative Agent or access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (y) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under, this Agreement or any other Loan Document, each Competitor will be deemed to have consented in the same proportion as the Lenders that are not Competitors consented to such matter.  The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent to post Schedule 1.1(a) on the Platform, including the portion of the Platform that is designated for “public side” Lenders and/or provide Schedule 1.1(a) to each Lender requesting the same.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 15.6.3, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 7.6, 8.1, 8.4, 15.5 and 15.16 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 15.6.4.

15.6.3.                     Register.  The Administrative Agent, acting solely for this purpose as an agent of the Company (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

15.6.4.                     Participations.  Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural Person, a Competitor, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided, that: (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, the other Lenders and the Issuing Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  If the Company approves a participation sold to a Competitor, then such participant will not be considered a Competitor solely for purposes of that participation.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 14.8 without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (d) of the proviso to the third sentence of Section 15.1 that affects such Participant; provided, further, that, any such agreement or instrument shall require the applicable Participant to represent and warrant for the benefit of the Company and such Lender that such Participant is not a Competitor.  The Company agrees that each Participant shall be entitled to the benefits of Sections 8.1, 8.4 and 7.6 (subject to the requirements and limitations therein, including the requirements under Section 7.6(d) it being understood that the documentation required under Section 7.6(d) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 15.6.2; provided, that, such Participant (A) agrees to be subject to the provisions of Section 8.7 as if it were an assignee under Section 15.6.2 and (B) shall not be entitled to receive any greater payment under Sections 7.6 or 8.1, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 8.7 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender, provided such Participant agrees to be subject to Section 7.5 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

15.6.5.                     Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.6.6.                     Resignation as Issuing Lender or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Section 15.6.2, Bank of America may, (i) upon thirty (30) days’ notice to the Company and the Lenders, resign as Issuing Lender and/or (ii) upon thirty (30) days’ notice to the Company, resign as Swing Line Lender.  In the event of any such resignation as Issuing Lender or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or Swing Line Lender, as the case may be.  If Bank of America resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3.3).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.4.3.  Upon the appointment of a successor Issuing Lender and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swing Line Lender, as the case may be, and (2) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession and issued by Bank of America or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

15.7.                     [Reserved].

15.8.                     GOVERNING LAW.

THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

15.9.                     Confidentiality.

Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided, that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

15.10.              Severability.

Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  The parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  All obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.  Without limiting the foregoing provisions of this Section 15.10, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, an Issuing Lender or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

15.11.              Nature of Remedies.

All Obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.12.              Entire Agreement.

This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or the Lenders.

15.13.              Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof.  Except as provided in Section 12.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Electronic records of executed Loan Documents maintained by the Lenders shall be deemed to be originals.

The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

15.14.              Successors and Assigns.

This Agreement shall be binding upon the Company, the Lenders, the Administrative Agent and their respective successors and permitted assigns, and shall inure to the benefit of the Company, the Lenders, the Administrative Agent and the successors and permitted assigns of the Lenders and the Administrative Agent.  No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  The Company may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

15.15.              Captions.

Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.16.              Indemnification.

The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called a “Lender Party”) against, and hold each Lender Party harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Lender Party), and shall indemnify and hold harmless each Lender Party from all fees and time charges and disbursements for attorneys who may be employees of any Lender Party, incurred by any Lender Party or asserted against any Lender Party by any Person (including the Company or any Guarantor but excluding the Lender Party and its Related Parties) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Company or any of its Subsidiaries, or any liability under Environmental Laws related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any Guarantor, and regardless of whether any Lender Party is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Lender Party; provided, that, such indemnity shall not, as to any Lender Party, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Lender Party, if the Company or such Guarantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction hereunder which is permissible under applicable Law.  All obligations provided for in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or any modification, release or discharge of any or all of the Collateral Documents and termination of this Agreement.

To the extent that the Company for any reason fails to indefeasibly pay any amount required under Section 15.5 or this Section 15.16, or any Guarantor for any reason fails to indefeasibly pay any amount required under Section 8.3 or Section 8.4 of the Guaranty and Collateral Agreement, in each case, to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lenders, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Pro Rata Shares (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swing Line Lender in connection with such capacity.  The obligations of the Lenders under this paragraph are subject to the provisions of Section 7.1.5.

To the fullest extent permitted by applicable law, none of the parties hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Lender Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

15.17.              Nonliability of Lenders.

The relationship between the Company on the one hand and the Lenders and the Administrative Agent and the Issuing Lenders on the other hand shall be solely that of borrower and lender.  Neither the Administrative Agent, the Issuing Lenders nor any Lender has any fiduciary relationship with or duty to any Loan Party or Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties and the Guarantors, on the one hand, and the Administrative Agent, the Issuing Lenders and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Neither the Administrative Agent, the Issuing Lenders nor any Lender undertakes any responsibility to any Loan Party or Guarantor to review or inform any Loan Party or Guarantor of any matter in connection with any phase of any Loan Party’s or Guarantor’s business or operations.  The Company agrees, on behalf of itself and each other Loan Party and Guarantor, that neither the Administrative Agent, any Issuing Lender nor any Lender shall have liability to any Loan Party or Guarantor (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party or Guarantor in connection with, arising out of or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  NO LENDER PARTY OR LOAN PARTY OR GUARANTOR SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY OR LOAN PARTY OR GUARANTOR HAVE ANY LIABILITY WITH RESPECT THERETO, EXCEPT AS A RESULT OF ITS OWN GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT.  The Company acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party.  No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties, Guarantors and the Lenders.

15.18.              Forum Selection and Consent to Jurisdiction.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE

BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED, THAT, NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.  EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS.  EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.19.              Waiver of Jury Trial.

EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT, ANY ISSUING LENDER AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

15.20.              No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Company and its Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each Joint Lead Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Company or any of Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any Joint Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Joint Lead Arranger has advised or is currently advising the Company or any of its Affiliates on other matters) and neither the Administrative Agent nor any Joint Lead Arranger has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Administrative Agent nor any Joint Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Joint Lead Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Company hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any Joint Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

15.21.              USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company and the Guarantors, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company and the Guarantors in accordance with the Act.  The Company shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

15.22.              Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

15.23.              Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Unmatured Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

15.24.              Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party or Guarantor is made to the Administrative Agent, any Issuing Lender or any Lender, or the Administrative Agent, any Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the Issuing Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

15.25.              Amendment and Restatement.

The parties hereto agree that, on the Restatement Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement; (b) all Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement outstanding on the Restatement Date shall in all respects be continuing and shall be deemed to Obligations outstanding hereunder, and this Agreement shall not be deemed to evidence or result in a novation or repayment and re-borrowing of such Obligations (as defined in the Existing Credit Agreement); (c) the guaranties made to the holders of the Obligations (as defined in the Existing Credit Agreement) shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; (d) the Collateral Documents and the Liens created thereunder in favor of Bank of America, as administrative agent for the benefit of the holders of the Obligations (as defined in the Existing Credit Agreement) shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; (e) all term loans outstanding under the Existing Credit Agreement on the Restatement Date, after giving effect to any prepayment on the Restatement Date pursuant to Section 12.1.3, shall be deemed to be part of the Term Loan made and outstanding on the Restatement Date under this Agreement and (f) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement.  The parties hereto further acknowledge and agree that this Agreement constitutes an amendment to the Existing Credit Agreement made under and in accordance with the terms of Section 15.1 of the Existing Credit Agreement.

15.26.              New Lenders.

From and after the Restatement Date, by execution of this Agreement, each Person identified as a “Lender” on each signature page that is not already a Lender under the Existing Credit Agreement hereby acknowledges, agrees and confirms that, by its execution of this Agreement, such Person will be deemed to be a party to this Agreement and a “Lender” for all purposes of this Agreement, and shall have all of the obligations of a Lender hereunder as if it had executed the Existing Credit Agreement.  Such Person hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Lenders contained in this Agreement.

[Signature Pages Follow]

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:	SP PLUS CORPORATION,

a Delaware corporation

	By:	/s/ Vance C. Johnson
	Name:	Vance Johnson
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

ADMINISTRATIVE
AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Roberto Salazar
	Name:	Roberto Salazar
	Title:	Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender

	By:	/s/ Brian Haldane
	Name:	Brian Haldane
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Peg Laughlin
Name:	Peg Laughlin
Title:	SVP

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Mark Utlaut
Name:	Peg Laughlin
Title:	Senior Vice President

FIRST HAWAIIAN BANK,
as a Lender

By:	/s/ Derek Chang
Name:	Derek Chang
Title:	Vice President

BMO HARRIS BANK, N.A.,
as a Lender

By:	/s/ Phillip McCaulay
Name:	Phillip McCaulay
Title:	Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Jared Zuniga
Name:	Jared Zuniga
Title:	Officer

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Meghan Starr
Name:	Meghan Starr
Title:	Vice President

THE PRIVATEBANK AND TRUST COMPANY,
as a Lender

By:	/s/ Christopher C. O’Hara
Name:	Christopher C. O’Hara
Title:	Managing Director

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Patrick Flaherty
Name:	Patrick Flaherty
Title:	Vice President

ASSOCIATED BANK, N.A.,
as a Lender

By:	/s/ Craig Thessin
Name:	Craig Thessin
Title:	Senior Vice President

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Brittany Mondane
Name:	Brittany Mondane
Title:	Second Vice President

ANNEX A

LENDERS AND PRO RATA SHARES

Lender	Revolving Commitment	Pro Rata Share	Term Loan Commitment	Pro Rata Share
Bank of America, N.A.	$46,000,000.00	23.000000000%	$46,000,000.00	23.000000000%
Wells Fargo Bank, N.A.	$46,000,000.00	23.000000000%	$46,000,000.00	23.000000000%
U.S. Bank National Association	$24,000,000.00	12.000000000%	$24,000,000.00	12.000000000%
First Hawaiian Bank	$16,500,000.00	8.250000000%	$16,500,000.00	8.250000000%
BMO Harris Bank N.A.	$15,000,000.00	7.500000000%	$15,000,000.00	7.500000000%
JPMorgan Chase Bank, N.A.	$10,000,000.00	5.000000000%	$10,000,000.00	5.000000000%
KeyBank National Association	$10,000,000.00	5.000000000%	$10,000,000.00	5.000000000%
The PrivateBank and Trust Company	$10,000,000.00	5.000000000%	$10,000,000.00	5.000000000%
PNC Bank, National Association	$10,000,000.00	5.000000000%	$10,000,000.00	5.000000000%
Associated Bank, National Association	$6,250,000.00	3.125000000%	$6,250,000.00	3.125000000%
The Northern Trust Company	$6,250,000.00	3.125000000%	$6,250,000.00	3.125000000%

TOTAL	$200,000,000.00	100.00000000%	$200,000,000.00	100.00000000%

ANNEX B

ADDRESSES FOR NOTICES

Address for All Loan Parties:

If to Borrower:

SP Plus Corporation
200 E. Randolph Street
Suite 7700
Chicago, IL 60601

Attention:  Vance Johnston, Executive Vice President and Chief Financial Officer

Telephone:  312-521-8409

Electronic Mail:                      VJOHNSTON@SPPLUS.COM

Address for Administrative Agent:

Administrative Agent:

For payments and Requests for Credit Extensions:

Bank of America, N.A.

901 Main Street
Mail Code: TX1-492-14-14

Dallas, TX 75202-3714

Attention: Angie Hidalgo, Credit Services Representative

Phone:  972.338.3768
Fax:  214.416.0555
Email:  angie.hidalgo@baml.com

Wire Instructions:

Pay to:                                                         Bank of America, N.A.

New York, NY

ABA# *****

Account No.:  *****

Attention: Corporate Credit Services

Ref:  SP Plus Corporation

For other Notices as Administrative Agent:

Bank of America, N.A.
135 S. LaSalle Street

Mail Code:  IL4-135-09-61
Chicago, IL 60603

Attention: Roberto Salazar, Agency Management Officer

Telephone:  312.828.3185

Facsimile:  877.207.2382

Electronic Mail:  roberto.o.salazar@baml.com

Issuing Lenders:

Bank of America, N.A.

Trade Services — Standby LCs-PA

1 Fleet Way

Mail Code:  PA6-580-02-30

Scranton, PA 18507

Attention: Alfonso Malave, Jr., Sr. Operations Manager

Telephone:  570.496.9622

Facsimile:  800.755.8743

Electronic Mail:  alfonso.malave@baml.com

Wells Fargo Bank, N.A.

Peg Laughlin

Senior Vice President

230 W. Monroe St.

Suite 2900

Chicago, IL 60606

Phone:  (312) 762 9031

Fax:  (312) 795 — 9388

peg.laughlin@wellsfargo.com

Swing Line Lender:

Bank of America, N.A.

901 Main Street
Mail Code: TX1-492-14-14

Dallas, TX 75202-3714

Attention: Angie Hidalgo, Credit Services Representative

Phone:  972.338.3768
Fax:  214.416.0555
Email:  angie.hidalgo@baml.com

Wire Instructions:

Pay to:                                                         Bank of America, N.A.

New York, NY

ABA# *****

Account No.:  *****

Attention: Corporate Credit Services

Ref:  SP Plus Corporation

SCHEDULES TO CREDIT AGREEMENT

Schedule 1.1(a)	-	Competitors
Schedule 1.1(b)	-	Existing Letters of Credit
Schedule 9.8	-	Equity Ownership, Subsidiaries
Schedule 9.20	-	Labor Matters
Schedule 11.1	-	Debt Existing on the Restatement Date
Schedule 11.2	-	Liens Existing on the Restatement Date
Schedule 11.10	-	Investments Existing on the Restatement Date
Schedule 11.15	-	Management Fees

SCHEDULE 1.1(a)

Competitors

LAZ PARKING

AMPCO

DIAMOND PARKING

COLONIAL PARKING

REPUBLIC PARKING

IMPARK

JOE’S PARKING

LANIER PARKING

PARKING CORPORATION OF AMERICA

PLATINUM PARKING

SYSTEM PARKING

INTERPARK

U-PARK

PREMIER PARKING

PREFERRED PARKING

PMI PARKING

ACE PARKING

PARKWAY CORPORATION

PARK AMERICA

TOWNE PARK

ICON PARKING

UNITED PARKING

PRIORITY PARKING

PREMIUM PARKING

PILGRIM PARKING

MIAMI PARKING AUTHORITY

AAA PARKING

MID-CON

FIVE STAR PARKING

MARCPARC

IMPERIAL PARKING

QUICK PARK

E-Z PARK GARAGE

INTERSTATE PARKING

PARK ONE

PATRIOT PARKING

ALLIED PARKING

SUNDANCE

MERIT PARKING

PRESTIGE PARKING

TAMPA PARKING AUTHORITY

ATHENA PARKING

BEST PARK

CITY PARKING

LAM PARKING

UNIFIED PARKING

NETWORK PARKING

TIME PARK

EDISON PARKING

STANHOPE GARAGE

STOCKTON PARKING AUTHORITY

PROPARK

PMS PARKING

STAR PARKING

DOUGLAS PARKING

MANHATTAN PARKING GROUP

717 PARKING ENTERPRISES

PARKING SOLUTIONS

CITY PARK

CLASSIC PARKING

LANDMARK PARKING

MANHATTAN PARKING GROUP

ROYAL PARKING

SECURE PARKING

AMERIPARK

INTERNATIONAL PARKING MANAGEMENT

VPNE PARKING

ATLANTIC PARKING

GMC PARKING

USA PARKING

VALET PARKING SERVICE

ARROW PARKING

CHAMPION PARKING

CITIPARK

GGMC PARKING

MODERN PARKING

ONE PARKING

ALLPRO PARKING

MODERN PARKING, INC.

PHILADELPHIA PARKING AUTHORITY

PRIVATE PARKING

CALIFORNIA PARKING

INFINITY PARKING

KEY PARKING

LOOP PARKING

MID CITY PARKING

PARAGON PARKING

PARKING CONCEPTS

RAPID PARK

WINPARK

ALLIANCE PARKING

ALTMAN’S PARKING

CITY OF FORT LAUDERDALE

EZ PARK

AUTOMATE PARKING

DPW PARKING

GLENWOOD PARKING

METRO PARKING

PEOPLE’S AUTO PARKING

PHILADELPHIA PARKING AUTHORITY

US PARKING

ALPHA PARK

CITY OF SACRAMENTO

CITY OF SANTA MONICA

COWTOWN PARKING

DOWNTOWN AUTO PARK

DOWNTOWN PARKING

GENERAL TRADING CO.

KEEFE

LINCOLN PARK

NATION PARKING

PACIFIC PARK MANAGEMENT, INC.

QUALITY PARKING

RICHMOND METROPOLITAN

RPM PARKING

S & T PARKING

STATE OF VIRGINIA

TOWER VALET

AMBASSADOR PARKING

AUSTIN CONVENTION CENTER

CAMDEN PARKING AUTHORITY

CHILDRESS KLEIN

CHINOOK PARKING

CITY OF LONG BEACH

CITY OF WHITE PLAINS

CITY OF WINSTON SALEM

CIVIC CENTRE PARKING

EZ PARKING

FOCUS PARKING SYSTEMS

FTW CLUB

GP STATE PARKING

HUNTER PARKING

JOHNNY’S AUTO PARK

LAS OLAS COMPANY

MID-TOWN PARKING

PARK SAFE SYSTEM

SHAIA PARKING

SPECTRUM

SPOT PARKING

UNIVERSAL PARKING

WILMINGTON PARKING AUTHORITY

HOME ADVANCED PARKING

ALAN EBER COMPANY

ALLRIGHT PARKING

ALLSTATE PARKING COMPANY

ALRIGHT PARKING

AMERICAN VALET

AUTOPARK

BEST PARKING

CAL STATE Si

DOGGETT’S PARKING

EASY PARKING

ECKLE PARKING

ELEPHANT CORRAL

EMPIRE PARKING

EXECUPARK, INC

FITZINN PARKING SYSTEMS

GATEWAY PARKING

GEORGIA BUILDING AUTHORITY

LITTLE MAN PARKING

MCGOUGH FAC MGT

MILLENNIUM PARKING

MONUMENT PARKING

PARKING MANAGEMENT SERVICES

PARKING NETWORK

PARKWAY PARKING

PINSTRIPE PARKING

SAN FRANCISCO MUNICIPAL

TRANSPORTATION COMPANY

SPIRE PARKING

STOP-N-PARK

SUPER PARKING

THE PARKING SPOT

TOCA PARK

URBAN PARKING

WELCOME PARKING

WEST PARKING

24 HOUR PUBLIC PARKING-SABUS

ADC PARKING

ALLIED PARKING, INC.

ALLIED AUSTIN CO.

AREA PARKING

AUTOZONE

B&J PARKING

BENSON PARKING

BOSTON ATLANTIC PARKING LLC

BOSTON DESIGN CENTER

BRADFORD PARKING

BRIGHT PARKING

BRONX PARKING

CAPITAL PARKING

CASCADE PARKING

CBD PARKING

CITY CENTER PARKING

CITY OF CLEVELAND

CITY OF LOS ANGELES

CITY OF MIAMI BEACH

CITY OF RICHMOND

CITY OF SAN JOSE

CLEVELAND STATE U.

COMMUNITY PARKING

CONSOLIDATED PARKING

COUNTY MANAGED

CUYAHOGA COUNTY

DAILY PARKING INC

DAYS INN

DELAWARE RIVER WATERFRONT CORP

DENISON PARKING

DISTINCTIVE PARKING

ELITE PARKING

EXEC HILLS

EXPRESS PARKING

FAMILY PARKING

FASHION DISTRICT PARKING

FIRST CLASS PARKING

FREEWAY PARK GARAGE

FROST BANK TOWER

GOOD PARKING (ST. ANDREWS)

GRANT PARKING

HANNEMAN U. HOSPITAL

HBA PARKING SYSTEM

HODES PARKING

ISAAC’S PARKING SERVICE

MAC PARKING

MAGEE HOSPITAL

MIAMI DADE COMMUNITY COLLEGE

MID-ATLANTIC PARKING SERVICES

MONUMENT CITY PARKING

NATIONAL PARKING SOLUTION

NEUMANN PARKING

OWNER OPERATED

PARK CHARLOTTE

PARK INC

PARKING SUNSET

PENN PARKING

PERFECT PARKING

PHILLY PARK

PPARKING

PRIVATE LOT

PUBLIC PARK

PUBLIC PARKING

RUIZ PARKING

S.T.A. PARKING

SES PARKING

STATE OF CALIFORNIA

SUTTER PARKING

SYLVAN PARKING

TRISTATE VALET

U STREET PARKING

UNIFIED VALET PARKING INC.

UNIVERSITY OF TENNESSEE-PARKING

VICTORY PARKING

VIRGINIA COMMONWEALTH UNIVERSITY

WC AUTO PARK

WEBSTER PARKING

ZENANLI PARKING

1818 MARKET STREET LLC

1ST TN

365 MANAGEMENT

519 PRIVATE PARKING

612 COMPANY

77 VAN NESS

A TO Z BUSINESS CORP.

A&S PARKING

ACADEMY OF ART

ADVANTAGE PARKING

AIRPORT PARKING

ALL-CITY PARKING

ALLIED - TRANPARK

AMBASSADOR

AMERICAN REAL ESTATE PARTNERS

AMERICAN PARKING MANAGEMENT

ASP PARKING

ASTA PARKING (VALET)

AUGUST VENTURES

AUSTIN ST. CORPORATION

AVALON RIVERVIEW NORTH

AVP PARKING

BAUTISTA PARKING

BAY AREA PARKING SERVICE

BAY PARKING

BELLA LOT

BELLEVUE SQUARE

BEST WESTERN HOTEL

BETH PARKING

BILLS GAS & CO. PARKING

BILLY’S PARKING

BLUFF CITY PARKING SOLUTIONS

BOSTONIAN MILLENNIUM HOTEL - ULTIMATE VALET

BROOKS TOWER GARAGE

BROWARD COUNTY SCHOOL BOARD

BUCHANAN PLAZA

BUILDING OWNED - KODIAK REALTY

C&W PARKING

CAL STAR PARKING

CALIFORNIA PARKING SERVICE

CALIFORNIA STREET PARKING

CAMDEN CITY PARKING

CAMDEN COMMUNITY COLLEGE

CAPLAN’S RAINBOW

CAROLINA TIME

CENTER CITY PLACE

CENTRAL PARK

CHARLOTTE POLICE

CHAVEZ PARKING

CHESAPEAKE

CHOP HOUSE VALET

CIRCLE PARKING CORPORATION

CITY PARKING COMPANY

CITY OF COLORADO SPRINGS

CITY OF OAKLAND

CITY OF PHILADELPHIA

CITY OF SAN MATEO

CITY OF STOCKTON

CITY-OPERATED PARKING

CLT/DOUGLASS AIRPORT

COLUMBUS TOWER PARKING

COMMERCE PARKING

CONVENIENT PARKING

COOK CONVENTION CENTER

THE CORDISH COMPANY

CORINTHIAN

CORNERSTONE PARKING

CPM PARKING

CRESTONE PARTNERS (OWNERSHIP)

CROWN PARKING

CROWNE PLAZA

CUSHMAN & WAKEFIELD

DANKER AND DONOHUE

DEARDEN’S PARKING

DENNISON PARKING INC.

DENSON PARKING

DENVER ATHLETIC CLUB

DOUBLE PARK LLC

DOWNTOWN MERCHANT GARAGE

DUKE ENERGY

E & B PARKING

EASY PARKING SERVICES

EDISON PARKFAST

EMBASSY SUITES

ENTERPRIZE

ERDANA PARKING

EXEMPLA HOSPITAL

EXIT 66 CORP.

EXPRESS PARK

EZ PARK AND FLY

FEDERAL AUTO PARKS

FIRST BAPTIST CHURCH

FOREST PARKING

FRANKLIN PARKING

FULL HOUSE PARKING

GENERAL PARKING

GENERAL PARKING SYSTEMS

GILPIN PARKING

GLOBAL PACIFIC

GMC MIDWAY CAR PARK

GNO PARKING LOT

GORDON PARKING

GROWER’S ASSOCIATION

GW PARKING

HAMPTON INN

HERITAGE GARAGE

HERTZ CORP

HIGHLAND RESOURCES

HILTON HOTELS

HOLIDAY INN

HORSESHOE CASINO

HOTEL NIKKO

HRF OPERATING CORP.

HUDSON TOWER GARAGE

HY PARK

HYDE PARK MGMT.

INDIVIDUAL OWNER

INS PARKING

INTEGRA VALET

INTERNATIONAL PARKING

JACK BOLES SERVICES INC.

JEFFERSON HOTEL

JOHNSON AND WALES

JOHNSON CONTROLS INC.

KAISER PERMANENTE

KATCO INC

KATZ PARKING SYSTEMS

KELLER ENTERPRISES

THE L&R GROUP OF COMPANIES

L.S.U. SCHOOL PRIVATE

LANIER PARKING SOLUTIONS

LAS OLAS CONDO ASSOCIATION

LATIMER PARKING

LIBERTY PARK

LINCOLN CENTER

LOTS OF LUCK

M&E PARKING

MAR-TEN PARKING

MARRIOTT

MARTA

MEM VALET

MERCHANTS PARKING

MERIT/PLATINUM

MIAMI DADE COUNTY

MIKULAY CO

MILE HIGH VALET

MILWAUKEE COUNTY

MOTOR MOUTH GARAGE

MILWAUKEE SCHOOL OF ENGINEERING

MUD ISLAND

MUNICIPAL PARKING

MYNOR’S PARKING SERVICES

NATIONAL PARKING

NATIONWIDE PARKING

NEW WORLD GARAGE

NO. BEACH PARKING

NORTHMARQ (MIDWEST PLAZA PARKING

NYC MUNICIPAL PARKING

OKEY PARK

OLD 1ST CHURCH

OLIANTA GARAGE

OLYMPIC

ONE PARK

OWNER OPERATED - ATHLETIC CLUB PRIVATE

OWNER OPERATED - HARRAH’S CASINO

OWNER OPERATED - HOLIDAY INN

OWNER OPERATED - HOTEL PARKING

OWNER OPERATED - MONTELEONE HOTEL

OWNER OPERATED - OMNI ROYAL HOTEL PRIVATE

OWNER OPERATED - PRIVATE PARKING

OWNER OPERATED - ROYAL SONESTA HOTEL

OWNER OPERATED - TULANE MED SCHOOL PRIVATE

P&S AUTOPARK

PARK ONE

PARK AIR EXPRESS

PARKING PARTNERS

PARKING SYSTEM OF AMERICA

PECO ENERGY

PENINSULA PARKING

PETERSON BLDG (QUALITY PARKING SERVICES)

PFISTER STRUCTURE

PHILADELPHIA ARCHDIOCESE

PHILADELPHIA CITY PARKING LOT

PHILADELPHIA GATEWAY

PHILADELPHIA MANAGEMENT

PIONEER PARKING

RIP PARKING CORP.

PORTSIDE GARAGE

POSTAL SERVICE EMPLOYEE LOT

PPS PARKING

PRECISE PARKING LLC

PRIME F&S PARKING

PRINCE PARKING

PRIVATE (SOUTH TEXAS COLLEGE OF LAW)

PRO-STAFF

PROGRESS PARKING SYSTEM

PYRAMID PARKING

RANIER CLUB

RED PEAK PROPERTIES

RENAISSANCE PARKING

RICH CITY PARKING

RICHMOND PARKING

RIVER BANK PLAZA

RIVER PARKING SYSTEM

RIVER WATCH GARAGE

ROSIN’S PARKING

ROSSMORE PARTNERS

ROYAL AUTO PARK

RRB PARKING

SAFETY PARK

SAGAMORE

SHORENSTEIN

SKY PARKING

SMART PARKING

SMW AUTOPARK

SOUTH FLORIDA PARKING ASSOCIATION

SQUARE PLUS OPERATING CORP.

SSC (SAM C STANFORD) PARKING

ST. DAVID’S CHURCH

STAR PARK

STATE OF OHIO

STATE OF TEXAS

STOP PARKING

SUBWAY PARKING (LIRR LOT)

SUGARCUBE DENVER POLICE PARKING

SUNSHINE PARKING

SUPERIOR PARKING

SUPREME VALET PARKING

SWIFT PARKING

TAM’S PARKING

TERENCE CARDINAL COOKE

THANKS A LOT — PARK MILWAUKEE

THE GARAGE AT EDGEWATER

THE LOFTS AT 1835 ARCH STREET

THE MONDRIAN HOTEL (QUALITY PARKING SERVICES)

TOWN PARKING

TRANSPARK

TRITON HOTEL (VALET WITH NO ON-SITE PARKING)

U PARK N LOCK

U.S. BANK CENTER

ULTRA CAPITAL CAR PARK

ULTRA EMERALD CAR PARK

ULTRA PARKING

UNI PARK

UNIPARK LLC

US HASTING PARKING SERVICES

VA HOSPITAL

W.C. HUTCHINSON REALTY

WEST 108 STREET PARKING

WEST HOLLYWOOD PUBLIC PARKING

WESTERN SOUTHERN

WESTIN HOTEL

WHITE HOUSE GARAGE

WILSON PARKING

WINDSOR PARKING

WISCONSIN CENTER DISTRICT

WORLDWIDE PARKING ASSOCIATES

WSC PARKING

YES PARKING

ZAK PARKING

ZETA PARKING

IN-HOUSE- LIBRARY METER LOT

ALLINA HOSPITA/IN-HOUSE

CUSHMAN & WAKEFIELD (IN-HOUSE)

IN-HOUSE (HINES)

IN-HOUSE (RITZ CARLTON HOTEL)

IN-HOUSE(CARTER REAL ESTATE)

LICOLN CENTER IN-HOUSE

MS PROPERTIES (IN-HOUSE PARKING)

PNC GARAGE-MANAGED IN-HOUSE

ROBERT TREAT HOTEL (IN-HOUSE)

SCHEDULE 1.1(b)

Existing Letters of Credit

Issuing Lender	LOC Number	Customer Name	Applicant Name	Beneficiary	Issue Date	Expiry Date	Outstanding
Bank of America	00000068105500	SP Plus Corporation	SP Plus Corporation	*****	8/13/14	6/30/2017	$100,000.00
Bank of America	00000068061287	SP Plus Corporation	SP Plus Corporation	*****	9/2/11	9/1/2015	$50,000.00
Wells Fargo	NZS522723WF	SP Plus Corporation	SP Plus Corporation	*****	7/10/04	2/23/2015	$27,759,339.00
Bank of America	00000003031169	CENTRAL PARKING CORPORATION	CENTRAL PARKING SYSTEM OF	*****	11/15/2000	11/15/2015	333,333.32
Bank of America	00000003032576	CENTRAL PARKING CORPORATION	CENTRAL PARKING SYSTEM OF NEW YORK, INC.	*****	11/28/2000	12/01/2015	120,000.00
Bank of America	00000003041235	CENTRAL PARKING CORPORATION	CENTRAL PARKING CORPORATION	*****	10/16/2001	10/01/2015	17,395,812.00
Bank of America	00000003053892	CENTRAL PARKING CORPORATION	CENTRAL PARKING SYSTEM, INC.	*****	2/21/2003	1/31/2016	250,000.00
Bank of America	00000003060431	CENTRAL PARKING CORPORATION	CENTRAL PARKING SYSTEM OF VIRGINIA, INC.	*****	12/11/2003	12/08/2015	104,166.67
Bank of America	00000003061605	CENTRAL PARKING CORPORATION	CENTRAL PARKING SYSTEM OF NEW YORK,	*****	3/16/2004	3/14/2015	140,770.32
Bank of America	00000003062036	CENTRAL PARKING CORPORATION	KINNEY PARKING SYSTEM INC	*****	3/24/2004	1/312016	175,000.00
Bank of America	00000003064083	CENTRAL PARKING CORPORATION	CENTRAL PARKING SYSTEM OF NEW YORK,	*****	7/02/2004	6/30/2015	500,000.00
Bank of America	00000003064599	CENTRAL PARKING CORPORATION	CENTRAL PARKING SYSTEM OF NEW YORK,	*****	7/29/2004	7/29/2015	135,000.00
Bank of America	00000003065248	CENTRAL PARKING CORPORATION	KINNEY PARKING SYSTEM, INC.	*****	8/31/2004	8/01/2015	70,000.00
Bank of	00000003072153	CENTRAL PARKING	CENTRAL PARKING	*****	1/24/2005	12/31/2012	188,601.78

America		CORPORATION	SYSTEM OF
Bank of America	00000003081823	CENTRAL PARKING CORPORATION	CENTRAL PARKING SYSTEM OF NEW	*****	4/27/2006	4/30/2015	500,000.00
Bank of America	00000003084297	CENTRAL PARKING CORPORATION	CENTRAL PARKING SYSTEM OF NEW YORK, INC.	*****	9/18/2006	9/18/2015	43,000.00
Bank of America	00000003084298	CENTRAL PARKING CORPORATION	CENTRAL PARKING SYSTEM OF NEW YORK, INC.	*****	9/18/2006	9/18/2015	37,000.00
Bank of America	00000003088449	CENTRAL PARKING CORPORATION	CENTRAL PARKING CORPORATION	*****	6/15/2007	6/01/2015	100,000.00
Bank of America	00000003090772	CENTRAL PARKING CORPORATION	CENTRAL PARKING SYSTEMS OF NEW YORK, INC.	*****	11/27/2007	12/31/2015	765,000.00
Bank of America	00000003092130	CENTRAL PARKING CORPORATION	CENTRAL PARKING CORPORATION,	*****	3/11/2008	1/31/2016	600,000.00
Bank of America	00000003094256	CENTRAL PARKING CORPORATION	CENTRAL PARKING SYSTEM OF	*****	7/09/2008	8/31/2015	1,700,000.00
Bank of America	00000003095941	CENTRAL PARKING CORPORATION	CENTRAL PARKING SYSTEM OF VIRGINIA, INC.	*****	9/16/2008	9/30/2015	397,500.00
Bank of America	00000003099695	CENTRAL PARKING CORPORATION	CENTRAL PARKING SYSTEM OF NEW YORK,	*****	7/03/2009	9/30/2015	68,750.00
Bank of America	00000003113275	CENTRAL PARKING CORPORATION	CENTRAL PARKING SYSTEM OF NEW YORK,	*****	6/17/2010	6/16/2015	292,500.00
Bank of America	00000003117653	CENTRAL PARKING CORPORATION	CENTRAL PARKING CORPORATION	*****	8/19/2011	9/30/2015	500,000.00
Bank of America	00000003118274	CENTRAL PARKING CORPORATION	CENTRAL PARKING SYSTEM	*****	10/12/2011	7/30/2015	500,000.00
Bank of America	00000003130211	SP PLUS CORPORATION	CENTRAL PARKING SYSTEM OF NEW YORK, INC.	*****	2/6/2014	2/4/2016	$76,666.66
Bank of America	00000003130725	SP PLUS CORPORATION	STANDARD PARKING	*****	4/18/2014	4/17/2015	$9,400.00

			CORPORATION
Bank of America	00000003130726	SP PLUS CORPORATION	STANDARD PARKING CORPORATION	*****	4/18/2014	4/17/2015	$22,500.00
Bank of America	00000003130727	SP PLUS CORPORATION	STANDARD PARKING CORPORATION	*****	4/18/2014	4/17/2015	$13,100.00
Bank of America	00000003129851	SP PLUS CORPORATION	CENTRAL PARKING SYSTEM OF NEW YORK, INC.	*****	12/18/2013	6/30/2015	$98,930.25
Bank of America	00000003129887	SP PLUS CORPORATION	CENTRAL PARKING SYSTEM OF NEW YORK, INC.	*****	12/20/2013	12/31/2015	$27,500.00
Bank of America	00000003118224	SP PLUS CORPORATION	CENTRAL PARKING SYSTEM OF NEW YORK, INC.	*****	10/7/2011	9/30/2015	$375,000.00

SCHEDULE 9.8

Equity Ownership; Subsidiaries

Subsidiary / Joint Venture	Owner	Jurisdiction of Organization	Percentage of Interests	Number of Shares	Certificate Number
Expert Parking, Inc.	SP Plus Corporation	Pennsylvania	100%	1,000	3
Expert Parking Management, Inc.	SP Plus Corporation	Pennsylvania	100%	1,000	3
SP Plus Logistics, Inc.	SP Plus Corporation	Delaware	100%	1,000	1
SP PLUS Property Management, Inc.	SP Plus Corporation	Delaware	100%	100	1
SP Plus Security Services, Inc.	SP Plus Corporation	Delaware	100%	100	3
Standard Auto Park, Inc.	SP Plus Corporation	Illinois	100%	7,840	14
Standard Parking Corporation IL	SP Plus Corporation	Delaware	100%	1 100	2 2
Gameday Management (UK) Limited	SP Plus Corporation	UK (England and Wales)	100%	100	1 and 2
Standard Parking of Canada Ltd. (aka Les Stationnements Standard Du Canada Ltee)	SP Plus Corporation	Canada	100%	100	1 and 2
SP Plus Security of Canada Ltd.	SP Plus Corporation	Canada	100%	100	1
APCOA LaSalle Parking Company, LLC	SP Plus Corporation	Louisiana	100%	N/A	N/A
APCOA Bradley Parking Company, LLC	SP Plus Corporation	Connecticut	100%	N/A	N/A
Parking Data Ventures, LLC	SP Plus Corporation	Delaware	33.3%	N/A	N/A
Parking Data	Central Parking	Delaware	33.3%	N/A	N/A

Subsidiary / Joint Venture	Owner	Jurisdiction of Organization	Percentage of Interests	Number of Shares	Certificate Number
Ventures, LLC	Corporation
Parking Data Ventures, LLC	*****	Delaware	33.3%	N/A	N/A
Bradley Airport Parking Limited Partnership	SP Plus Corporation	Delaware	60%	N/A	N/A
Bradley Airport Parking Limited Partnership	TBI-BDL Garage, LLC	Delaware	40%	N/A	N/A
Standard / All Temps Joint Venture	SP Plus Corporation	Illinois	75%	N/A	N/A
Standard / All Temps Joint Venture	All Temps 1	Illinois	25%	N/A	N/A
Standard Municipal Parking Joint Venture	SP Plus Corporation	Delaware	50%	N/A	N/A
Standard Municipal Parking Joint Venture	MG Enterprises of New Orleans LLC	Delaware	50%	N/A	N/A
Standard Municipal Parking Joint Venture II	SP Plus Corporation	Delaware	50%	N/A	N/A
Standard Municipal Parking Joint Venture II	Parking Solutions, LLC	Delaware	50%	N/A	N/A
Standard Parking Midway Joint Venture	SP Plus Corporation	Illinois	80%	N/A	N/A
Standard Parking Midway Joint Venture	Globetrotters International, Inc.	Illinois	20%	N/A	N/A
SP Plus Curbside Management Joint Venture	SP Plus Corporation	Florida	50%	N/A	N/A
SP Plus Curbside	B&L Service, Inc.	Florida	50%	N/A	N/A

Subsidiary / Joint Venture	Owner	Jurisdiction of Organization	Percentage of Interests	Number of Shares	Certificate Number
Management Joint Venture
Sparkle Parking Joint Venture	Standard Parking of Canada Ltd.	Canada	50%	N/A	N/A
Sparkle Parking Joint Venture	Sparkle Solutions	Canada	50%	N/A	N/A
KCPC Holdings, Inc.	SP Plus Corporation	Delaware	100%	1,000	42
KCPC Intermediate Holdings, Inc.	KCPC Holdings, Inc.	Delaware	100%	1,000	2
Central Parking Corporation	KCPC Intermediate Holdings, Inc.	Delaware	100%	1,000	1
Parking System, LLC	Central Parking System, Inc.	Tennessee	100%	None	None
Central Parking Finance Trust	Central Parking Corporation	Delaware	100%	None	None
Central Parking System Midwest, LLC	Central Parking Corporation	Tennessee	100%	None	None
USA Parking System, Inc. (f/k/a Marlin, Inc.)	Central Parking Corporation	Tennessee	100%	20	1
Central Parking System of Venezuela, S.A.	Central Parking Corporation	Venezuela	69%
Central Parking System of Venezuela, S.A.	JV Partner	Venezuela	31%
Allright Corporation	Parking System, LLC	Delaware	100%	1,000	12
Allright Carpark, Inc.	Allright Corporation	Missouri	100%	20	10
Allright New York Parking, Inc.	Allright Corporation	New York	100%	25	3
Universal Parking, Inc.	Allright Corporation	Arizona	100%	20	11
Central Parking System of	Allright Corporation	Alabama	100%	20	10

Subsidiary / Joint Venture	Owner	Jurisdiction of Organization	Percentage of Interests	Number of Shares	Certificate Number
Alabama, Inc. (fka Allright Birmingham, Inc.)
New South Parking Metropolitan Alabama, G.P.	Central Parking System of Alabama, Inc. (fka Allright Birmingham, Inc.)	Tennessee	70%	None	None
Central Parking System of Arkansas, Inc. (fka Allright L.R. Inc.)	Allright Corporation	Arkansas	100%	20	10
Central Parking System of Nebraska, Inc. (fka Allright Parking Omaha, Inc.)	Allright Corporation	Nebraska	100%	20	10
Central Parking System Realty of New York, Inc.	Allright Corporation	Tennessee	100%	20	4
*****	*****	New York	**	None	None
*****	*****	New York	**	None	None
*****	*****	Massachusetts	**	None	None
Black Angus LLC	Central Parking System Realty of New York, Inc.	New York	100%	N/A	3
301 East Saratoga Street Business Trust	Allright Corporation	Maryland	100%	1,000	3
305 Guilford Avenue Business Trust	Allright Corporation	Maryland	100%	1,000	3
11 East Franklin Street Business Trust	Allright Corporation	Maryland	100%	1,000	3
CPS of the Northeast, Inc.	Allright Corporation	Tennessee	100%	20	10
*****	*****	Tennessee	**	None	None
*****	*****	Tennessee	**	None	None

Subsidiary / Joint Venture	Owner	Jurisdiction of Organization	Percentage of Interests	Number of Shares	Certificate Number
*****	*****	Michigan	**	**	10
*****	*****	Illinois	**
*****	*****	Illinois	**
CPS Airport Development, L.L.C.	Allright Corporation	Louisiana	100%	None	1
*****	*****	Louisiana	**	None	None
*****	*****	Louisiana	**	None	None
Commerce Street J.V.	Allright Corporation	Tennessee	50%	None	None
Commerce Street J.V.	RCM Interests	Tennessee	50%	None	None
*****	*****	Oklahoma	**	None	None
*****	*****	Oklahoma	**	None	None
*****	*****	Massachusetts	**	None	None
*****	*****	Massachusetts	**	None	None
Central Parking System, Inc.	Central Parking Corporation	Tennessee	100%	20	6
Central Parking System—Airport Services, Inc.	Central Parking System, Inc.	Tennessee	100%	20	10
Central Parking System Brasil, Limitada	Central Parking System, Inc.	Brazil	100%
Central Parking System of Connecticut, Inc.	Central Parking System, Inc.	Tennessee	100%	20	10
Central Parking System of Georgia, Inc.	Central Parking System, Inc.	Tennessee	100%	20	1
Atlanta Parking Associates	Central Parking System of Georgia, Inc.	Tennessee	60%	None	None
Atlanta Parking Associates	Autopark of Georgia, Inc.	Tennessee	40%	None	None
*****	*****	Tennessee	**	None	None
*****	*****	Tennessee	**	None	None
Central Parking System of Indiana, Inc.	Central Parking System, Inc.	Indiana	100%	20	10

Subsidiary / Joint Venture	Owner	Jurisdiction of Organization	Percentage of Interests	Number of Shares	Certificate Number
Superior Parking Systems, GP	Central Parking System of Indiana, Inc.	Indiana	70%	None	None
Superior Parking Systems, GP	Pillow-Burns, LLC	Indiana	30%	None	None
Central Parking System of Louisiana, LLC	Central Parking System, Inc.	Tennessee	100%	None	None
New South Parking System	Central Parking System of Louisiana, LLC	Tennessee	60%	None	None
New South Parking System	Global Parking Systems, LLC	Tennessee	40%	None	None
Park One of Louisiana, LLC	Central Parking System of Louisiana, LLC	Louisiana	100%	None	2
Central Parking System of Maryland, Inc.	Central Parking System, Inc.	Tennessee	100%	20	1
Baltimore Parking Associates	Central Parking System of Maryland, Inc.	Tennessee	60%	None	None
Baltimore Parking Associates	Brown, Diffenderffer & Kearney, LLP	Tennessee	40%	None	None
Chesapeake Parking Associates	Central Parking System of Maryland, Inc.	Tennessee	60%	None	None
Chesapeake Parking Associates	Banks Contracting Company, Inc.	Tennessee	40%	None	None
Central Parking System of Mississippi, LLC	Central Parking System, Inc.	Tennessee	100%	None	None
*****	*****	Tennessee	**	None	None
*****	*****	Tennessee	**	None	None

Subsidiary / Joint Venture	Owner	Jurisdiction of Organization	Percentage of Interests	Number of Shares	Certificate Number
Central Parking System of Missouri, LLC (fka CPS-St. Louis, Inc.)	Central Parking System, Inc.	Tennessee	100%	None	None
*****	*****	Missouri	**	None	None
*****	*****	Missouri	**	None	None
*****	*****	Missouri	**	None	None
*****	*****	Missouri	**	None	None
*****	*****	Tennessee	**	None	None
*****	*****	Tennessee	**	None	None
Central Parking System of New York, Inc.	Central Parking System, Inc.	Tennessee	100%	20	2
*****	*****	New York	**	None	None
*****	*****	New York	**	None	None
Central Parking System of North Carolina, Inc.	Central Parking System, Inc.	Tennessee	100%	20	10
*****	*****	North Carolina	**	None	None
*****	*****	North Carolina	**	None	None
*****	*****	Tennessee	**	None	None
*****	*****	Tennessee	**	None	None
CPS Parking Services, S.A.	Central Parking System, Inc.	Dominican Republic	100%
CPS Parking, S.A.	Central Parking System, Inc.	Dominican Republic	100%
Central Parking System of Puerto Rico	Central Parking System, Inc.	Tennessee	100%	20	10
Central Parking System of Florida, Inc.	Central Parking System, Inc.	Tennessee	100%	20	1
*****	*****	Tennessee	**	None	None
*****	*****	Tennessee	**	None	None

Subsidiary / Joint Venture	Owner	Jurisdiction of Organization	Percentage of Interests	Number of Shares	Certificate Number
*****	*****	Tennessee	**	None	None
*****	*****	Tennessee	**	None	None
*****	*****	Tennessee	**	None	None
*****	*****	Tennessee	**	None	None
*****	*****	Tennessee	**	None	None
*****	*****	Florida	**	None	None
*****	*****	Florida	**	None	None
CPS Finance, LLC	Central Parking System, Inc.	Delaware	100%	N/A	1
Central Parking System of Virginia, Inc. (fka Diplomat Parking Corp.)	Central Parking System, Inc.	Washington, D.C.	100%	1,008	87
*****	*****	Tennessee	**	None	None
*****	*****	Tennessee	**	None	None
*****	*****	Tennessee	**	None	None
*****	*****	Tennessee	**	None	None
Central Parking System of Washington, Inc.	Central Parking System, Inc.	Tennessee	100%	20	2
Inversiones Central Parking System Limitada	Central Parking System, Inc.	Chile	100%
*****	*****	Illinois	**	None	None
*****	*****	Illinois	**	None	None
*****	*****	Tennessee	**	None	None
*****	*****	Tennessee	**	None	None
*****	*****	Tennessee	**	None	None
*****	*****	Tennessee	**	None	None
*****	*****	Tennessee	**	None	None
Kinney System, Inc.	Central Parking System, Inc.	Delaware	100%	20	4
Kinney — 9th Street, LLC	Kinney System, Inc.	Tennessee	100%	None	None
Kinney—Civic Center, Inc.	Kinney System, Inc.	New York	100%	20	10
Kinney Parking System, LLC	Kinney System, Inc.	Tennessee	100%	None	None

Subsidiary / Joint Venture	Owner	Jurisdiction of Organization	Percentage of Interests	Number of Shares	Certificate Number
Slate Parking Corp.	Kinney Parking System, LLC	New York	100%	20	11
Stop — Park Garage, LLC	Kinney Parking System, LLC	Tennessee	100%	None	None
Kinney Parking, LLC	Kinney System, Inc.	Delaware	100%	None	None
Kinney System Eastside Parking, Inc.(1)	Kinney System, Inc.	New York	100%	20	10
Central Parking Purchasing, LLC (fka Kinney System Management, Inc.)	Kinney System, Inc.	Tennessee	100%	None	None
Kinney West 83rd St., Inc.	Kinney System, Inc.	New York	100%	20	10
USA Parking System of Puerto Rico, Inc. (fka Marlin of PR, Inc.)	USA Parking System, Inc. (f/k/a Marlin, Inc.)	Puerto Rico	100%	20	2
USA Parking System of the Bahamas, Inc.	USA Parking System, Inc. (f/k/a Marlin, Inc.)	Bahamas	100%
*****	*****	Florida	**	None	None
*****	*****	Florida	**	None	None
*****	*****	Florida	**	None	None
*****	*****	Florida	**	None	None
*****	*****	Florida	**	None	None
*****	*****	Florida	**	None	None
*****	*****	Florida	**	None	None
*****	*****	Florida	**	None	None
*****	*****	Florida	**	None	None
*****	*****	Florida	**	None	None
*****	*****	Florida	**	None	None
Central Parking System Hellas,	Central Parking Corporation	Greece	100%

(1)  Inactive due to dissolution by proclamation and annulment of authority by the NY Department of State on March 29, 2000.

Subsidiary / Joint Venture	Owner	Jurisdiction of Organization	Percentage of Interests	Number of Shares	Certificate Number
M.P.E.
CPC PropCo, LLC	Allright Corporation	Delaware	**	None	None
CPC PropCo, LLC	Central Parking System Realty of New York, Inc.	Delaware	**	None	None
CPC PropCo, LLC	*****	Delaware	**	None	None
CPC PropCo, LLC	*****	Delaware	**	None	None
CPC PropCo, LLC	*****	Delaware	**	None	None
CPC PropCo, LLC	*****	Delaware	**	None	None
CPC PropCo, LLC	Kinney System, Inc.	Delaware	**	None	None
CPC MB, LLC	CPC PropCo, LLC	Delaware	100%	None	1
CPC Realty, LLC	CPC MB, LLC	Delaware	100%	None	1
CPC NY 138 East 50th Realty, LLC	CPC MB, LLC	Delaware	99.9%	N/A	1
CPC NY 138 East 50th Realty, LLC	CPC NY 138 East 50th MB, Inc.	Delaware	0.1%	N/A	2
CPC NY 138 East 50th MB, Inc.	CPC PropCo, LLC	Delaware	100%	1,000	1
CPC NY 332 West 44th Realty, LLC	CPC MB, LLC	Delaware	99.9%	N/A	1
CPC NY 332 West 44th Realty, LLC	CPC NY 332 West 44th MB, Inc.	Delaware	0.1%	N/A	2
CPC NY 332 West 44th MB, Inc.	CPC PropCo, LLC	Delaware	100%	1,000	1
CPC NY 429 West 36th Realty, LLC	CPC MB, LLC	Delaware	99.9%	N/A	1
CPC NY 429 West 36th	CPC NY 429 West 36th MB,	Delaware	0.1%	N/A	2

Subsidiary / Joint Venture	Owner	Jurisdiction of Organization	Percentage of Interests	Number of Shares	Certificate Number
Realty, LLC	Inc.
CPC NY 429 West 36th MB, Inc.	CPC PropCo, LLC	Delaware	100%	1,000	1
CPC NY 12 West 48th Realty, LLC	CPC MB, LLC	Delaware	99.9%	N/A	1
CPC NY 12 West 48th Realty, LLC	CPC NY 12 West 48th MB, Inc.	Delaware	0.1%	N/A	2
CPC NY 12 West 48th MB, Inc.	CPC PropCo, LLC	Delaware	100%	1,000	1
CPC NY 155 West 48th Realty, LLC	CPC MB, LLC	Delaware	99.9%	N/A	1
CPC NY 155 West 48th Realty, LLC	CPC NY 155 West 48th MB, Inc.	Delaware	0.1%	N/A	2
CPC NY 155 West 48th MB, Inc.	CPC PropCo, LLC	Delaware	100%	1,000	1
CPC NY 135 East 47th Realty, LLC	CPC MB, LLC	Delaware	99.9%	N/A	1
CPC NY 135 East 47th Realty, LLC	CPC NY 135 East 47th MB, Inc.	Delaware	0.1%	N/A	2
CPC NY 135 East 47th MB, Inc.	CPC PropCo, LLC	Delaware	100%	1,000	1
CPC NY 125 West 58th MB, Inc.	CPC PropCo, LLC	Delaware	100%	1,000	1
CPC NY 445 East 63rd MB, Inc.	CPC PropCo, LLC	Delaware	100%	1,000	1
CPC NY 301 East 69th MB, Inc.	CPC PropCo, LLC	Delaware	100%	1,000	1
CPC NY 222 Riverside MB, Inc.	CPC PropCo, LLC	Delaware	100%	1,000	1

Subsidiary / Joint Venture	Owner	Jurisdiction of Organization	Percentage of Interests	Number of Shares	Certificate Number
CPC NY 58 Mortimer MB, Inc.	CPC PropCo, LLC	Delaware	100%	1,000	1
CPC NY 61 East Avenue MB, Inc.	CPC PropCo, LLC	Delaware	100%	1,000	1
*****	*****	California	**	None	None
*****	*****	California	**	None	None
*****	*****	California	**	None	None
*****	*****	California	**	None	None
*****	*****	California	**	None	None
*****	*****	California	**	None	None
*****	*****	California	**	None	None

SCHEDULE 9.20

Labor Matters

***** Agreement between SP Plus Corporation and *****, dated April 1, 2015.

***** Agreement between SP Plus Corporation and *****, dated July 1, 2014.

***** Agreement between SP Plus Corporation (Transportation Division) and *****, dated September 1, 2012.

***** Agreement between Standard Parking Corporation and *****, dated October 1, 2013.

***** Agreement between SP Plus Corporation and *****, dated October 1, 2014.

***** Agreement between SP Plus Corporation and *****, dated November 1, 2009.

***** Agreement between SP Plus Corporation and ***** dated December 1, 2014.

***** Agreement between SP Plus Corporation and ***** dated October 16, 2014.

***** Agreement between SP Plus Corporation and *****, dated February 1, 2011.

***** Agreement between Standard Parking of *****, Ltd. and *****, dated January 1, 2012.

***** Agreement between SP Plus Corporation and *****, dated August 1, 2011.

***** Agreement between SP Plus Corporation and *****, dated February 1, 2013.

***** Agreement between Metropolitan Parking Association, Inc. and *****, dated March 6, 2009.

***** Agreement between SP Plus Corporation and *****, dated June 1, 2014.

***** Agreement between SP Plus Corporation and *****, dated December 4, 2012.

***** Agreement between SP Plus Corporation and ***** dated September 1, 2012.

***** Agreement between SP Plus Corporation, *****, and ***** dated May 1, 2010.

***** Agreement between Standard Parking Corporation and *****, ratified May 1, 2014.

***** Agreement between ***** and ***** dated April 16, 2010.

***** Agreement between SP Plus Corporation and *****, dated May 1, 2011.

***** Agreement between Standard Parking ***** and *****, dated January 1, 2011.

***** Agreement between SP Plus Corporation and *****, dated May 15, 2007.

***** Agreement between SP Plus Corporation and *****, dated March 1, 2010.

***** Agreement between ***** and *****, dated December 1, 2012.

***** Agreement between *****, SP Plus Corporation, *****, Central Parking Systems and *****, dated June 1, 2012.

***** Agreement between Standard Parking and *****, dated November 1, 2011.

***** Agreement between Standard Parking Corporation and *****, dated September 1, 2012.

***** Agreement between SP Plus Corporation and *****, dated December 1, 2011.

*****Agreement between Standard Parking and *****, dated July 1, 2013.

***** Agreement between SP Plus Corporation and ***** dated February 1, 2012.

***** Agreement between Standard Parking and ***** dated March 1, 2011.

***** Agreement between ***** and ***** dated June 1, 2009.

***** Agreement between SP Plus Corporation, ***** and *****, dated July 1, 2010.

***** Agreement between SP Plus Corporation, ***** and *****, dated June 1, 2012.

*****Agreement between SP Plus Corporation, ***** and *****, dated July 1, 2010.

*****Agreement between Parking Company of America and *****, dated May 20, 2009.

*****Agreement between Central Parking System and *****, dated October 1, 2013

*****Agreement between ***** and Allright New York Parking (**), dated February 1, 2009

*****Agreement between ***** and Allright New York Parking (**), dated February 1, 2012

*****Agreement between ***** and *****, dated March 6, 2009

*****Agreement between Central Parking/DBA/National Garages, Inc. for *****, dated July 1, 2011

*****Agreement between National Garages for *****, dated February 1, 2013

***** Agreement between *****, Central Parking (**) and *****, dated October 1, 2013

***** Agreement between Central Parking System and *****, dated January 1, 2014

***** Agreement between Central Parking System of **, Inc. and *****, dated March 1, 2013

***** Agreement between ***** and Central Parking, dated March 1, 2014

***** Agreement between National Garages, Inc (d/b/a Central Parking System) and *****, dated January 1, 2012.

***** Agreement between Central Parking Systems and *****, dated March 1, 2010

***** Agreement between *****, dated December 1, 2013

***** Agreement between Central Parking System, Inc. and *****, dated January 3, 2015

***** Agreement between Central Parking System, Inc./** and *****, dated December 1, 2008

***** Agreement between *****, SP Plus Corporation, *****, ***** and *****, dated June 1, 2012

***** Agreement between Kinney Systems, Inc. and *****, dated November 1, 2011

***** Agreement between Central Parking Systems and *****, dated November 1, 2011

***** Agreement between ***** and *****, dated May 1, 2014

***** Agreement between Central Parking System, Inc. and *****, dated June 1, 2009

***** Agreement between ***** (**) and *****, dated as of February 16, 2012, effective May 1, 2011

***** Agreement between ***** and *****, effective July 1, 2014

***** Agreement between Central Parking (**) Parking Lots and *****, dated June 1, 2014

***** Agreement between ***** and *****, effective July 1, 2011

***** Agreement between Central Parking System of ***** and *****, dated July 1, 2013

***** Agreement between Central Parking Systems and *****, dated June 1, 2012

***** Agreement between Central Parking System of ** and *****, dated May 1, 2012

***** Agreement between Central Parking System of **, Inc. and *****, effective July 1, 2014

***** Agreement between Central Parking Systems at ***** and *****, dated January 1, 2013

***** Agreement between Central Parking System of **, Inc. and *****, dated as of June 15, 2014

***** Agreement between Central Parking System Parking Facilities in ***** and *****, dated October 1, 2005, and extended through December 31, 2013

***** Agreement between Central Parking System of **, Inc. and *****, dated March 1, 2013

***** Agreement between ***** and Central Parking System, Inc./ ***** (**), dated April 1, 2010

***** Agreement between Central Parking System of **, Inc. and *****, dated May 31, 2009.

***** Agreement between Central Parking System of **, Inc. and *****, dated November 1, 2009

***** Agreement between Central Parking System of **, Inc. and *****, dated April 1, 2011

***** Agreement between Central Parking System of **., Inc. and *****, dated November 1, 2013

*****Agreement between Central Parking System of **, Inc. *****, dated June 1, 2009

***** Agreement between Central Parking System of **, Inc. and ***** January 1, 2010

***** Agreement between Central Parking System of **, Inc. and *****, dated October 1, 2013

***** Agreement between Central Parking System, Inc., *****at ***** and *****, dated July 1, 2014

***** Agreement between Central Parking System of ** and ***** dated August 5, 2014.

SCHEDULE 11.1

Debt Existing on the Restatement Date

Earnout payments in an approximate aggregate amount of $1,200,000 pursuant to that certain Asset Purchase Agreement dated as of September 10, 2010, by and among *****, ***** and Central Parking Corporation.

Earnout payments in an amount to be determined based off EBITDA performance pursuant to that certain Employment and Consulting Agreement dated as of October 1, 2011, between William H. Bodenhamer, Jr. and Central Parking Corporation.  As of the Restatement Date, there are no earnouts due and owing.

Debt incurred pursuant to that Financing Lease for the property located at ***** in an aggregate amount of approximately $282,000

Debt existing in connection with the Capital Leases listed on Schedule 11.2 in an approximate aggregate amount of $698,559.

Debt incurred in connection with an acquisition related Promissory Note from SP Plus Corporation to *****, as seller, in an approximate amount of $969,155.

Debt incurred in connection with the six year earnout related to the acquisition of ***** in the approximate annual amount of $233,333.33 ($1,400,000 total).

Debt incurred in connection with the ten year earnout related to the acquisition of ***** in the approximate annual amount of $12,500 ($125,000 total).

Debt incurred in connection with the earnout related to the acquisition of ***** with an approximate amount of $200,886.98.

Debt incurred in connection with the earnout related to the acquisition of ***** in July 2009 with an accrued liability at June 30, 2012 of $2,062,747.

Debt incurred in connection with the earnout related to the acquisition of ***** in December 2010 with an accrued liability at June 30, 2012 of $1,863,673.

SCHEDULE 11.2

Liens Existing on the Restatement Date

1.              Liens relating to the following Capital Leases:

Debtor	Secured Party	Jurisdiction of Filing	Filing Number and Date	Assets Subject to Lien
SP Plus Corporation	Wells Fargo Financial Leasing, Inc.	SOS Delaware	20100007603 01/04/2010	Specific Equipment
Standard Parking Corporation IL	Bank of America Leasing & Capital, LLC	SOS Delaware	20102312613 07/01/2010	Specific Equipment
Standard Parking Corporation IL	Bank of America Leasing & Capital, LLC	SOS Delaware	20102658882 07/30/2010	Specific Equipment
Standard Parking Corporation IL	Bank of America Leasing & Capital, LLC	SOS Delaware	20103787185 10/28/2010	Specific Equipment
Standard Parking Corporation IL	Bank of America Leasing & Capital, LLC	SOS Delaware	20111848129 05/17/2011	Specific Equipment
Standard Parking Corporation IL	Bank of America Leasing & Capital, LLC	SOS Delaware	20113972562 10/14/2011	Specific Equipment
Standard Parking Corporation IL	Bank of America Leasing & Capital, LLC	SOS Delaware	20114511229 11/23/2011	Specific Equipment
Standard Parking Corporation IL	PNC Equipment Finance, LLC	SOS Delaware	20123813591 10/3/2012	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	43568237 12/17/2004	Specific Equipment
Standard Parking Corporation	Comdoc, Inc.	SOS Delaware	53587582 11/18/2005	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	62562403 07/25/2006	Specific Equipment
Standard Parking Corporation	U.S. Bancorp Equipment Finance, Inc.	SOS Delaware	64568036 12/28/2006	Specific Equipment
Standard Parking Corporation	U.S. Bancorp Equipment Finance, Inc.	SOS Delaware	20083426762 10/09/2008	Specific Equipment
SP Plus Corporation	U.S. Bancorp Equipment Finance, Inc.	SOS Delaware	20091787578 06/05/2009	Specific Equipment

Debtor	Secured Party	Jurisdiction of Filing	Filing Number and Date	Assets Subject to Lien
SP Plus Corporation	U.S. Bancorp Equipment Finance, Inc.	SOS Delaware	20092209051 07/09/2009	Specific Equipment
SP Plus Corporation	U.S. Bancorp Equipment Finance, Inc.	SOS Delaware	20092554381 08/10/2009	Specific Equipment
Standard Parking Corporation	U.S. Bancorp Equipment Finance, Inc.	SOS Delaware	20093789861 11/25/2009	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20094055643 12/18/2009	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20094056062 12/18/2009	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20094121924 12/23/2009	Specific Equipment
SP Plus Corporation	Wells Fargo Financial Leasing, Inc.	SOS Delaware	20100007603 01/04/2010	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20100210058 01/21/2010	Specific Equipment
SP Plus Corporation	U.S. Bancorp Equipment Finance, Inc.	SOS Delaware	20100397210 02/04/2010	Specific Equipment
Standard Parking Corporation	U.S. Bancorp Equipment Finance, Inc	SOS Delaware	20101886187 05/28/2010	Specific Equipment
Standard Parking Corporation	U.S. Bancorp Equipment Finance, Inc	SOS Delaware	20101886195 05/28/2010	Specific Equipment
SP Plus Corporation	U.S. Bancorp Equipment Finance, Inc	SOS Delaware	20101886203 05/28/2010	Specific Equipment
SP Plus Corporation	U.S. Bancorp Equipment Finance, Inc	SOS Delaware	20101886229 05/28/2010	Specific Equipment
Standard Parking Corporation	HERC Exchange, LLC	SOS Delaware	20102498255 07/19/2010	Specific Equipment
SP Plus Corporation	U.S. Bancorp Equipment Finance, Inc	SOS Delaware	20110710619 02/25/2011	Specific Equipment
SP Plus Corporation	U.S. Bancorp Equipment Finance, Inc	SOS Delaware	20111426504 04/15/2011	Specific Equipment
SP Plus	Key Equipment	SOS Delaware	20112278706	Specific Equipment

Debtor	Secured Party	Jurisdiction of Filing	Filing Number and Date	Assets Subject to Lien
Corporation	Finance Inc.		06/15/2011
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20112973900 08/02/2011	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20112974148 08/02/2011	Specific Equipment
SP Plus Corporation	U.S. Bancorp Equipment Finance, Inc	SOS Delaware	20114369099 11/14/2011	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20114559798 11/30/2011	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20114561174 11/30/2011	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20114950245 12/23/2011	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20120878290 03/07/2012	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20120878308 03/07/2012	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20122944512 07/31/2012	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20122944801 07/31/2012	Specific Equipment
SP Plus Corporation	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	SOS Delaware	20124164986 10/29/2012	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20130711383 2/22/2013	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20130711755 2/22/2013	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20130765157 2/27/2013	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20131091280 3/21/2013	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20131797811 5/10/2013	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20133752947 9/26/2013	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20133753101 9/26/2013	Specific Equipment
SP Plus Corporation	U.S. Bank Equipment	SOS Delaware	20134410958 11/8/2013	Specific Equipment

Debtor	Secured Party	Jurisdiction of Filing	Filing Number and Date	Assets Subject to Lien
Finance, a Division of U.S. Bank National Association
SP Plus Corporation	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	SOS Delaware	20134411055 11/8/2013	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20134508553 11/15/2013	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20134623287 11/22/2013	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20134667573 11/26/2013	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20135092300 12/23/2013	Specific Equipment
SP Plus Corporation	Key Equipment Finance Inc.	SOS Delaware	20135092896 12/23/2013	Specific Equipment
SP Plus Corporation	KeyBank NA	SOS Delaware	20141232685 3/30/2014	Specific Equipment
SP Plus Corporation	KeyBank NA	SOS Delaware	20141232693 3/30/2014	Specific Equipment
SP Plus Corporation	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	SOS Delaware	20141408426 4/9/2014	Specific Equipment
SP Plus Corporation	Key Equipment Finance, a Division of KeyBank NA	SOS Delaware	20142017580 5/22/2014	Specific Equipment
SP Plus Corporation	Key Equipment Finance, a Division of KeyBank NA	SOS Delaware	20142017937 5/22/2014	Specific Equipment
SP Plus Corporation	Key Equipment Finance, a Division of KeyBank NA	SOS Delaware	20142018109 5/22/2014	Specific Equipment
SP Plus Corporation	Key Equipment Finance, a	SOS Delaware	20142018331 5/22/2014	Specific Equipment

Debtor	Secured Party	Jurisdiction of Filing	Filing Number and Date	Assets Subject to Lien
Division of KeyBank NA
SP Plus Corporation	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	SOS Delaware	20142371862 6/17/2014	Specific Equipment
SP Plus Corporation	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	SOS Delaware	20142741890 7/10/2014	Specific Equipment
SP Plus Corporation	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	SOS Delaware	20142939734 7/23/2014	Specific Equipment
SP Plus Corporation	Key Equipment Finance, a Division of KeyBank NA	SOS Delaware	20143321270 8/19/2014	Specific Equipment
SP Plus Corporation	Key Equipment Finance, a Division of KeyBank NA	SOS Delaware	20143598620 9/9/2014	Specific Equipment
SP Plus Corporation	Key Equipment Finance, a Division of KeyBank NA	SOS Delaware	20143806379 9/23/2014	Specific Equipment
SP Plus Corporation	Key Equipment Finance, a Division of KeyBank NA	SOS Delaware	20145112339 12/16/2014	Specific Equipment
SP Plus Corporation	Key Equipment Finance, a Division of KeyBank NA	SOS Delaware	20145161542 12/18/2014	Specific Equipment
SP Plus Corporation	Key Equipment Finance, a Division of KeyBank NA	SOS Delaware	20145164652 12/18/2014	Specific Equipment

Debtor	Secured Party	Jurisdiction of Filing	Filing Number and Date	Assets Subject to Lien
SP Plus Corporation	Key Equipment Finance, a Division of KeyBank NA	SOS Delaware	20145177555 12/19/2014	Specific Equipment
SP Plus Corporation	Key Equipment Finance, a Division of KeyBank NA	SOS Delaware	20145235569 12/23/2014	Specific Equipment
SP Plus Corporation	Key Equipment Finance, a Division of KeyBank NA	SOS Delaware	20145235692 12/23/2014	Specific Equipment
SP Plus Corporation	Key Equipment Finance, a Division of KeyBank NA	SOS Delaware	20145235700 12/23/2014	Specific Equipment
SP Plus Corporation	Key Equipment Finance, a Division of KeyBank NA	SOS Delaware	20145235924 12/23/2014	Specific Equipment
SP Plus Corporation	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	SOS Delaware	20145292040 12/30/2014	Specific Equipment
SP Plus Corporation	Key Equipment Finance, a Division of KeyBank NA	SOS Delaware	20150148592 1/13/2015	Specific Equipment
Standard Parking Corporation	BankFinancial, F.S.B.	SOS Delaware	20125068525 12/27/2012	Specific Equipment
Standard Parking Corporation	BankFinancial, F.S.B.	SOS Delaware	201230537903 2/8/2013	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	110-023895 5/28/10	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	110-028591 6/29/10	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	110-028592 6/29/10	Specific Equipment
Central Parking Corporation	First Financial Corporate	SOS Tennessee	110-037133 8/30/10	Specific Equipment

Debtor	Secured Party	Jurisdiction of Filing	Filing Number and Date	Assets Subject to Lien
Services, Inc.
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	111-015260 2/16/11	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	111-015261 2/16/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	111-015262 2/16/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	111-021127 4/21/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Leasing, LLC	SOS Tennessee	111-026276 5/20/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Leasing, LLC	SOS Tennessee	111-026277 5/20/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	111-026278 5/20/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Leasing, LLC	SOS Tennessee	111-037300 7/29/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	111-040403 8/16/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	111-042978 10/31/11	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	111-042979 10/31/11	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	111-042980 10/31/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	111-043172 11/01/11	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	112-202956 1/24/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	112-203522 1/26/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	112-203528 1/26/12	Specific Equipment
Central Parking Corporation	CIT Finance LLC	SOS Tennessee	112-203529 1/26/12	Specific Equipment

Debtor	Secured Party	Jurisdiction of Filing	Filing Number and Date	Assets Subject to Lien
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	112-218839 6/08/12	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	112-218882 6/08/12	Specific Equipment
Central Parking Corporation	Somerset Capital Group, LTD	SOS Tennessee	207-056413 3/23/07	Specific Equipment
Central Parking Corporation	FFCSI Fund III, LLC	SOS Tennessee	209-004686 1/27/09	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	209-007493 2/11/09	Specific Equipment
Central Parking Corporation	FFCSI Fund III, LLC	SOS Tennessee	209-009113 2/19/09	Specific Equipment
Central Parking Corporation	FFCSI Fund I Corp.	SOS Tennessee	209-009115 2/19/09	Specific Equipment
Central Parking Corporation	FFCSI Fund III, LLC	SOS Tennessee	209-009116 2/19/09	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	209-009117 2/19/09	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	209-009119 2/19/09	Specific Equipment
Central Parking Corporation	FFCSI Fund III, LLC	SOS Tennessee	209-017714 4/1/09	Specific Equipment
Central Parking Corporation	FFCSI Fund III, LLC	SOS Tennessee	209-017715 4/1/09	Specific Equipment
Central Parking Corporation	FFCSI Fund III, LLC	SOS Tennessee	209-017716 4/1/09	Specific Equipment
Central Parking Corporation	Neva Capital, LLC	SOS Tennessee	209-054499 11/3/09	Specific Equipment
Central Parking Corporation	FFCSI Fund IV, LLC	SOS Tennessee	209-056398 11/13/09	Specific Equipment
Central Parking Corporation	FFCSI Fund IV, LLC	SOS Tennessee	210-006305 1/11/10	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	210-014391 3/1/10	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	210-014392 3/1/10	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	210-033310 12/2/10	Specific Equipment

Debtor	Secured Party	Jurisdiction of Filing	Filing Number and Date	Assets Subject to Lien
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	210-033311 12/2/10	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	210-033312 12/2/10	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	210-034627 12/20/10	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	210-034628 12/20/10	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	210-034691 12/20/10	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	210-034692 12/20/10	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	210-035097 12/20/10	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	211-056971 3/10/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	211-056972 3/10/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	211-056973 3/10/11	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	211-056974 3/10/11	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	211-057721 3/15/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Leasing, LLC	SOS Tennessee	211-057722 3/15/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Leasing, LLC	SOS Tennessee	211-057723 3/15/11	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	211-069528 7/6/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	211-069529 7/6/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Leasing, LLC	SOS Tennessee	211-069530 7/6/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Leasing, LLC	SOS Tennessee	211-069531 7/6/11	Specific Equipment

Debtor	Secured Party	Jurisdiction of Filing	Filing Number and Date	Assets Subject to Lien
Central Parking Corporation	First Financial Corporate Leasing, LLC	SOS Tennessee	211-069533 7/6/11	Specific Equipment
Central Parking Corporation	CIT Finance LLC	SOS Tennessee	211-072980 8/12/11	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	211-081494 10/7/11	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	211-081495 10/7/11	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	211-081511 10/7/11	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	211-082631 10/19/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	211-085571 11/14/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Leasing, LLC	SOS Tennessee	211-087603 11/30/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	211-087604 11/30/11	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	211-087605 11/30/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	211-087614 11/30/11	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	211-090947 12/19//11	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	211-090949 12/19//11	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	212-005467 2/2/12	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	212-006932 2/8/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	212-006933 2/8/12	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	212-009087 2/29/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	212-009088 2/29/12	Specific Equipment

Debtor	Secured Party	Jurisdiction of Filing	Filing Number and Date	Assets Subject to Lien
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	212-009089 2/29/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	212-010559 3/9/12	Specific Equipment
Central Parking Corporation	CIT Finance LLC	SOS Tennessee	212-010560 3/9/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	212-010561 3/9/12	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	212-023034 5/4/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	212-023048 5/4/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	212-023049 5/4/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	212-023050 5/4/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	212-023051 5/4/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	212-023052 5/4/12	Specific Equipment
Central Parking Corporation	First Financial Corporate Leasing, LLC	SOS Tennessee	212-023053 5/4/12	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	212-024729 5/11/12	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	212-024730 5/11/12	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	212-024731 5/11/12	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	212-024732 5/11/12	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	212-047891 8/17/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	212-047892 8/17/12	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	212-047893 8/17/12	Specific Equipment

Debtor	Secured Party	Jurisdiction of Filing	Filing Number and Date	Assets Subject to Lien
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	212-047894 8/17/12	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	212-047896 8/17/12	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	212-047897 8/17/12	Specific Equipment
Central Parking Corporation	FFCSI Fund III, LLC	SOS Tennessee	309-004006 1/27/09	Specific Equipment
Central Parking Corporation	FFCSI Fund I Corp.	SOS Tennessee	309-004827 1/30/09	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	309-004828 1/30/09	Specific Equipment
Central Parking Corporation	FFCSI Fund III, LLC	SOS Tennessee	309-006352 2/11/09	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	309-006353 2/11/09	Specific Equipment
Central Parking Corporation	FFCSI Fund III, LLC	SOS Tennessee	309-049368 9/10/09	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	309-049728 9/11/09	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	309-050909 9/16/09	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	309-050933 9/16/09	Specific Equipment
Central Parking Corporation	FFCSI Fund III, LLC	SOS Tennessee	309-059899 11/2/09	Specific Equipment
Central Parking Corporation	FFCSI Fund IV, LLC	SOS Tennessee	309-061746 11/13/09	Specific Equipment
Central Parking Corporation	FFCSI Fund IV, LLC	SOS Tennessee	309-061747 11/13/09	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	310-004693 1/25/10	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	310-008124 2/11/10	Specific Equipment

Debtor	Secured Party	Jurisdiction of Filing	Filing Number and Date	Assets Subject to Lien
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	310-008125 2/11/10	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	310-011346 3/1/10	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	310-015649 3/18/10	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	310-015650 3/18/10	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	310-018027 3/30/10	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	310-015650 3/18/10	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	310-027163 5/10/10	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	310-027164 5/10/10	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	310-027165 5/10/10	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	310-027166 5/10/10	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	310-027167 5/10/10	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	310-027168 5/10/10	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	310-029016 5/18/10	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	310-029018 5/18/10	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	310-048092 8/16/10	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	310-048093 8/16/10	Specific Equipment

Debtor	Secured Party	Jurisdiction of Filing	Filing Number and Date	Assets Subject to Lien
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	310-060266 10/12/10	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	310-060267 10/12/10	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	310-065579 11/10/10	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	310-065580 11/10/10	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	310-065581 11/10/10	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	310-072172 12/13/10	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	311-026795 4/28/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Leasing, LLC	SOS Tennessee	311-036014 6/15/11	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	311-036020 6/15/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	311-048957 8/17/11	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	311-053809 9/8/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	311-056131 9/20/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	311-056161 9/20/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	311-064625 10/21/11	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	311-066594 11/2/11	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	311-066813 11/3/11	Specific Equipment
Central Parking Corporation	CIT Finance LLC	SOS Tennessee	311-069186 11/16/11	Specific Equipment
Central Parking Corporation	CIT Finance LLC	SOS Tennessee	312-302006 1/11/12	Specific Equipment
Central Parking	First Financial	SOS Tennessee	312-302007	Specific Equipment

Debtor	Secured Party	Jurisdiction of Filing	Filing Number and Date	Assets Subject to Lien
Corporation	Corporate Services, Inc.		1/11/12
Central Parking Corporation	First Financial Corporate Leasing, LLC	SOS Tennessee	312-302008 1/11/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	312-302546 1/13/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	312-303880 1/26/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	312-303882 1/26/12	Specific Equipment
Central Parking Corporation	CIT Finance LLC	SOS Tennessee	312-306360 2/16/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	312-306364 2/16/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	312-306365 2/16/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	312-306366 2/16/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	312-307087 2/21/12	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	312-307095 2/21/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	312-307096 2/21/12	Specific Equipment
Central Parking Corporation	CIT Finance LLC	SOS Tennessee	312-308835 2/28/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	312-308836 2/28/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	312-308837 2/28/12	Specific Equipment
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	312-309564 3/1/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	312-317340 4/9/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	312-317341 4/9/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	312-317342 4/9/12	Specific Equipment
Central Parking Corporation	First Financial Corporate Leasing, LLC	SOS Tennessee	312-317343 4/9/12	Specific Equipment

Debtor	Secured Party	Jurisdiction of Filing	Filing Number and Date	Assets Subject to Lien
Central Parking Corporation	First Financial Corporate Services, Inc.	SOS Tennessee	312-317344 4/9/12	Specific Equipment
Central Parking Corporation	First Financial Corporate Leasing, LLC	SOS Tennessee	312-317346 4/9/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	312-324692 5/21/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	410-072579 12/14/12	Specific Equipment
Central Parking Corporation	BankFinancial, F.S.B.	SOS Tennessee	410-072580 12/14/12	Specific Equipment
Central Parking System of Nebraska Inc.	US Bancorp	SOS Nebraska	9808417248-8 9/17/08	Specific Equipment
Central Parking System of New York, Inc.	Park Plus, Inc.	SOS Tennessee	111-027581 6/1/11	Specific Equipment
Central Parking System of New York, Inc.	Park Plus, Inc.	SOS Tennessee	111-027582 6/1/11	Specific Equipment
Central Parking System of New York, Inc.	Park Plus, Inc.	SOS Tennessee	111-027583 6/1/11	Specific Equipment
Central Parking System of New York, Inc.	Park Plus, Inc.	SOS Tennessee	111-027584 6/1/11	Specific Equipment
Central Parking System of New York, Inc.	Park Plus, Inc.	SOS Tennessee	111-027585 6/1/11	Specific Equipment
Central Parking System of New York, Inc.	Park Plus, Inc.	SOS Tennessee	111-027586 6/1/11	Specific Equipment
Central Parking System of New York, Inc.	Park Plus, Inc.	SOS Tennessee	111-027587 6/1/11	Specific Equipment
Central Parking System of New York, Inc.	Park Plus, Inc.	SOS Tennessee	111-027588 6/1/11	Specific Equipment
Central Parking System of New York, Inc.	Park Plus, Inc.	SOS Tennessee	111-027589 6/1/11	Specific Equipment
Central Parking System of New	Park Plus, Inc.	SOS Tennessee	111-027590 6/1/11	Specific Equipment

Debtor	Secured Party	Jurisdiction of Filing	Filing Number and Date	Assets Subject to Lien
York, Inc.
Central Parking System of New York, Inc.	Park Plus, Inc.	SOS Tennessee	111-027591 6/1/11	Specific Equipment
Central Parking System of New York, Inc.	Park Plus, Inc.	SOS Tennessee	111-027592 6/1/11	Specific Equipment
Central Parking System of New York, Inc.	Park Plus, Inc.	SOS Tennessee	111-027593 6/1/11	Specific Equipment
Central Parking System of New York, Inc.	Park Plus, Inc.	SOS Tennessee	111-027594 6/1/11	Specific Equipment
Central Parking System of New York, Inc.	Park Plus, Inc.	SOS Tennessee	212-062460 10/03/2012	Specific Equipment
Central Parking System of New York, Inc.	Canon Financial Services	SOS Tennessee	210-030445 10/26/10	Specific Equipment
Central Parking System of New York, Inc.	Park Plus, Inc.	SOS Tennessee	211-065092 5/26/11	Specific Equipment
Central Parking System of New York, Inc.	Park Plus, Inc.	SOS Tennessee	211-065093 5/26/11	Specific Equipment
Central Parking System of New York, Inc.	Park Plus, Inc.	SOS Tennessee	212-040756 7/25/12	Specific Equipment
Central Parking System of New York, Inc.	Park Plus, Inc.	SOS Tennessee	212-040757 7/25/12	Specific Equipment
Central Parking Systems of New York, Inc.	Park Plus, Inc.	SOS Tennessee	312-339744 9/24/12	Specific Equipment
Central Parking Systems of New York, Inc.	Park Plus, Inc.	SOS Tennessee	312-339745 9/24/12	Specific Equipment
Central Parking System, Inc.	General Electric Capital Corporation	SOS Tennessee	105-023883 4/15/05	Specific Equipment
Central Parking System, Inc.	Pacific Rim Capital, Inc.; Park National Bank	SOS Tennessee	105-036494 8/30/05	Specific Equipment

Debtor	Secured Party	Jurisdiction of Filing	Filing Number and Date	Assets Subject to Lien
Central Parking System, Inc.	Pacific Rim Capital, Inc.; Park National Bank	SOS Tennessee	205-022607 7/26/05	Specific Equipment
Central Parking System, Inc.	Pacific Rim Capital, Inc.; Park National Bank	SOS Tennessee	205-026687 8/11/05	Specific Equipment
Central Parking System, Inc.	MRK Leasing, Ltd.	SOS Tennessee	209-052743 10/26/09	Specific Equipment
Central Parking Systems	Park Plus Inc.	SOS Tennessee	421-970105 8/7/14	Specific Equipment
Central Parking Systems	Park Plus Inc.	SOS Tennessee	421-970112 8/7/14	Specific Equipment
Central Parking Systems	Park Plus Inc.	SOS Tennessee	421-970126 8/7/14	Specific Equipment
Central Parking Systems	Park Plus Inc.	SOS Tennessee	421-970139 8/7/14	Specific Equipment
Central Parking Systems	Park Plus Inc.	SOS Tennessee	421-970155 8/7/14	Specific Equipment
National Garage, Incorporated	General Electric Capital Corporation	MI SOS	2003172898-6 9/11/03	Specific Equipment
Central Parking System of New York, Inc.	Canon Financial Services	SOS Tennessee	210-030445 10/26/10	Specific Equipment
Central Parking System of New York, Inc.	Park Plus, Inc.	SOS Tennessee	211-065092 5/26/11	Specific Equipment
Standard Parking Corporation	U.S. Bank National Association	SOS Delaware	0022390 4/7/00	Specific Equipment
Standard Parking Corporation	U.S. Bank National Association	SOS Delaware	50580952 2/11/05	Specific Equipment
APCOA Bradley Parking Company, LLC	U.S. Bank National Association	SOS Connecticut	0001988026 4/6/00	Specific Equipment

SCHEDULE 11.10

Investments Existing on the Restatement Date

1.              Investments consisting of the ownership of the Capital Securities listed on Schedule 9.8 as of the Restatement Date.

SCHEDULE 11.15

Management Fees

1.              Transactions permitted under Section 11.6 of the Credit Agreement.

EXHIBIT A-1

FORM OF AMENDED AND RESTATED REVOLVING NOTE

[Date]

The undersigned, for value received, promises to pay to                                            or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the aggregate unpaid amount of all Revolving Loans made to the undersigned by the Lender pursuant to the Credit Agreement referred to below.

The undersigned further promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such Revolving Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Amended and Restated Revolving Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Amended and Restated Credit Agreement, dated as of February 20, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, certain financial institutions (including the Lender) and Bank of America, N.A., as Administrative Agent.

This Amended and Restated Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Amended and Restated Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Amended and Restated Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The undersigned, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Amended and Restated Revolving Note.

This Amended and Restated Revolving Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

It is expressly understood and agreed by the undersigned that (i) the principal balance of this Amended and Restated Revolving Note includes certain Obligations hitherto evidenced by that certain Revolving Note dated October 2, 2012 (the “Existing Note”), which Existing Note is now represented by this Amended and Restated Revolving Note and which Existing Note is hereby cancelled and replaced in its entirety and has no independent force or effect, and (ii) to the extent any of such Obligations are included in the principal balance of this Amended and Restated Revolving Note, this Amended and Restated

Revolving Note (a) merely evidences such Obligations, (b) is given in substitution for, and not in payment of, the Existing Note and (c) is in no way intended, and shall not be deemed or construed, to constitute a novation of the Existing Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Revolving Note to be duly executed by its duly authorized officer as of the day and year first above written.

SP PLUS CORPORATION

By:
Name:
Title:

EXHIBIT A-2

FORM OF AMENDED AND RESTATED SWING LINE NOTE

[Date]

The undersigned, for value received, promises to pay to BANK OF AMERICA, N.A. or registered assigns (the “Swing Line Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the aggregate unpaid amount of all Swing Line Loans made to the undersigned by the Swing Line Lender pursuant to the Credit Agreement referred to below.

The undersigned further promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such Swing Line Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement.  Payments of both principal and interest are to be made in lawful money of the United States of America.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Swing Line Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Amended and Restated Swing Line Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Amended and Restated Credit Agreement, dated as of February 20, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, certain financial institutions (including the Lender) and Bank of America, N.A., as Administrative Agent.

This Amended and Restated Swing Line Note is the Swing Line Note referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Amended and Restated Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Swing Line Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by the Swing Line Lender in the ordinary course of business. The Swing Line Lender may also attach schedules to this Amended and Restated Swing Line Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

The undersigned, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Amended and Restated Swing Line Note.

This Amended and Restated Swing Line Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

It is expressly understood and agreed by the undersigned that (i) the principal balance of this Amended and Restated Swing Line Note includes certain Obligations hitherto evidenced by that certain Swing Line Note dated October 2, 2012 (the “Existing Note”), which Existing Note is now represented by this Amended and Restated Swing Line Note and which Existing Note is hereby cancelled and replaced in its entirety and has no independent force or effect, and (ii) to the extent any of such Obligations are included in the principal balance of this Amended and Restated Swing Line Note, this Amended and Restated Swing Line Note (a) merely evidences such Obligations, (b) is given in substitution for, and not in payment of, the Existing Note and (c) is in no way intended, and shall not be deemed or construed, to constitute a novation of the Existing Note.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Swing Line Note to be duly executed by its duly authorized officer as of the day and year first above written.

SP PLUS CORPORATION

By:
Name:
Title:

3

EXHIBIT A-3

FORM OF AMENDED AND RESTATED TERM NOTE

[Date]

The undersigned, for value received, promises to pay to                                            or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the aggregate unpaid amount of the Term Loan made to the undersigned by the Lender pursuant to the Credit Agreement referred to below.

The undersigned further promises to pay interest on the unpaid principal amount of the Term Loan from the date of such Term Loan until such Term Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender, at the Administrative Agent’s Office, in Dollars in immediately available funds.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (before as well as after judgment) computed at the applicable per annum rate set forth in the Credit Agreement.

This Amended and Restated Term Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Amended and Restated Credit Agreement, dated as of February 20, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, certain financial institutions (including the Lender) and Bank of America, N.A., as Administrative Agent.

This Amended and Restated Term Note is one of the Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Amended and Restated Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Amended and Restated Term Note and endorse thereon the date, amount and maturity of the Term Loan and payments with respect thereto.

The undersigned, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Amended and Restated Term Note.

This Amended and Restated Term Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

It is expressly understood and agreed by the undersigned that (i) the principal balance of this Amended and Restated Term Note includes certain Obligations hitherto evidenced by that certain Term Note dated October 2, 2012 (the “Existing Note”), which Existing Note is now represented by this Amended and Restated Term Note and which Existing Note is hereby cancelled and replaced in its entirety and has no independent force or effect, and (ii) to the extent any of such Obligations are included in the principal balance of this Amended and Restated Term Note, this Amended and Restated Term Note (a) merely evidences such Obligations, (b) is given in substitution for, and not in payment of, the Existing Note and (c) is in no way intended, and shall not be deemed or construed, to constitute a novation of the Existing Note.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Term Note to be duly executed by its duly authorized officer as of the day and year first above written.

SP PLUS CORPORATION

By:
Name:
Title:

3

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To:                             Bank of America, N.A., as Administrative Agent

Please refer to the Amended and Restated Credit Agreement, dated as of February 20, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among SP Plus Corporation (the “Company”), the Lenders and Bank of America, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

I.                                                      Reports. Enclosed herewith is a copy of the [annual audited/quarterly unaudited] report of the Company as at           ,                     (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of the Company as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II.                                                 Financial Tests. The Company hereby certifies and warrants to you that set forth on Schedule 1 hereto is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit Agreement:

III.                                            No Default. The Company further certifies to you that [no Event of Default or Unmatured Event of Default has occurred and is continuing][the following is a list of each Event of Default or Unmatured Default that has occurred and is continuing and its nature and status, including the steps, if any, being taken to cure it:]

The Company has caused this Certificate to be executed and delivered by its Senior Officer on                 , 20    .

SP PLUS CORPORATION

By:
Name:
Title:

Schedule 1

Calculations of financial ratios

See Attached.

2

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Company:	SP Plus Corporation, a Delaware corporation

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement:                                             Amended and Restated Credit Agreement, dated as of February 20, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the Company, the Lenders and Bank of America, N.A., as Administrative Agent.

6.	Assigned Interest[s]:

Assignor[s](2)	Assignee[s](3)	Facility Assigned(4)	Aggregate Amount of Commitment/ Loans for all Lenders(5)	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans(6)		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.                                  Trade Date:                       ](7)

Effective Date:                                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:

(2)  List each Assignor, as appropriate.

(3)  List each Assignee and, if available, its market entity identifier, as appropriate.

(4)  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”, “Term Loan Commitment”, etc.).

(5)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(6)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(7)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2

Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and](8) Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

[Consented to:](9)

[ ]

By:
Name:
Title:

(8)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(9)  To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, Issuing Lender) is required by the terms of the Credit Agreement.

3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                          Representations and Warranties.

1.1.                Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, (iv) it [is] [is not] a Defaulting Lender and (v) it has reviewed the list of Competitors on Schedule 1.1(a) to the Credit Agreement and the Assignee is not a Competitor; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 15.6 of the Credit Agreement (subject to such consents, if any, as may be required under Section 15.6 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 10.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) it has reviewed the list of Competitors on Schedule 1.1(a) to the Credit Agreement and it is not a Competitor and (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                          Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the

4

Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.                          General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

5

EXHIBIT D

FORM OF LOAN NOTICE

Date:                      , 20

[To:                         Bank of America, N.A., as Administrative Agent]

[To:                         Bank of America, N.A., as Swing Line Lender

Cc:                 Bank of America, N.A., as Administrative Agent]

Re:                             Amended and Restated Credit Agreement dated as of February 20, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among SP Plus Corporation (the “Company”), various financial institutions and Bank of America, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests (select one):

☐  A Borrowing of [Revolving Loans][Swing Line Loans][Term Loan]

☐  A conversion or continuation of [Revolving Loans][Term Loan]

1.                                      On                               , 20       (which is a Business Day).

2.                                      In the amount of $                    .

3.                                      Comprised of                              (Type of Loan requested).

4.                                      For LIBOR Loans: with an Interest Period of                      months.

The Company hereby represents and warrants that (a) after giving effect to any Borrowing of Revolving Loans or Swing Line Loans, (i) the Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment and (b) all of the conditions contained in Section 12.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the Borrowing, conversion or continuation requested hereby, before and after giving effect thereto.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[Signature Page Follows]

SP PLUS CORPORATION

By:
Name:
Title:

EXHIBIT E

FORM OF ADMINISTRATIVE QUESTIONNAIRE

See Attached.

ADMINISTRATIVE DETAILS REPLY FORM – (US DOLLAR ONLY) CONFIDENTIAL 1 05.2011 1. Borrower or Deal Name ___Standard Parking Corporation_______________________________________ E-mail this document with your commitment letter to: ___Charlene Wright-Jones___________________________ E-mail address of recipient: ____________charlene.wright-jones@baml.com_____________________________ 2. Legal Name of Lender of Record for Signature Page: ___________________________________________ Markit Entity Identifier (MEI) # _________________________ Fund Manager Name (if applicable) ____________________________________________________________ Legal Address from Tax Document of Lender of Record: Country __________________________________________________________________________________ Address __________________________________________________________________________________ City ________________________________ State/Province________________ Country _________________ 3. Domestic Funding Address: 4. Eurodollar Funding Address: Street Address Street Address Suite/ Mail Code Suite/ Mail Code City State City State Postal Code Country Postal Code Country 5. Credit Contact Information: Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution's compliance procedures and applicable laws, including Federal and State securities laws. Primary Credit Contact: First Name ________________________________________________________________________ Middle Name ________________________________________________________________________ Last Name ________________________________________________________________________ Title ________________________________________________________________________ Street Address ________________________________________________________________________ Suite/Mail Code ________________________________________________________________________ City ________________________________________________________________________ State ________________________________________________________________________ Postal Code ________________________________________________________________________ Country ________________________________________________________________________ Office Telephone # ________________________________________________________________________ Office Facsimile # ________________________________________________________________________ Work E-Mail Address ________________________________________________________________________ IntraLinks/SyndTrak E-Mail Address ________________________________________________________________________ Secondary Credit Contact: First Name ________________________________________________________________________ Middle Name ________________________________________________________________________ Last Name ________________________________________________________________________ Title ________________________________________________________________________ Street Address ________________________________________________________________________ Suite/Mail Code ________________________________________________________________________ City ________________________________________________________________________ State ________________________________________________________________________ Postal Code ________________________________________________________________________ Country ________________________________________________________________________ Office Telephone # ________________________________________________________________________ Office Facsimile # ________________________________________________________________________ Work E-Mail Address ________________________________________________________________________ IntraLinks/SyndTrak

ADMINISTRATIVE DETAILS REPLY FORM – (US DOLLAR ONLY) CONFIDENTIAL 2 05.2011 E-Mail Address ________________________________________________________________________ Primary Operations Contact: Secondary Operations Contact: First MI Last First MI Last ________________ Title Title Street Address Street Address Suite/ Mail Code Suite/ Mail Code City State City State Postal Code Country Postal Code Country Telephone Facsimile Telephone Facsimile E-Mail Address E-Mail Address IntraLinks/SyndTrak E-Mail IntraLinks/SyndTrak E-Mail Address Address Does Secondary Operations Contact need copy of notices? ___YES ___ NO Letter of Credit Contact: Draft Documentation Contact or Legal Counsel: First MI Last First MI Last ________________ Title Title Street Address Street Address Suite/ Mail Code Suite/ Mail Code City State City State Postal Code Country Postal Code Country Telephone Facsimile Telephone Facsimile E-Mail Address E-Mail Address 6. Lender’s Fed Wire Payment Instructions: Pay to: Bank Name ABA # City State Account # Account Name Attention 7. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable): Pay to: Bank Name ABA # City State Account # Account Name Attention Can the Lender’s Fed Wire Payment Instructions in Section 6 be used? ___YES ___ NO

ADMINISTRATIVE DETAILS REPLY FORM – (US DOLLAR ONLY) CONFIDENTIAL 3 05.2011 8. Lender’s Organizational Structure and Tax Status Please refer to the enclosed withholding tax instructions below and then complete this section accordingly: Lender Taxpayer Identification Number (TIN): - Tax Withholding Form Delivered to Bank of America (check applicable one): ___ W-9 ___ W-8BEN ___ W-8ECI W-8EXP W-8IMY Tax Contact: First MI Last ______________ Title Street Address Suite/ Mail Code City State Postal Code Country ________ Telephone Facsimile E-Mail Address NON–U.S. LENDER INSTITUTIONS 1. Corporations: If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency). A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted. 2. Flow-Through Entities If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flowthrough entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners. Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted. U.S. LENDER INSTITUTIONS: If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9. Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

Bank of America Merrill Lynch

ADMINISTRATIVE DETAILS REPLY FORM – (US DOLLAR ONLY)
CONFIDENTIAL

**9. Bank of America's Payment Instructions:**

Pay to: Bank of America, N.A.
ABA #

Acct#
Attn: Corporate Credit Services
Ref:

4 | 05.2011

ADMINISTRATIVE DETAILS REPLY FORM – (US DOLLAR ONLY) CONFIDENTIAL 4 05.2011 *Additional guidance and instructions as to where to submit this documentation can be found at this link: Tax FormTool Kit (2006) (2).doc 9. Bank of America’s Payment Instructions: Pay to: Bank of America, N.A. ABA # 026009593 Dallas, TX-Servicing Site Acct# 1292000883 Attn: Corporate Credit Services Ref: Standard Parking Corporation

EXHIBIT F

FORM OF NOTICE OF LOAN PREPAYMENT

Date:                    , 20

To:                             Bank of America, N.A., as Administrative Agent

Re:                             Amended and Restated Credit Agreement dated as of February 20, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among SP Plus Corporation (the “Company”), various financial institutions and Bank of America, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned Company hereby notifies the Administrative Agent that on                            pursuant to the terms of Section 6.2.1 of the Credit Agreement, the Company intends to prepay the following Loans as more specifically set forth below:(10)

☐                                    Voluntary prepayment of [Revolving Loans][Swing Line Loans][Term Loan] in the following amount(s):

☐                                    LIBOR Loans: $

Applicable Interest Period:

☐                                    Base Rate Loans:  $

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

SP PLUS CORPORATION

By:
Name:
Title:

(10)  Partial repayments shall be in an amount equal to $250,000 or a higher integral multiple of $50,000.

EXHIBIT G

FORM OF SECURED PARTY DESIGNATION NOTICE

To:                             Bank of America, N.A., as Administrative Agent

Re:                             Amended and Restated Credit Agreement dated as of February 20, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among SP Plus Corporation (the “Company”), various financial institutions and Bank of America, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

[Name of Bank Product Provider/Hedging Agreement Bank] (the “Secured Party”) hereby notifies you, pursuant to the terms of the Credit Agreement, that the Secured Party meets the requirements of a [Bank Product Provider] [Hedging Agreement Bank] under the terms of the Credit Agreement and is a [Bank Product Provider] [Hedging Agreement Bank] under the Credit Agreement and the other Loan Documents.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

A duly authorized officer of the undersigned has executed this notice as of the day and year set forth above.

[ ],
as a [Bank Product Provider] [Hedging Agreement Bank]

By:
Name:
Title:

EXHIBIT H

FORM OF LETTER OF CREDIT REPORT

To:                             Bank of America, N.A., as Administrative Agent

Re:                             Amended and Restated Credit Agreement dated as of February 20, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among SP Plus Corporation (the “Company”), various financial institutions and Bank of America, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Date:                , 20

The undersigned, [insert name of Issuing Lender] (the “Issuing Lender”), hereby delivers this report to the Administrative Agent, pursuant to the terms of Section 2.3.11 of the Credit Agreement.

The Issuing Lender plans to issue, amend, renew, increase or extend the follow Letter(s) of Credit on [insert date].

L/C No.	Maximum Face Amount	Current Face Amount	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

[The Issuing Lender made a payment, with respect to L/C No.               , on [insert date] in the amount of [$]                          ].

[The Borrower failed to reimburse the Issuing Lender for a payment made in the amount of [$][insert amount of such payment] pursuant to L/C No.              on [insert date of such failure], with respect to L/C No.               .]

Set forth in the table below is a description of each Letter of Credit issued by the undersigned and outstanding on the date hereof.

L/C No.	Maximum Face Amount	Current Face Amount	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[ISSUING LENDER],
as Issuing Lender

By:
Name:
Title: